As filed with the Securities and Exchange Commission on March 25, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________

Zapp Electric Vehicles Group Limited
(Exact Name of Registrant as Specified in Its Charter)

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Cayman Islands	3751	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

+66 2654 3550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies of all communications, including communications
sent to agent for service, should be sent to:

Dorothee Fischer-Appelt
Greenberg Traurig, LLP
The Shard, Level 8

32 London Bridge Street
London, England SE1 9SG

+44 20 3349 8700
________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion), dated March 25, 2024

Zapp Electric Vehicles Group Limited

Up to 28,726,713 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, by (i) YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 20,000,000 ordinary shares (the “Yorkville Ordinary Shares”) in the capital of Zapp Electric Vehicles Group Limited (the “Company”), par value $0.0001 per share (the “Ordinary Shares”), that consist of (x) Ordinary Shares that may be issued to Yorkville pursuant to that certain Standby Equity Purchase Agreement, dated as of February 10, 2024 (the “Effective Date”), entered into by and between Yorkville and the Company (the “SEPA”), either at the election of the Company following an Advance Notice (as defined below) or pursuant to an Investor Notice (as defined below) and (y) Ordinary Shares (the “Initial Commitment Shares”) that may be issued to Yorkville as consideration for its irrevocable commitment to subscribe for Ordinary Shares at our direction, from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA, (ii) Michael Joseph, a shareholder of the Company, of up to 6,272,693 (“Joseph Ordinary Shares”) that consist of (x) 2,851,224 Ordinary Shares and (y) 3,421,469 Ordinary Shares underlying certain outstanding warrants held by Mr. Joseph (“Joseph Warrants”), in each case, issued to Mr. Joseph in connection with the consummation of the Business Combination (as defined herein) and (iii) certain non-U.S. investors (the “PIPE Investors”, and together with Michael Joseph and Yorkville, the “Selling Shareholders”) of up to 2,454,020 Ordinary Shares issued to the PIPE Investors in connection with a private placement offering of Ordinary Shares (the “PIPE”) in February and March 2024.

See “Convertible Debt Issue and Committed Equity Financing” for a description of the SEPA and the Promissory Notes and “Selling Shareholders” for additional information regarding Yorkville.

Of the Joseph Warrants, 2,280,979 Joseph Warrants are immediately exercisable in whole or part, expire on May 28, 2024, and have an exercise price of $0.79 per Ordinary Share. The remaining 1,140,490 Joseph Warrants are immediately exercisable in whole or part, expire on May 28, 2024, and have an exercise price of $4.49 per Ordinary Share.

In connection with the SEPA, and subject to the condition set forth therein, Yorkville has agreed to advance to the Company in two parts the principal amount of $1,500,000 (the “Pre-Paid Advance”), which shall be evidenced by promissory notes (the “Promissory Notes”) convertible into Ordinary Shares (as converted, the “Conversion Shares”). The first part of the Pre-Paid Advance in a principal amount of $500,000 was advanced on March 20, 2024, while the second part of the Pre-Paid Advance shall be in a principal amount of $1,000,000 and advanced on the second trading day after the effectiveness of this prospectus. Each part of the Pre-Paid Advance is subject to a discount in the amount equal to 5% of the principal amount thereof netted from the purchase price due and structured as an original issue discount (the “Original Issue Discount”). The Original Issue Discount shall not reduce the principal amount of the Promissory Notes.

Principal, interest and any other payments due under the Promissory Notes shall be paid in cash on March 20, 2025, unless previously redeemed by the Company or converted by Yorkville. Except as specifically permitted by the terms of the Promissory Notes, the Company may not prepay or redeem any portion of the outstanding principal and accrued and unpaid interest thereunder. Subject to the terms set forth in the Promissory Notes, at any time on or after the issuance date, Yorkville shall be entitled to convert any portion of the outstanding principal of the Promissory Notes plus accrued and unpaid interest outstanding on such Promissory Notes (such amount, the “Conversion Amount”) into Ordinary Shares at the Conversion Price (as defined below). The number of Conversion Shares issuable

i

upon conversion of the Conversion Amount will be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The “Conversion Price” means, as of any conversion date or other date of determination and subject to adjustments set forth in the Promissory Notes, the lower of (i) with respect to each Promissory Note, 100% of the VWAP (as defined below) on the day prior to issuance of the applicable Promissory Note (or $0.2475 per Ordinary Share with respect to the Promissory Note issued in connection with the first part of the Pre-Paid Advance), or (ii) 88% of the lowest daily VWAP (as defined below) during the 10 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than $0.055 per Ordinary Share. The Conversion Price may be adjusted from time to time pursuant to the terms and conditions of the Promissory Notes.

Pursuant to the SEPA, subject to the terms and conditions set forth therein, the Company has the right, but not the obligation, to issue (each such issuance, an “Advance”) to Yorkville, and Yorkville has the obligation to subscribe for Ordinary Shares for an aggregate subscription amount of up to $10 million (the “Commitment Amount”), at any time from the Effective Date of the SEPA until February 10, 2027, unless earlier terminated pursuant to the SEPA (the “Commitment Period”), by delivering written notice to Yorkville (each, an “Advance Notice”). The Company will not have the right to require Yorkville to subscribe for any Ordinary Shares under the SEPA if a balance remains outstanding under a Promissory Note unless an Amortization Event (as defined in the Promissory Notes) has occurred and the proceeds of any Advance is applied towards repayment of a balance under a Promissory Note.

At any time during the Commitment Period and provided that a balance under a Promissory Note is outstanding, Yorkville may, by providing written notice to the Company (an “Investor Notice”), require the Company to issue and sell shares to Yorkville as set out in the relevant Investor Notice, in accordance with the terms and limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price in effect on the date of delivery of the Investor Notice and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

Otherwise, each Ordinary Share to be issued to Yorkville from time to time under the SEPA will be sold by the Company to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice (the “Pricing Period”). “Market Price” means the lowest daily volume weighted average price (“VWAP”) of the Ordinary Shares on the Nasdaq Global Market during the Pricing Period.

The SEPA does not require or entitle Yorkville to subscribe for any Ordinary Shares under the SEPA to the extent a proposed issuance, when aggregated with all other Ordinary Shares then owned by Yorkville, would result in Yorkville beneficially owning more than 4.99% of the then outstanding Ordinary Shares (the “Beneficial Ownership Cap”).

For the foregoing reasons, we may not have access to the full $10 million Commitment Amount available under the SEPA. See “Convertible Debt Issue and Committed Equity Financing” for more information regarding the SEPA.

We are not offering or selling any of our Ordinary Shares under this prospectus, and we will not receive any of the proceeds from sales of our Ordinary Shares by the Selling Shareholders. We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to sales of the Ordinary Shares registered herein. We are registering our Ordinary Shares for resale by Yorkville pursuant to the registration rights granted to Yorkville under a registration rights agreement, as described in the SEPA. See “Selling Shareholders” for more information.

As of the date of this prospectus, we are unable to estimate the actual total amount of proceeds that we may receive under the SEPA, as it will depend on a number of factors, including our ability to meet the conditions set forth in the SEPA, the timing and prices at which we issue Ordinary Shares to Yorkville, market conditions and determinations by us as to the appropriate sources of funding for the Company's operations. In addition, there can be no assurances that Mr. Joseph will exercise the Joseph Warrants and, as a result, we may not receive proceeds from such exercise.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our Ordinary Shares by Yorkville and any discounts, commissions, or concessions received by Yorkville are deemed to be underwriting discounts and commissions under the Securities Act.

Our registration of the securities covered by this prospectus does not mean that Selling Shareholders will offer or sell any of the Ordinary Shares. The Selling Shareholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information. The market price of our Ordinary Shares could decline if Yorkville, or the other Selling Shareholders, sell a significant portion of their Ordinary Shares or are perceived by the market as intending to sell. See “Risk Factors — Risks Relating to this Offering — The issuance of our Ordinary Shares to Yorkville will cause dilution to our existing shareholders, and the sale of the Ordinary Shares acquired by Yorkville, or the perception that such sales may occur, could cause the price of our Ordinary Shares to fall” and “Risk Factors — Risks Relating to this Offering — Investors who buy Ordinary Shares at different times will likely pay different prices.” If any underwriters, dealers or agents are involved in the sale of any of such securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities covered by this prospectus may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in Ordinary Shares.

Our Ordinary Shares are listed on the Nasdaq under the symbol “ZAPP.” We had 62,529,166 Ordinary Shares outstanding as of March 22, 2024. On March 22, 2024, the last reported sale price of our Ordinary Shares as reported on Nasdaq was $0.255 per Ordinary Share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated , 2024

ZAPP ELECTRIC VEHICLES GROUP LIMITED

ABOUT THIS PROSPECTUS

Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CURRENCY PRESENTATION

In this prospectus, references to “$,” “USD” and “U.S. Dollars” are to the lawful currency of the United States of America, references to “EUR” and “€” are to the single currency adopted by participating member states of the European Union relating to Economic and Monetary Union, references to “GBP” and “£” are to the lawful currency of the United Kingdom, references to “INR” are to the lawful currency of the Republic of India and references to “Thai Baht” or “THB” are to the lawful currency of the Kingdom of Thailand.

Unless otherwise specified or the context requires otherwise, all financial information for the Company provided in this prospectus is denominated in U.S. Dollars.

v

FREQUENTLY USED TERMS

Unless otherwise specified or the context otherwise requires in this prospectus:

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the terms (1) “we,” “us,” “our,” “Company,” “Zapp EV” and “our business” refer to Zapp Electric Vehicles Group Limited and, where appropriate, its subsidiaries Zapp Electric Vehicles Limited and Zapp Electric Vehicles, Inc.; (2) “Zapp UK” refers to Zapp Electric Vehicles Limited, (3) “Zapp US” refers to Zapp Electric Vehicles, Inc. and (4) “ZTH” refers to Zapp Scooters (Thailand) Company Limited, a wholly owned subsidiary of Zapp UK.
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“Business Combination” refers to the transaction consummated on April 28, 2023 pursuant to the Agreement and Plan of Merger, dated as of November 22, 2022 (the “Merger Agreement”), by and among Zapp EV, CIIG Capital Partners II, Inc. (“CIIG II”), Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales (“Zapp UK”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Zapp EV (“Merger Sub”).
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“Code of Conduct” refers to our Code of Business Conduct and Ethics available on our website at https://ir.zappev.com/.
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“Director Nomination Agreement” refers to the director nomination agreement entered into with the Founder on April 28, 2023.
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“DSDTC” refers to our Drop-Ship-Direct-To-Customer delivery process.
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“ECWVTA” refers to European Community Whole Vehicle Type Approval.
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“emerging growth company” refers to an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
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“EU” refers to the European Union.
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“EVP2W” refers to electric powered two wheel vehicle(s).
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“EXIM” refers to the Export-Import Bank of Thailand.
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“Founder” refers to Mr. Swin Chatsuwan.
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“FCPA” refers to the U.S. Foreign Corrupt Practices Act.
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“Financial statements” refers to the audited consolidated financial statements of Zapp Electric Vehicles Group Limited, including the related notes thereto, prepared in accordance with IFRS.
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“Forward Purchase Agreement(s)” and “FPA” refer to the forward purchase agreements entered into with each of ACM ARRT I LLC and CFPA Holdings LLC-Zapp RS on April 26, 2023.
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“GDPR” refers to the General Data Protection Regulation (EU) 2016/679.
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“ICE” refers to internal combustion engine.
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“ICEP2W” refers to internal combustion engine powered two wheel vehicle(s).
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“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).
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“JOBS Act” refers to the Jumpstart Our Business Startups Act, U.S.Public Law 112–106, 126 Stat. 306 (2012).
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“MSA” refers to the marketing services agreement entered into with one of our suppliers in June 2023.
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“Nasdaq” refers to The Nasdaq Stock Market LLC.
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“Ordinary Shares” and “Shares” refer to the authorized share capital of Zapp Electric Vehicles Group Limited, as issued in connection with the Business Combination and subsequently.
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“P2W” refers to powered two wheel vehicle(s).

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“P2W Market” refers to the global mobility market for P2Ws.
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“PDPA” refers to the Personal Data Protection Act B.E. 2562 (2019) published in the royal gazette of Thailand, which came into effect on June 1, 2022.
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“PFIC” refers to a passive foreign investment company, being any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such non-U.S. corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income.
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“RSUs” refers to restricted stock units.
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“SAP” refers to SPAC Advisory Partners LLC.
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“Securities Act” refers to the U.S. Securities Act of 1933, as amended; “Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended; and “SEC” refers to the U.S. Securities and Exchange Commission.
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“SEPA” refers to the standby equity purchase agreement entered into with an affiliate of Yorkville Advisors Global, LP on February 10, 2024.
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“Summit” refers to the Thai Summit Group, a conglomerate based in Thailand that is among the leading manufacturers of automotive parts and motorcycle structures and components in Asia, with which we have entered into contract manufacturing arrangements.
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“U.K. Bribery Act” refers to the U.K. Bribery Act 2010.
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“UK GDPR” refers to U.K. General Data Protection Regulation and the U.K. Data Protection Act 2018.
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“U.S. Holder” refers to a beneficial owner of our Securities that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.
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“Younited” refers to Younited SA, a company (société anonyme) organized and existing under the laws of France.
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“Zapp” as used herein may refer to Zapp EV, one or more of its subsidiaries, or the Zapp brand, as appropriate in context.
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“Zappers” refers to franchised, independent service agents.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We do not refer to any non-IFRS measures in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

Any Zapp logo and other trademarks or service marks of the Company appearing in this prospectus are the property of the Company or one of its subsidiaries or licensors. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and/or ™ symbols, but such omission from such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors in respect of these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET, INDUSTRY AND OTHER DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies, and industry publications. Such data are based on and reflect a number of assumptions and limitations, and you are cautioned not to give undue weight to data and information obtained from these sources and referenced herein. We believe such data and information are helpful in gaining an understanding of the nascent electric vehicle industry and the markets in which we plan to operate, but caution you that investment in our Company’s securities is subject to a high degree of risk and uncertainty due to a variety of factors, including those described below under the heading “Risk Factors.” These and other factors could cause results to differ materially from those expressed or implied by data and other information compiled by independent parties and referenced herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our future results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance, developments in the capital and credit markets, and the evolution of the industry and markets in which we intend to operate.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments. There can be no assurance that future developments will be those that we have anticipated. All forward-looking statements herein involve risks, uncertainties and/or potentially incorrect assumptions, which may cause our actual results and financial condition to be materially different from those expressed or implied by the forward-looking statements.

Many factors could cause our actual future results of operations and financial condition to be materially different from (and more negative than) those expressed, anticipated or implied by the forward-looking statements in this prospectus, including without limitation: (i) our ability to raise sufficient additional capital to continue to operate as a Going Concern, (ii) the effect of the public listing of our securities on our business relationships, performance, financial condition and business generally, (iii) the outcome of any legal proceedings that may be instituted against the Company or its subsidiaries, (iv) our ability to maintain the listing of our securities on Nasdaq, (v) volatility in the price of our securities due to a variety of factors, including without limitation changes in the competitive and highly regulated industry in which we plan to operate, variations in competitors’ performance and success, and changes in laws and regulations affecting our business, (vi) our ability to implement business plans, meet forecasts and other expectations, and identify opportunities, (vii) the risk of slow growth and of downturns in the nascent and highly competitive electric vehicle industry, (viii) our ability to build the Zapp brand and consumers’ recognition, acceptance and adoption of the Zapp brand, (ix) the risk that we may be unable to develop and manufacture electric vehicles of sufficient quality, on schedule and at scale, that would appeal to a large customer base, (x) the risk that we have a limited operating history, have not yet released a commercially available electric vehicle and do not have experience manufacturing or selling a commercial product at scale, (xi) the risk that we may not be able to effectively manage our growth, including our design, research, development and maintenance capabilities and (xii) other factors discussed under the heading “Risk Factors” in this prospectus.

The foregoing list of risk factors described above and set forth in the “Risk Factors” section below is not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, results of operations and financial condition. Should one or more of any such risks and/or uncertainties be adversely realized, or should any of our assumptions prove incorrect, actual results may vary in material negative respects from those expressed, anticipated or implied by the forward-looking statements herein. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation, except as required by law, to revise publicly any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks described below and in the other periodic reports we file from time to time with the SEC.

PROSPECTUS SUMMARY

This summary highlights information contained in more detail elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “the Company’s Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our historical audited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus, before deciding to invest in the Ordinary Shares.

Business Overview

Design-led electric personal urban mobility solutions

We are on a mission to revolutionize personal urban mobility through the commercial development of Zapp, a British electric vehicles brand.

Our first product, the i300 electric urban motorcycle, was designed from the ground up leveraging the advantages of electrification, and we believe the resulting new vehicle architecture provides an attractive value proposition by combining high-performance specifications typically associated with larger “step-over” motorcycles with the convenience of a “step-through” form factor more suitable for urban environments.

This design-led approach extends beyond the product itself. Zapp seeks to provide a premium experience throughout the entire customer journey. With our long-standing passion for P2W vehicles, extensive market analysis, deep understanding of the technologies behind electrification required to design high-performance “EVP2W” vehicles, and focus on effective supply chain management, our aim is to establish a new:

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category of product;
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vehicle design and architecture;
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level of vehicle performance and practicality;
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customer purchase experience;
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customer ownership experience; and
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manufacturing model in the P2W sector that is asset-light and capital efficient.

We believe key company and product differentiators position Zapp to capture market share in a rapidly growing global P2W Market, which was approximately $130 billion in 2022. In addition to underlying organic growth in the demand for P2Ws, growth in sales of EVP2Ws is expected to outpace that of ICEP2W. We believe many consumers in the P2W Market today are ready to transition to an EVP2W either by trading-up directly to a premium EVP2W from their current small capacity ICEP2W while retaining a high degree of maneuverability, or to downsize directly to an EVP2W from their larger capacity ICEP2W without compromising high-performance specifications.

Our business model is built to scale

We utilize an asset-light and capital efficient business model, enabled by our contract manufacturing partnership with Summit. Summit is a large and established automotive manufacturing company based in Southeast Asia, serving many global automobile brands. We expect that our partnership will allow us to quickly scale production capacity up to 300,000 units by 2026 without incurring significant capital expenditures.

Our exoskeleton design simplifies our manufacturing process. The i300 consists of less than 200 total component parts. Our vehicle assembly process requires only 105 steps and can produce finished vehicles in approximately 30 minutes, assuming Summit is operating at a scaled production capacity of at least 10,000 vehicles. This compares to other ICEP2W manufacturers that are estimated to require more than 2,000 components for each vehicle, which are assembled in up to 150 steps, with an estimated completion time of more than 200 minutes to convert from subassemblies.

Furthermore, we are qualified for and have already obtained a receivables financing credit line from EXIM. The receivables financing significantly lowers our working capital requirements once in production since EXIM will provide letters of credit to Summit to finance production of our vehicles, which are secured by the related customer purchase orders. We believe this capital-efficient financing structure, together with our asset-light production arrangements, positions us to achieve positive free cash flow in a shorter time frame compared to other selected EV peers.

Our core design and technology innovations enable ideal product positioning of the i300

We aim to redefine urban mobility and create a new product category with our high-performance EVP2Ws, with vehicles that combine the convenience and ease-of-use of the step-through form factor with specifications and performance attributes usually associated with step-over models.

Our proprietary exoskeleton architecture creates a brand DNA that we believe is easily identifiable by consumers. Our first product, the i300, has won nine international design awards, including the iF DESIGN AWARD, Red Dot Design Award, American Good Design® Award, German Design Award, European Product Design Award, Australian Good Design Award, Korean Good Design Award, Muse Design Award, and the A’ Design Award. Furthermore, the Z-shaped exoskeleton provides significant performance benefits by lowering the center of gravity and overall weight of the vehicle relative to many key competitors’ products.

The i300’s award-winning design is further enhanced by our use of premium motorcycle components. The i300’s product positioning and differentiation includes outstanding acceleration times of 0 to 30mph in 2.3 seconds and 0 to 50mph in 5.0 seconds as well as compact dimensions, offering greater urban agility and recognizable premium suspension and braking components. These product attributes will allow us to position ourselves as a premium British brand worldwide at a competitive price point.

Our portable battery packs eliminate reliance on dedicated charging infrastructure

Our high volumetric energy density battery packs are fully portable, rather than being merely removable, and can be fully charged via any 220/110V wall socket in less than an hour using our fast charger.

Without the need for specialized charging infrastructure or battery swapping outlets, our battery packs alleviate consumer range anxiety and address the needs of daily commuters who do not wish to rely on public or private charging infrastructure. Each battery pack weighs only 13 pounds, or 6 kilograms, making them easy to carry and charge at the office, at home or anywhere else with a standard wall socket.

Two batteries are included as standard equipment on the i300 and may be used individually or in combination. An optional third battery may also be purchased by customers and stored in the underseat storage box to further increase vehicle range.

Our premium customer experience

We believe our differentiated customer experience positions Zapp to appeal to a broader P2W consumer base due to the following factors:

Personalization: Our website offers and displays automotive levels of personalization via an online vehicle configurator, which will allow customers to select and view extensive combinations for direct ordering without having to take the desired configuration to a local dealer.

Drop-ship-direct-to-customers (DSDTC): We anticipate that our DSDTC process will create a seamless customer experience for Zapp customers, from the first time they visit our website to the moment they take delivery of their vehicle at their requested destination. Fulfillment will be handled by our Zappers (franchised delivery technicians) in our Zapp-branded delivery vans directly to the customer’s location. Zappers then follow through with easy-to-coordinate at-home vehicle maintenance throughout the period of ownership.

Omnichannel: We use a multi-pronged marketing effort to establish our brand and drive customer demand. Our marketing efforts will include digital, influencer, outdoor, live event and other forms of paid media. Our website forms the front end of our full-stack e-commerce platform. We plan to expand our fixed-price, agency-based, physical retail point-of-sale program through authorized resellers in key urban centers. We opened our first point-of-sale location in Paris, France in late 2021, but we have recently quit the premises and are planning to re-open a flagship Paris boutique at another location in the months ahead. We are at various stages of planning additional boutiques and pop-up locations globally, and we have received more than 200 reseller applications. We also plan to engage nationally and internationally recognized influencers, artists, and personalities as our online resellers to gain brand recognition through their audiences. All channels, including all resellers, will be directed to our full-stack e-commerce platform.

Order processing: Our full-stack e-commerce platform is configured to generate purchase orders, which will be distributed to Summit, EXIM, our customer relationship management team, and our consumer leasing and insurance partners. We believe this will provide for a seamless experience for consumers within our DSDTC process.

Gen-2 sustainability

We place a strong emphasis on full-cycle sustainability in every aspect of our product lifecycle, including design, manufacturing, sourcing, end of life and battery recycling. We designed the i300 to have a low component count and a simplified assembly process, thus streamlining the manufacturing process and lowering the number of assembly steps and resources required per vehicle. We source our bodywork from composites with green-to-make materials such as NONA (no-oven no autoclave) carbon fiber composite, bio-flax composite and ocean-recycled plastic. Substantially all of our components are recyclable at the end of our product’s life, including the batteries, which can be refurbished for second use.

Recent Developments

Closing of the Business Combination

On April 28, 2023, Zapp EV consummated the business combination pursuant to the Agreement and Plan of Merger, dated as of November 22, 2022 (the “Merger Agreement”), by and among CIIG II, Zapp UK and Merger Sub.

The Merger Agreement provided that the parties thereto would enter into a business combination transaction (the “Business Combination”) pursuant to which, among other things, (i) the shareholders of Zapp UK transferred their respective ordinary shares of Zapp UK to Zapp EV in exchange for ordinary shares of Zapp EV (“Ordinary Shares”, and such exchange, the “Company Exchange”); and (ii) immediately following the Company Exchange, Merger Sub merged with and into CIIG II, with CIIG II being the surviving corporation in the merger (the “Merger”), and each outstanding share of common stock of CIIG II (other than certain excluded shares) would convert into the right to receive one Zapp EV Ordinary Share.

Upon the consummation of the Business Combination: (i) the shareholders of Zapp UK transferred their respective shares of Zapp UK to Zapp EV in exchange for 41,296,259 Zapp EV Ordinary Shares pursuant to the Company Exchange, (ii) $6.1 million in aggregate principal amount of Zapp UK’s senior unsecured convertible loan notes due 2025 (the “Zapp UK Convertible Loan Notes”) were automatically redeemed at the principal amount by conversion into ordinary shares of Zapp UK, which were then transferred to Zapp EV in exchange for 871,428 Zapp EV Ordinary Shares; (iii) all Zapp UK options, whether vested or unvested, were released and cancelled by holders of Zapp UK options in exchange for 4,410,844 options to purchase Zapp EV Ordinary Shares (“Zapp EV Exchange Options”), of which 4,082,240 Zapp EV Exchange Options were fully vested upon the consummation of the Business Combination; (iv) the 6,000,000 Zapp UK warrants issued to Michael Joseph to purchase 6,000,000 ordinary shares of Zapp UK ceased to be warrants with respect to ordinary shares of Zapp UK and were assumed by Zapp EV and converted into 3,412,469 fully vested warrants to purchase Zapp EV Ordinary Shares (“Zapp EV Exchange Warrants”); (v) all shares of CIIG II Class A common stock, par value $0.0001 per share, and CIIG II Class B common stock, par value $0.0001 per share, were cancelled and automatically deemed to represent the right to receive 28,750,000 Zapp EV Ordinary Shares and 7,187,500 Zapp EV Ordinary Shares (of which 754,687 Zapp EV Ordinary Shares are unvested and subject to certain vesting conditions), respectively; and (vi) each CIIG II warrant was modified to provide that such warrant no longer entitles the holder thereof to purchase the number of shares of CIIG II’s common stock set forth therein and in substitution thereof such warrant would entitle the holder to acquire the same number of Zapp EV Ordinary Shares per warrant on the same terms (“Zapp EV Public Warrants”).

The Business Combination was consummated on April 28, 2023, whereupon Zapp UK became a direct wholly-owned subsidiary of Zapp EV, and CIIG II became a direct wholly-owned subsidiary of Zapp EV (changing its name to Zapp Electric Vehicles, Inc.). On May 1, 2023, Zapp EV Ordinary Shares and Zapp EV Public Warrants commenced trading on Nasdaq, under the symbols “ZAPP” and “ZAPPW,” respectively.

Convertible Debt Issue and Committed Equity Financing

On February 10, 2024, the Company entered into the SEPA with Yorkville, a fund managed by Yorkville Advisors Global, LP, headquartered in Mountainside, New Jersey. Under the SEPA, Yorkville shall advance to the Company in two parts the principal amount of $1,500,000, which shall be evidenced by Promissory Notes, which are convertible into Ordinary Shares (as converted, the Conversion Shares). The first part of the Pre-Paid Advance in a principal amount of $500,000 was advanced on March 20, 2024, and the second part of the Pre-Paid Advance in a principal amount of $1,000,000 is due to be advanced on the second trading day after the effectiveness of the registration statement of which this prospectus forms a part. Each part of the Pre-Paid Advance is subject to the Original Issue Discount, which will not reduce such principal amount.

Principal, interest and any other payments due under the Promissory Note issued in connection with the first part of the Pre-paid Advance shall be paid in cash on March 20, 2025, unless converted by Yorkville or earlier redeemed by the Company as permitted per the terms thereof. Subject to the terms of the Promissory Notes, at any time on or after the issuance date, Yorkville shall be entitled to convert any portion of the outstanding principal of the Promissory Notes plus accrued and unpaid interest on such outstanding principal of the Promissory Notes to, but excluding, the conversion date into Ordinary Shares at the Conversion Price. The number of Conversion Shares issuable upon conversion of the Conversion Amount will be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Conversion Price is, as of any conversion date or other date of determination and subject to adjustments set forth in the Promissory Notes, the lower of (i) with respect to each Promissory Note, 100% of the VWAP on the day prior to issuance of the applicable Promissory Note, (or $0.2475 per Ordinary Share with respect to the Promissory Note issued in connection with the first part of the Pre-Paid Advance), or (ii) 88% of the lowest daily VWAP during the ten consecutive trading days immediately preceding the conversion date or other date of determination, subject to a specified Floor Price.

The Company in its sole discretion shall have the right, but not the obligation, to redeem early (each, an “Optional Redemption”) a portion or all amounts outstanding under the Promissory Notes, provided that the Company provides Yorkville with at least three scheduled trading days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice will be irrevocable and will specify the date for the Optional Redemption (each, a “Redemption Date”), the outstanding principal of the Promissory Notes to be redeemed, and the Redemption Amount applicable to such principal. With respect to any Redemption Notice, the “Redemption Amount” will be an amount equal to the outstanding principal actually being redeemed by the Company (after giving effect to any conversions with a conversion date prior to the relevant Redemption Date) on the relevant Redemption Date, plus a premium of 12% of such principal (the “Payment Premium”), plus all accrued and unpaid interest on such principal being redeemed by the Company. In addition, if an Amortization Event (as defined in the Promissory Notes) occurs, then the Company shall be required to make monthly payments in an amount equal to the Amortization Principal Amount (as defined in the Promissory Notes), or the outstanding principal if less than such amount, plus the Payment Premium, plus all accrued and unpaid interest on the principal amount being paid.

Upon the occurrence of certain specified events of default and mandatory prepayment events, Yorkville may declare the full unpaid principal amount of the Promissory Notes, together with interest and other amounts owing in respect thereof, immediately due and payable in cash. Upon the occurrence and during the continuance of any event of default, interest will accrue on the outstanding principal balance of the Promissory Notes at a rate of 18% per annum.

Pursuant to the SEPA, subject to the terms and conditions set forth therein, the Company has the right, but not the obligation, to issue to Yorkville, and Yorkville has the obligation to subscribe for, Ordinary Shares for an aggregate subscription amount of up to $10 million, at any time from the date of the SEPA until February 10, 2027, unless earlier terminated, by delivering written notice to Yorkville. The Company will not have such right, however, for as long as a balance remains outstanding under a Promissory Note, unless an Amortization Event (as defined in the Promissory Notes) has occurred and the proceeds of any Advance is applied towards repayment of a balance under a Promissory Note.

At any time during the Commitment Period, if a balance under a Promissory Note is outstanding, Yorkville may, by providing an Investor Notice to the Company, require the Company to issue and sell shares to Yorkville as set out in the relevant Investor Notice, subject to certain limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

Otherwise, each Ordinary Share to be issued to Yorkville from time to time under the SEPA will be sold by the Company at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice. Such Market Price is defined as the lowest daily VWAP of the Ordinary Shares during a specified Pricing Period.

Subject to the SEPA, and except in respect of the issuance of the Initial Commitment Shares (as defined below) and the issuance of Conversion Shares pursuant to an Investor Notice, the Company will determine the timing and amount of any issuances of Ordinary Shares to Yorkville. Such timing and amounts will depend on a variety of factors to be assessed by us over time, including our ability to meet the conditions set forth in the SEPA, market conditions, the trading price of our Ordinary Share, and determinations by us as to the appropriate sources of funding for the Company’s operations.

The proceeds the Company will receive from time to time, and overall, pursuant to the SEPA are not precisely estimable, as the timing and amount thereof will depend on our meeting the conditions of the SEPA and the timing and prices at which we elect to issue Ordinary Shares to Yorkville. We anticipate that such proceeds will be used for general corporate purposes. See “Use of Proceeds.”

The SEPA does not require or entitle Yorkville to acquire Ordinary Shares to the extent any proposed issuance, when aggregated with all other shares then owned by Yorkville, would result in Yorkville’s beneficially owning more than 4.99% of the then-outstanding Ordinary Shares.

The Company is obliged to pay a commitment fee in an amount equal to $100,000 (the “Commitment Fee”), of which (i) $50,000 (the “Initial Commitment Fee”) will be paid through the issuance of 181,819 Ordinary Shares to Yorkville (the “Initial Commitment Shares”) and (ii) $50,000 (the “Deferred Commitment Fee”) shall be due and payable on the earlier of the 6-month anniversary of the Effective Date or the date the SEPA is terminated in accordance with its terms. If paid on the 6-month anniversary of the Effective Date, the Deferred Commitment Fee may be paid in kind by the issuance to Yorkville of such number of Ordinary Shares as is equal to the fee divided by the closing price of the Ordinary Shares as of the trading day immediately prior to such 6-month anniversary.

The SEPA contains customary representations, warranties, conditions and indemnification obligations by each party. Such representations, warranties and covenants were made as of specific dates, solely for purposes of the SEPA and the benefit of the parties, and are subject to certain important limitations.

In connection with the SEPA, the Company and Yorkville entered into a registration rights agreement dated February 10, 2024 (the “Yorkville RRA”), pursuant to which the Company is required to register for resale all of the Initial Commitment Shares, the Ordinary Shares to be issued from time to time pursuant to an Advance, and the Deferred Commitment Shares that may be issued, by filing an initial registration statement (the “Initial Registration Statement”) and additional registration statements if necessary.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and is exempt from other burdens that are otherwise generally applicable to public companies. These provisions include:

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the ability to include only two years of audited consolidated financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;
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an exemption from the auditor attestation requirement with respect to our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
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if we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation; and
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an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted that would otherwise require our independent registered public accounting firm to communicate “critical audit matters” in its report. A critical audit matter is any matter arising from the audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective or complex auditor judgment.

We may take advantage of these provisions for up to five years following the Closing of the Business Combination or, if earlier, the time that we cease to be an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the first fiscal year in which we have more than $1.235 billion in annual gross revenue, (2) the first day of the fiscal year following the first fiscal year in which, as of the last business day of our most recently completed second fiscal quarter, we have a non-affiliate market capitalization of more than $700 million, and (3) the date on which we have issued more than $1.0 billion of non-convertible debt over the previous three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Implications of Being a Foreign Private Issuer

Following the consummation of the Business Combination, we have reported under Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

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the rules under the Exchange Act requiring domestic filers to issue financial statements prepared in accordance with U.S. GAAP;
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing liability for insiders who profit from trades made within a short period of time; and
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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Foreign private issuers are also exempt from certain executive compensation disclosure rules applicable to U.S. domestic registrants. Thus, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more extensive compensation disclosure requirements applicable to public companies that are neither emerging growth companies nor foreign private issuers and will continue to be permitted to follow our home country practice on such matters.

Corporate Information

Zapp Electric Vehicles Group Limited is an exempted company incorporated with limited liability under the laws of the Cayman Islands on November 15, 2022. The Company was formed for the sole purpose of effecting the Business Combination, which was consummated on April 28, 2023. Prior to the Business Combination, the Company owned no material assets and did not operate any business. Upon closing of the Business Combination, the Company’s Ordinary Shares became listed on the Nasdaq Global Market under the symbol “ZAPP”.

“Zapp” is a registered trademark of Zapp UK in the United Kingdom and other countries. Zapp UK, a wholly-owned subsidiary of Zapp EV, was first incorporated in 2017 and unveiled the proof-of-concept of Zapp’s first product, the i300 motorcycle, in 2019.

The principal executive office of the Company is 87/1 Wireless Road, 26/F Capital Tower, All Seasons Place, Lumpini, Patumwan, Bangkok 10330, Thailand and its telephone number is +66 2654 3550.

The Company's website address is www.zappev.com. The information accessible on the Company’s website does not form a part of, and is not incorporated by reference in, this prospectus.

Risks Related to this Offering

It is not possible to predict the actual number of Ordinary Shares we will issue to Yorkville under the SEPA, or the actual gross proceeds resulting from such issuances. Further, we may not have access to the full amount of proceeds nominally available under the SEPA. In addition, there can be no assurances that Mr. Joseph will exercise the Joseph Warrants and, as a result, we may never receive proceeds from such exercise.

The issuance of our Ordinary Shares to Yorkville will cause dilution to our existing shareholders, and the sale of the Ordinary Shares acquired by Yorkville, or the perception that such sales may occur, could cause the price of our Ordinary Shares to fall.

Investors who buy Ordinary Shares at different times will likely pay different prices.

Our management team will have broad discretion over the use of the net proceeds from our sale of Ordinary Shares to Yorkville, if any, as well as any proceeds from the exercise of the Joseph Warrants, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Summary of Risks Associated with Our Industry, Business, Operations and Financial Position

Investing in our securities involves a high degree of risk. You should consider all the information contained in this prospectus before investing in our securities. These risks are discussed more fully in the section entitled “Risk Factors.” If any of these risks are adversely realized, our business, financial condition or results of operations likely would be materially affected. These risks include, but are not limited to, the following:

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We are an early-stage company with a history of losses and expect to incur significant expenses and losses for at least the near and medium term. We may not achieve or maintain profitability in the foreseeable future or at all.
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We continue to face significant liquidity constraints and require additional external sources of capital to fund our operations and for our debt service and other obligations.
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We may seek to obtain future financing through the issuance of debt or equity, and such financing may not be available on commercially reasonable terms or at all, which may have an adverse effect on our shareholders or may adversely affect our business and financial condition.
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There is uncertainty regarding our ability to continue as a going concern.
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The global P2W market is highly competitive. Specifically, the EVP2W sector is rapidly growing and our products and services are and will be subject to strong competition from a growing list of established and new competitors.
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Our business and prospects depend significantly on our ability to build the Zapp brand and consumers’ recognition, acceptance and adoption of the Zapp brand. We may not succeed in our efforts to build, maintain and strengthen the Zapp brand.
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We may experience delays in the design, manufacture, production, and launch of our vehicles, which could harm our business, financial condition, operating results and prospects.
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We may be unable to develop and manufacture vehicles of sufficient quality, on schedule and at scale, that would appeal to a large customer base.
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Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
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Our receivables financing arrangement with EXIM, which we will use to finance customer orders, is cancellable by EXIM at any time, and we may be unable to secure such financing elsewhere at similar rates or at all.
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We depend on key suppliers to deliver vehicle components according to schedules, prices, quality, and volumes that are acceptable to us. We may be unable to effectively manage these suppliers. Uncertainties in the global economy may negatively impact suppliers and other business partners, which may interrupt the supply chain and require changes to our operations. These and other factors may adversely impact business, operating results, financial condition and prospects.

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Increases in costs or disruption of supply or shortages of basic materials could harm our business.
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Engaging contract manufacturers, including Summit, to manufacture our vehicles is subject to risks, including in respect of costs and manufacturing capabilities. If we are unable to maintain a relationship with Summit to manufacture our vehicles, our manufacturing costs may be adversely affected.
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We do not yet have a distribution network and do not have experience distributing directly to consumers. If we are unable to establish or maintain relationships with resellers or other retail partners or our authorized resellers or other retail partners are unable or ineffective in establishing or maintaining relationships with customers for our vehicles, our business, operating results, financial condition and prospects may be adversely affected.
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We may face challenges in expanding our business and operations internationally and our ability to conduct business in markets may be adversely affected by legal, regulatory, political, and economic risks.
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If our vehicle owners modify our vehicles using third-party aftermarket products or otherwise, such vehicles may not operate properly, which may create negative publicity and could harm our business.
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If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry, or are subject to negative publicity, then our business, operating results, financial condition and prospects may suffer materially.
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If we fail to offer high-quality customer service covering the delivery and after-sales care of our vehicles, or fail to maintain a superior customer support experience, our business and reputation will suffer.
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Our business may suffer if our products or features contain defects or fail to perform as expected. We may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect our brand image, business, results of operations, financial condition and prospects.
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We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
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We may be involved in legal proceedings in the ordinary course of our business. If the outcomes of such proceedings are adverse to us our business, results of operations, and financial condition may be adversely affected.
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We are or may be subject to risks associated with strategic alliances or acquisitions, which could require significant management attention, disrupt the business, dilute shareholder value and adversely affect our operating results.
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Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, results of operations and financial condition.
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We have identified significant deficiencies in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.
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Unexpected termination of leases or failure to renew leases of any of our existing premises on acceptable terms or at all could materially and adversely affect our business.
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Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.
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As a result of our plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, our effective tax rate may fluctuate, our tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or we may be subject to future changes in tax law, and the impacts of such developments could adversely affect our after-tax profitability and financial results overall.

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We may grant options, RSUs and other types of awards under our equity compensation plans, which may result in increased share-based compensation expenses.
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We may be unable to complete ESG initiatives, in whole or in part, which could lessen opportunity for us to attract ESG-focused investors and partners.
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Our business, results of operations, financial condition and prospects may be adversely affected by pandemics and epidemics, natural disasters, actual or threatened war, terrorist activities, political unrest, and other outbreaks.
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We may need to defend ourselves against claims of infringement of intellectual property rights, which may be time-consuming and would cause us to incur substantial costs. We may incur significant costs and expenses in connection with protecting and enforcing our intellectual property rights, including through litigation.
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If we are unable to maintain, protect or enforce our rights in our proprietary technology, brands or other intellectual property, our competitive advantage, business, financial condition and results of operations could be harmed.
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We will depend initially on revenue generated from one model of EVP2W, the i300, and in the foreseeable future our revenue will depend on sales of a small number of EVP2W models.
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The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EVs or the imposition of new or additional regulations, including local, municipal or country-specific regulations, on EVs or components contained in our vehicles could have a material adverse effect on our business, prospects, financial condition and operating results.
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We have received written notice from Nasdaq that we are not in compliance with Nasdaq’s requirements for continued listing of our Shares and if we are unable to regain compliance with all such requirements, we could be delisted from Nasdaq, which would negatively impact our business, our ability to raise capital, and the market price of and liquidity of the market for our Shares.
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The market price and trading volume of our Ordinary Shares may be volatile and could decline significantly.
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As a “foreign private issuer” as that term is used in U.S. securities law, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.
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Because we are incorporated in the Cayman Islands, we conduct substantially all of our operations outside the U.S., and a majority of our directors and executive officers reside outside the U.S., you may face difficulties in protecting your interests and your ability to protect your rights through U.S. courts may be limited.

THE OFFERING

Ordinary shares offered by the Selling Shareholders	An aggregate of 28,726,713 Ordinary Shares.
Ordinary Shares outstanding	62,529,166 Ordinary Shares (as of March 22, 2024)
Ordinary shares issued and outstanding after giving effect to the issuance of Ordinary Shares registered hereunder	85,768,816 Ordinary Shares (based on 62,529,166 Ordinary Shares issued and outstanding as of March 22, 2024)
Use of proceeds

We will not receive any proceeds from the resale of Ordinary Shares included in this prospectus by the Selling Shareholders. However, we have received the first part of the Pre-Paid Advance from Yorkville in a principal amount of $500,000, and we expect to receive the second part of the Pre-Paid Advance in a principal amount of $1,000,000 on the second trading day after the effectiveness of this prospectus and we expect to receive proceeds from issuances of Ordinary Shares that we may elect to make to Yorkville pursuant to the SEPA, if any, from time to time in our discretion. In addition, we will receive proceeds if the Joseph Warrants are exercised.

As of the date of this prospectus, we are unable to estimate the actual total amount of proceeds that we may receive under the SEPA, as it will depend on a number of factors, including the timing and prices at which we issue ordinary shares to Yorkville, market conditions and the trading price of our ordinary shares, our ability to meet the conditions set forth in the SEPA, and determinations by us as to the appropriate sources of funding for our company and our operations.

We expect to use the net proceeds that we receive from issuances of our Ordinary Shares to Yorkville, if any, under the SEPA or pursuant to an exercise of the Joseph Warrants for general corporate purposes. See “Use of Proceeds” and “Risk Factors — Risks Relating to this Offering — Our management team will have broad discretion over the use of the net proceeds from the Pre-Paid Advance, our sale of Ordinary Shares to Yorkville, if any, and any proceeds received from the exercise of the Joseph Warrants, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.”

Dividend policy

We have never declared or paid any cash dividends and have no plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain any earnings for future operations and expansion. See the section titled “Dividend Policy.”

Market for our Ordinary Shares	Our Ordinary Shares are listed on Nasdaq under the symbol “ZAPP.”
Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a description of certain of the risks you should consider before investing in our Ordinary Shares

SUMMARY FINANCIAL DATA

Selected Consolidated Financial Information of the Company

You should read the following discussion and analysis of the Company’s financial condition and results of operations together with its consolidated financial statements and the related notes thereto and the unaudited pro forma condensed combined financial statements, each included elsewhere in this prospectus. The following discussion is based on the Company’s financial information prepared in accordance with IFRS and the interpretations of the IFRS Interpretations Committee (IFRS IC) as issued by the IASB. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to the Company’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Selected Data from the Consolidated Statement of Profit or Loss

The following table shows information derived from the Company’s consolidated statement of profit or loss for the years ended September 30, 2023 and 2022.

	For the Year Ended September 30,
($US 000's, except per share data)	2023	2022
Revenue	-	-
Cost of sales	-	-
Selling and distribution expenses	(1,425.3)	(423.1)
General and administrative expenses	(6,372.7)	(3,187.0)
Operating loss	(7,798.1)	(3,610.1)
Finance expense, net	(551.7)	(302.8)
Other (expenses) / income	(213,747.7)	335.3
Loss before tax	(222,097.5)	(3,577.6)
Income tax	-	-
Loss for the year	(222,097.5)	(3,577.6)
Earnings per share	(4.65)	(0.09)

Selected Balance Sheet Data

The following table shows information derived from the Company’s balance sheet as of September 30, 2023 and 2022.

(US$ 000's)	September 30, 2023	September 30, 2022
Assets
Cash and cash equivalents	823.2	1,963.1
Other current assets	1,827.9	306.9
Property, plant and equipment	590.8	480.7
Other non-current assets	4,099.9	1,474.7
Total assets	7,341.8	4,225.4
Liabilities and Equity
Current liabilities
Trade, other payables and current liabilities	5,653.1	1,303.2
Liabilities related to business combination	18,045.1	-
Other non-current liabilities	2,081.2	409.7
Total liabilities	25,779.4	1,713.0
Stockholders' equity	(18,437.6)	2,512.4
Total liabilities and equity	7,341.8	4,225.4

Selected Cash Flow Statement Data

The following table shows selected information derived from the Company’s consolidated statement of cash flows for the years ended September 30, 2023 and 2022.

	For the Year Ended September 30,
(US$ 000's)	2023	2022
Net cash used in operating activities	(6,505.4)	(2,802.9)
Net cash used in investing activities	(285.9)	(466.2)
Net cash from financing activities	5,648.8	5,070.0
Net (decrease) / increase in cash and cash equivalents	(1,142.5)	1,800.9
Cash and cash equivalents at October 1, 2022 and 2021	1,963.1	159.7
Effect of exchange rate fluctuations on cash held	2.6	2.5
Cash and cash equivalents at September 30, 2023 and 2022	823.2	1,963.1

Selected Data from the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss for the year ended September 30, 2023

(US$ 000's)	For the year ended September 30, 2023
Revenue	—
Cost of sales	—
Selling and distribution expenses	(1,425.3)
General and administrative expenses	(6,871.4)
Operating loss	(8,296.7)
Finance expense, net	(210.2)
Other expenses	(46,431.6)
Loss before tax	(54,938.5)
Income tax	—
Loss for the year	(54,938.5)
Basic and diluted earnings per share	(0.95)

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information set forth in this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risk factors discussed below when considering an investment in our securities and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our securities could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to this Offering

It is not possible to predict the actual number of Ordinary Shares we will issue under the SEPA to Yorkville, or the actual gross proceeds resulting from those issuances. Further, we may not have access to the full amount nominally available under the SEPA.

On February 10, 2024, we entered into the SEPA, pursuant to which Yorkville committed to (i) advance to the Company the Pre-Paid Advance in the principal amount of $1,500,000, which shall be evidenced by the Promissory Notes, which are convertible into Ordinary Shares (as converted, the Conversion Shares) and (ii) to subscribe for up to $10 million of our Ordinary Shares, (i) and (ii) being subject to certain limitations and conditions set forth in the SEPA. Such conditions may prevent us from issuing Ordinary Shares to Yorkville, but otherwise we will have discretion to issue Ordinary Shares to Yorkville from time to time in accordance with the SEPA.

Subject to the conditions of the SEPA, and save for the issuance of the Initial Commitment Shares and issuance of Conversion Shares following receipt of an Investor Notice, if any, we have the right to determine the timing and amount of any issuances of Ordinary Shares to Yorkville. Such timing and amounts will depend upon market conditions and other factors to be determined by us. We may ultimately decide to issue to Yorkville all, some or none of the Ordinary Shares that we are entitled to issue to Yorkville pursuant to the SEPA.

Because the subscription price per Ordinary Share to be paid by Yorkville for the Ordinary Shares we may elect to issue to Yorkville under the SEPA will fluctuate based on the market prices of our Ordinary Shares prior to each Advance, it is not possible for us to predict, as of the date of this prospectus and prior to any such issuances, the number of Ordinary Shares that we will issue to Yorkville under the SEPA, the subscription price per Ordinary Share that Yorkville will pay for shares so issued, or the aggregate gross proceeds that we will receive from those issuances, if any.

Moreover, although the SEPA provides that we may issue up to an aggregate of $10 million of our Ordinary Shares to Yorkville, only 20,000,000 Ordinary Shares (including the Initial Commitment Shares) are being registered for resale by Yorkville under the registration statement that includes this prospectus. If we elect to issue to Yorkville all of such 20,000,000 Ordinary Shares being registered for resale by Yorkville under this prospectus, depending on the market price of our Ordinary Shares prior to each Advance, the actual gross proceeds from the sale of all such shares may be substantially less than the $10 million available to us under the SEPA.

If it becomes necessary for us to issue to Yorkville under the SEPA more than the 20,000,000 Ordinary Shares (including the Initial Commitment Shares) being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $10 million under the SEPA, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional Ordinary Shares we wish to issue, which the SEC must declare effective before we may effect such issuance(s).

The SEPA does not obligate Yorkville to subscribe for or acquire Ordinary Shares to the extent proposed issuance, when aggregated with all other Ordinary Shares the owned by Yorkville, would result in Yorkville’s beneficially owning more than 4.99% of the then outstanding Ordinary Shares.

The issuance of our Ordinary Shares to Yorkville will cause dilution to our existing shareholders, and the sale of the Ordinary Shares acquired by Yorkville, or the perception that such sales may occur, could cause the price of our Ordinary Shares to fall.

The Company’s issuance of Ordinary Shares to Yorkville pursuant to the SEPA will increase the number of Ordinary Shares issued and outstanding, resulting in dilution of the interests of other holders of our Ordinary Shares. As and when we issue such shares, Yorkville may resell all, some, or none of them at its discretion, subject to the SEPA. Depending on a number of factors, including market liquidity and overall trading volumes, such sales by Yorkville, or the perception that such sales may occur, may cause the trading price of our Ordinary Shares on the Nasdaq to fall.

Upon a trigger event, we may be required to make payments that could cause us financial hardship.

In connection with the SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance the Pre-Paid Advance, in turn evidenced by the Promissory Notes to be issued to Yorkville at a purchase price equal to 95.0% of the principal amount thereof. On March 20, 2024, all conditions were met for Yorkville’s advance of the first part of the Pre-Paid Advance to us and we issued a Promissory Note to Yorkville in the principal amount of $500,000 and Yorkville paid the net purchase price of $475,000. We expect to receive the second part of the Pre-Paid Advance, in a principal amount of $1,000,000 and subject to the agreed Original Issuance Discount, on the second trading day after the effectiveness of this prospectus. No interest will accrue on the outstanding balance of any Promissory Note, unless there is an event of default, at which point interest will accrue at a rate of 18% per annum. The maturity date of each Promissory Note will be March 20, 2025, 12-months after the closing of the initial part of the Pre-Paid Advance. Yorkville may convert the Promissory Notes into shares of our common stock at the Conversion Price, provided that the Conversion Price is not lower than the Floor Price. Yorkville, in its sole discretion and provided that there is a balance remaining outstanding under the Promissory Notes, may deliver an Investor Notice under the SEPA, provided that the number of Ordinary Shares to be issued does not cause Yorkville to exceed the Beneficial Ownership Cap. As a result of each Investor Notice, the amounts payable under the Promissory Notes will be offset by such amount subject to such Investor Notice.

These financial obligations, including to repay the Pre-Paid Advance, may be an undue and unsustainable burden to us and may cause a material adverse effect on our operations and financial condition. Any debt we incur from Yorkville or other parties could make us more vulnerable to a downturn in our operating results or a downturn in economic conditions.

Investors who buy Ordinary Shares at different times will likely pay different prices.

At various points in time as and when we are obliged to or elect to issue Ordinary Shares pursuant to the SEPA, Yorkville will be entitled to resell all, or some (or none) of such shares at different times and prices at its discretion. Accordingly, investors who purchase Ordinary Shares from Yorkville in this offering at different times and prices will likely experience different levels of dilution thereafter (in some cases substantial dilution), and realize different outcomes in their investment results. In particular, investors may experience a decline in the value of Ordinary Shares they purchase from Yorkville in this offering in the event of any future issuances to Yorkville at prices lower than the market prices such investors paid for their Ordinary Shares in this offering.

Our management team will have broad discretion over the use of the net proceeds from the Pre-Paid Advance, our sale of Ordinary Shares to Yorkville, if any, and any proceeds received from the exercise of the Joseph Warrants, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from the Pre-Paid Advance, our issuance of Ordinary Shares to Yorkville, if any, and any proceeds received from the exercise of the Joseph Warrants, and we could use such proceeds for purposes other than those contemplated at the date of this prospectus. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. The failure of our management team to use such funds effectively, if any, could have a negative impact on our business, financial condition, operating results and cash flows.

Risks Related to Zapp’s Business and Industry

We are an early-stage company with a history of losses and expect to incur significant expenses and losses for at least the near and medium term. We may not achieve or maintain profitability in the foreseeable future or at all.

We have not generated revenue and have incurred net losses since our inception, including losses of $222 million and $4 million for the years ended September 30, 2023, and 2022, respectively. We believe that we will continue to incur operating and net losses in the future until at least the time we begin significant deliveries of our vehicles which may occur later than we expect or not at all. We may not be profitable for at least the near and medium term as we invest in our business, build capacity and ramp-up operations, and we cannot assure you that we will ever achieve or be able to maintain profitability in the future. Even if we are able to successfully develop our vehicles and attract customers, there can be no assurance that we will be financially successful. For example, as we expand internationally and expand our vehicle portfolio, including the possible introduction of lower-priced vehicles, we will need to manage costs effectively to sell those products at our expected margins. Failure of the Company to become profitable could materially and adversely affect the value of your investment in our securities. Our ability to achieve profitability will depend on the successful development, commercial introduction and consumer acceptance of our vehicles including our first product, the i300 electric motorcycle, and our services, which may not occur. Our business also will at times require significant amounts of working capital to support the development of additional vehicle models and service platforms. An inability to generate positive cash flow in the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may negatively impact our viability as a business in the medium and longer term. There can be no assurance that we will achieve positive cash flow in the near future or at all.

We continue to face significant liquidity constraints and require additional external sources of capital to fund our operations and for our debt service and other obligations.

Since inception, we have relied on a combination of debt and equity financing to fund our operations. Until the commercial launch and first customer deliveries of the i300, which we anticipate will allow us to begin generating cash from operations, we will continue to rely on external financing to fund our operations. There can be no assurance that we will be able to obtain such additional financing on commercially reasonable terms, or at all.

In order to minimize cash outflows, we have implemented strategies to conserve cash, such as delaying the settlement of payment obligations with a number of key suppliers, including professional services providers, and other payments related to the Business Combination, which has resulted in our trade and other payables increasing to $19.9 million at September 30, 2023 compared to $0.9 million at September 30, 2022. Despite our expectation that we will begin to generate revenues in 2024, the development of our business will result in increased operating cash outflows during 2024 compared to 2023. We expect that our cash flows from operating activities will continue to be insufficient to cover operating expenses and interest payments, and that we therefore will need other capital resources this year to fund our operations, debt service and other obligations as they become due, including the settlement of deferred payment obligations related to the Business Combination.

If we are unable to negotiate further extensions to our obligations to our suppliers or to generate sufficient revenues following our launch of the i300, we will need other external sources of capital to continue our operations, including through either debt or equity financing transactions, which may not be available on commercially reasonable terms, or at all. If these actions are not successful, and we are unable to continue to delay payments by agreement of certain major suppliers, we may not have sufficient liquidity to continue operations beyond the middle of calendar year 2024.

We may seek to obtain future financing through the issuance of debt or equity, and such financing may not be available on commercially reasonable terms or at all, which may have an adverse effect on our shareholders or may adversely affect our business and financial condition.

If we raise funds through the issuance of debt, including convertible debt or debt secured by some or all of our assets, holders of our debt securities will have rights, preferences and privileges senior to those of holders of our Shares in the event of liquidation. Moreover, whether we issue additional debt or not, it is possible, in the event of liquidation, that payment of creditor claims may leave no assets remaining to compensate holders of Shares. If we raise funds through the issuance of additional equity, whether through private placements or public offerings, such an issuance would dilute the ownership of any shareholders that do not participate in the issuance. There can be no assurance that we will be able to obtain debt or equity financing in a timely manner and on terms that are acceptable to us or at all. If we are unable to obtain any needed additional funding, we may be required to reduce the scope of, delay or eliminate some or all of our business plans, including without limitation our planned research, development, production and marketing activities and launch timing, any of which steps could materially harm our business.

Furthermore, the terms of any additional debt securities we may issue in the future may impose restrictions on our operations, which may include limiting our ability to incur additional indebtedness, pay dividends on or repurchase our share capital or make certain acquisitions or investments. In addition, we may be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected over time by events outside of our control.

There is uncertainty regarding our ability to continue as a going concern.

We do not anticipate that our cash flows from operating activities will be sufficient to cover operating expenses and interest payments for the duration of the current fiscal year. While we recently concluded the SEPA with Yorkville (see Note 24 to the consolidated financial statements included elsewhere in this prospectus), which we anticipate will provide us with liquidity to facilitate the commercial launch of the i300, we will need other financing in the current fiscal year to fund our operations, debt service and other obligations as they become due, including the settlement of payment obligations relating to the Business Combination that were deferred until May 2024 . There can be no assurance that we will be able to obtain such additional financing on acceptable terms or at all. As a result, the report of our independent registered public accounting firm for the year ended September 30, 2023 contains an explanatory paragraph relating to our ability to continue as a going concern. This uncertainty may materially and adversely affect the market price of our Ordinary Shares and our ability to raise new capital.

We are a new entrant into an early-stage industry. As we scale and expand our business, we may not be able to adequately control the costs of our operations.

We have a short operating history in the electric powered two wheel vehicle (EVP2W) industry, which is continuously evolving. We have not yet delivered commercially available vehicles and do not yet have experience as an organization in high volume manufacturing, distribution and sales of vehicles. We intend to utilize business partners such as Summit and retailers with, respectively, extensive experience in manufacturing and sales of vehicles at scale. The EVP2W industry is in its early stages, however, and there can be no assurance that utilizing such experienced partners will result in sales of our vehicles at scale. We will require significant capital to develop and grow our business, including developing and producing our vehicles, establishing or expanding design, research and development, production and building our brand. We have incurred and expect to continue incurring significant expenses, including research and development expenses, selling and distribution expenses as we build our brand and market our vehicles, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company, which will impact our profitability. Our ability to become profitable in the future is dependent on the design, development and marketability of our product portfolio, while also controlling costs to achieve expected margins. If we are unable to efficiently design, develop, market, deploy, distribute and service our vehicles while simultaneously controlling costs, our margins, profitability and prospects could be materially and adversely affected.

The global P2W market is highly competitive. Specifically, the EVP2W sector is rapidly growing and our products and services are and will be subject to strong competition from a growing list of established and new competitors.

Both the internal combustion engine (ICE) powered two wheel vehicle (P2W) and EVP2W industries are highly competitive, and we will be competing for sales with both ICE-focused companies and EV-focused companies. Several major P2W companies have EVP2Ws available today and other current and prospective motorcycle manufacturers are also developing EVP2Ws. Factors affecting competition include product performance and quality, technological innovation, customer experience, brand differentiation, product design, pricing and manufacturing scale and efficiency. Increased competition may lead to lower vehicle unit sales and downward price pressure and adversely affect our business, prospects, financial condition and operating results. We also expect competition for EVs to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Further, as a result of new entrants in the EV market, we may experience increased competition for components and other parts of our vehicles, which may have limited or possibly single-source supply.

Our future growth and success are highly dependent upon consumers’ adoption of, and their demand for, EVP2Ws and our battery solutions in a sector that is highly competitive, cyclical and volatile.

Our future growth is dependent on consumers’ willingness to adopt EVP2Ws and choose our products over those of other EVP2W manufacturers. Demand for EVP2Ws may be affected by factors directly impacting EVP2W prices or the cost of purchasing and operating EVP2Ws such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect our business, operating results, financial condition and prospects.

In addition, demand for our vehicles will highly depend upon the adoption by consumers of alternative fuel vehicles in general and EVs in particular. The market for such vehicles is rapidly evolving and characterized by changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer tastes and behaviors.

Other factors that may influence the adoption of alternative fuel vehicles, and specifically EVs, include:

•
perceptions about EV quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, whether or not such EVs are produced by us or other manufacturers;
•
perceptions about EV safety in general, in particular safety issues that may be ascribed to the use of advanced technology, including EV systems and battery safety;
•
range anxiety, including the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;
•
the availability of new energy vehicles;
•
the availability of service and charging stations for EVs;
•
the costs and challenges of installing home charging equipment, including for multi-family, rental and densely populated urban housing;
•
the environmental consciousness of consumers, and their adoption of EVs;
•
the occurrence of negative incidents, or perception that negative incidents have occurred, with respect to our or our competitors’ EVs resulting in adverse publicity and harm to consumer perceptions in EVs generally;
•
the higher initial upfront purchase price of EVs, despite lower cost of ongoing operating and maintenance costs, compared to ICE vehicles;
•
perceptions about and the actual cost of alternative fuel;
•
regulatory, legislative and political changes; and
•
macroeconomic factors.

Furthermore, our vehicles utilize portable battery packs which do not require dedicated charging infrastructure. While we believe that our portable battery packs differentiate our vehicles, there can be no assurance that consumers will adopt our battery solutions. If potential customers do not find our battery solutions attractive or are unwilling to adopt our battery solutions, it could impact the competitiveness of our vehicles and the rate of growth of our business and market penetration, and in turn, our business, prospects, financial condition and operating results.

Our business and prospects depend significantly on our ability to build the Zapp brand and consumers’ recognition, acceptance and adoption of the Zapp brand. We may not succeed in our efforts to build, maintain and strengthen the Zapp brand.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the Zapp brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high-quality vehicles and engage with our customers as intended. In addition, our ability to develop, maintain and strengthen the Zapp brand will depend heavily on the success of our customer development and branding efforts. Such efforts mainly include building a community of customers engaged with our branding initiatives, including through our authorized resellers, at automotive shows and events, city pop-up stores and guerilla roadshows, as well as engaging celebrity talent, social media influencers or brand ambassadors or other brand partnerships. Such efforts may not achieve the desired results and we may be required to change our customer development and branding practices, which could result in substantially increased expenses. There is no assurance that such efforts would yield brand awareness or consumer adoption of our vehicles. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results may be materially and adversely impacted.

In addition, if negative incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in the Zapp brand. Furthermore, there is the risk of potential adverse publicity related to our manufacturing partners or other partners whether or not such publicity is related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles.

In addition, from time to time, our vehicles may be evaluated and reviewed by third parties. Any negative reviews, reviews which compare our vehicles unfavorably to competitors, or even negative opinions among reader comments following such reviews, could adversely affect consumer perception about our vehicles, no matter their accuracy.

We may experience delays in the design, manufacture, production, and launch of our vehicles, which could harm our business, financial condition, operating results and prospects.

The future success of our business depends and will depend on our ability to execute on our plans to develop, produce, market and sell our vehicles. Many EV companies have experienced delays in the design, production and commercial release of new products. To the extent we delay the launch of our vehicles, our growth prospects could be adversely affected as we may fail to establish or grow our market share. Furthermore, we rely on contract manufacturers for the manufacturing of vehicles. We could experience delays if our contract manufacturers do not meet agreed upon timelines or experience capacity constraints. Additionally, we and our contract manufacturer rely on third-party suppliers for the provision and development of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us or our contract manufacturer with or developing necessary components, we could experience delays in delivering on our timelines. See “—Increases in costs, as a result of inflation or otherwise, disruption of supply or shortage of materials, in particular for lithium-ion battery cells and electronics subcomponents could harm our business.”

We may be unable to develop and manufacture vehicles of sufficient quality, on schedule and at scale, that would appeal to a large customer base.

Our business depends in large part on our ability to develop, market, produce and sell our vehicles. The continued development of and the ability to sell our vehicles at scale, including the i300 and future vehicles are and will be subject to risks, including with respect to:

•
our ability to maintain and scale the necessary funding;
•
our ability to develop and launch vehicles at scale and at attractive profit margins for our business;
•
our ability to negotiate and execute definitive agreements, and maintain arrangements on reasonable terms, with our various suppliers for hardware or services necessary to engineer or manufacture parts or components of our vehicles, with our resellers to sell our vehicles and with our franchisees to deliver and service our vehicles;
•
securing necessary components, services or licenses on acceptable terms and in a timely manner;
•
delays by us in delivering final component designs to our suppliers;
•
our ability to accurately produce vehicles within specified design tolerances;
•
quality controls that prove to be ineffective or inefficient;
•
defects in design and/or manufacture that cause our vehicles not to perform as expected or that require repair, field actions, product recalls or design changes;
•
delays, disruptions or increased costs in our third-party outsourcing partners’ and our third-party suppliers’ supply chain, including raw material supplies;
•
other delays, backlog in manufacturing and research and development of new models, and cost overruns;
•
obtaining required regulatory approvals and certifications;

•
compliance with environmental, safety and similar regulations; and
•
our ability to attract, recruit, hire, retain and train skilled employees.

Historically, P2W customers have expected manufacturers periodically to introduce new and improved vehicle models. To meet these expectations, we intend to introduce new vehicle models and enhanced versions of existing models. The EVP2W market is in its early stages and quickly evolving. As a new entrant in a young industry, we inherently have limited experience, as a company, designing, testing, manufacturing, marketing, selling and servicing vehicles and therefore cannot assure you that we will be able to meet customer expectations. Any of the foregoing could have a material adverse effect on our business, prospects, financial condition and operating results.

If we fail to achieve unit sales expectations, our business, prospects, financial condition and operating results could be adversely impacted.

While we have received interests and reservations for our vehicles, there is no guarantee that such interests will translate into unit sales. We have received only a limited number of reservations for our vehicles, all of which are subject to cancellation until delivery of the vehicle. The wait from the time a reservation is made until the time the vehicle is delivered could also impact user decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments and other factors. If we encounter delays in the delivery of our current or future vehicle models, we believe that a significant number of reservations may be cancelled. As a result, no assurance can be made that reservations will not be cancelled and will ultimately result in the final purchase, delivery, and sale of the vehicle.

Our ability successfully to achieve unit sales expectations will be fundamental to our future success in existing and new markets and our market share. We cannot assure you that we will be able to achieve unit sales expectations. If we are unable to achieve unit sales expectations our business, prospects, financial condition and operating results could be adversely impacted.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

We are a company with an extremely limited operating history and have not generated revenue from sales of our vehicles or other products and services to date. As an entirely new product, there is no historical basis for making judgments on the demand for our vehicles, our ability to develop, produce and deliver vehicles, or our profitability in the future. It is difficult to predict our future revenues and appropriately budget for our expenses, and trends that may emerge in this quickly evolving industry that may be outside our visibility and may affect our business. You should consider our business and prospects in light of the risks and challenges we face as a new entrant in an early-stage industry, including with respect to our ability to continuously advance our vehicle technologies; develop safe, reliable and quality vehicles that appeal to customers; deliver and service a large volume of vehicles; turn profitable; build a globally recognized and respected brand cost-effectively; expand our vehicles lineup; navigate the evolving regulatory environment; improve and maintain our operational efficiency; manage supply chain effectively; adapt to changing market conditions, including technological developments and changes in competitive landscape; and manage our growth effectively.

While we are currently focusing on the i300, we expect our product roadmap to expand beyond the i300 and introduce new models in other categories or using other technologies that we have less experience in as we may adjust our strategies and plans from time to time to remain competitive.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

As we continue to grow, we may not be able to effectively manage our growth, including with respect to our design, research, development and maintenance capabilities, which could negatively impact our brand and financial performance.

We intend to expand our operations significantly, which will require hiring, retaining and training new personnel, controlling expenses, establishing facilities, and implementing administrative infrastructure, systems, and processes. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:

•
attracting and hiring skilled and qualified personnel to support our expanded operations at existing facilities or operations at any facilities we may construct or acquire in the future;
•
managing a larger organization with a great number of employees in different divisions and geographies;
•
training and integrating new employees into our operations to meet the growing demands of our business;
•
controlling expenses and investments in anticipation of expanded operations;
•
establishing or expanding design, research, development, contract manufacturing, sales, servicing and maintenance capabilities;
•
managing regulatory requirements, permits and labor issues and controlling costs in connection with the construction of additional facilities or the expansion of existing facilities; and
•
implementing and enhancing administrative infrastructure, systems and processes.

Furthermore, we have no experience to date in high volume production of our vehicles and we cannot be certain that we will be able to continue to partner with reliable contract manufacturers and reliable sources of component supply, and thereby meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our vehicles and expand our operations. Any failure to effectively achieve and manage our growth could negatively impact our brand and financial performance.

The relationship of the UK and the EU could impact our ability to operate efficiently in certain jurisdictions or in certain markets.

On January 31, 2020, the UK exited the EU, an action referred to as Brexit. This was followed by an implementation period, during which EU law continued to apply in the UK and the UK maintained its EU single market access rights and EU customs union membership. The implementation period expired December 31, 2020. Consequently, the UK has become a third country vis-à-vis the EU, without access to the single market or membership of the EU customs union.

The UK and the EU have signed an EU-UK Trade and Cooperation Agreement, or TCA, which was formally approved by Parliament on April 28, 2021. This agreement provides details on how some aspects of the UK’s and EU’s relationship will operate going forward; however, there are still many uncertainties, and how the TCA will take effect in practice is still largely unknown. This lack of clarity on future UK laws and regulations and their interaction with the EU laws and regulations may negatively impact foreign direct investment in the UK, increase costs, depress economic activity, and restrict access to capital.

The uncertainty concerning the UK’s legal, political, and economic relationship with the EU after Brexit may be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory, or otherwise) beyond the date of Brexit.

We have employees and intend to operate in the UK and other European countries. We cannot predict whether the UK will significantly alter its current laws and regulations in respect of the automotive and EVP2W industries and, if so, what impact any such alteration would have on our business. Moreover, we cannot predict the impact that Brexit will have on the marketing of our vehicles or the process to obtain regulatory approval in the UK for our vehicles. As a result of the developments in the relationship between the UK and the EU, we may experience adverse impacts on customer demand and profitability in the UK and other markets.

Additional Brexit-related impacts on our business could include potential inventory shortages in the UK, increased regulatory burdens and costs to comply with UK-specific regulations, and higher transportation costs for our products coming into and out of the UK. Any of these effects, among others, could materially and adversely affect our business, results of operations and financial condition.

Our receivables financing credit line with EXIM, which we will use to finance customer orders is cancellable by EXIM at any time, and we may be unable to secure financing at similar rates or at all.

We have entered into a revolving loan agreement with EXIM (the “EXIM Facility”) providing for the issuance of short-term letters of credit and/or trust receipts for the purposes of purchase orders and production orders, and will depend on EXIM to finance our customer orders and the manufacturing of our vehicles. The EXIM Facility may be terminated by EXIM at any time. Termination of the EXIM Facility for any reason would have a material adverse effect on our business, delays in the production and delivery of our vehicles. We may have to obtain new financing, which may not be available on commercially reasonable terms or at all. If we cannot secure new financing arrangements if and when we need them, our business, operating results, financial condition and prospects could be materially adversely affected.

We depend on key suppliers to deliver vehicle components according to schedules, prices, quality, and volumes that are acceptable to us. We may be unable to effectively manage these suppliers. Uncertainties in the global economy may negatively impact suppliers and other business partners, which may interrupt the supply chain and require changes to our operations. These and other factors may adversely impact business, operating results, financial condition and prospects.

Our success will be dependent upon our or our contract manufacturer’s ability to enter into supplier agreements and maintain our relationships with existing and future suppliers whose products are critical to the production of our vehicles. The supply agreements we may enter into with suppliers in the future may have provisions whereby such agreements can be terminated in various circumstances, including potentially without cause. If key suppliers terminate agreements and/or become unable to provide, or experience delays in providing, needed components, we may have difficulty finding replacement components. Additionally, our products contain parts that we purchase from limited-source suppliers, for which few or no immediate or readily available alternative exists. While we believe that we would be able in such case to establish alternate supply relationships and can obtain or engineer replacement components, we may be unable to do so quickly (or at all) at acceptable prices, volume and/or quality levels. In addition, unexpected changes in business conditions, supplier pricing and materials pricing, including due to inflation of raw material costs, labor issues, wars, trade policies, natural disasters, health epidemics such as the global COVID-19 pandemic, trade and shipping disruptions, port congestions and other factors beyond our or our suppliers’ control could affect current and future suppliers’ ability to remain solvent, operational and able to deliver the components we need. The unavailability of any supplier or component could result in production delays, product design changes and loss of access to important technology and tools for producing and supporting our products, as well as impact our capacity expansion and our ability to fulfill our obligations to customers. Moreover, significant increases in our production or product design changes by us may in the future require us to procure additional components in a short amount of time. Our suppliers may not be willing or able to sustainably meet our timelines or our cost, quality and volume needs, which may require us to replace them with other sources. Any such disruptions could affect our ability to produce and deliver vehicles and negatively affect our business, results of operations and financial condition.

Also, if a supplied vehicle component becomes the subject of a product recall, we may be required to source an alternative component to remedy the issue(s) that led to such recall, which could increase our costs and divert management attention.

If we or our contract manufacturer do not enter into long-term supply agreements with guaranteed pricing for our parts or components, we and our contract manufacturer may be exposed to fluctuations in prices of components, materials and equipment. Agreements for the purchase of battery cells contain or are likely to contain pricing provisions that are subject to adjustments based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment would increase our operating costs and could reduce our margins if we cannot recoup such increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our potential customers and could adversely affect our business, operating results, financial condition and prospects.

Increases in costs or disruption of supply or shortages of basic materials could harm our business.

We and our suppliers may experience increases in the cost of or a sustained interruption in the supply of materials. Any such cost increase, supply interruption or shortage could materially and negatively impact our business, operating results, financial condition and prospects. We and our suppliers use various materials in our businesses and products, including, for example, lithium-ion battery cells, semiconductor chips, aluminum and steel, and the prices for these materials fluctuate. The available supply of these materials may be unstable, depending on market conditions and global demand. For example, recent conflicts in Ukraine, the Middle East and the Red Sea area may cause disruptions to and delays in our operations, including shortages and delays in the supply of certain parts, including materials and equipment necessary for the production of our vehicles, and the various internal designs and processes we may adopt in an effort to remedy or mitigate impacts of such disruptions and delays may result in higher costs. There have been very sizable increases in recent months in the cost of key metals, including lithium, nickel, aluminum and cobalt, with volatility in pricing expected to persist for the foreseeable future. In addition, our business also depends on the continued supply of battery cells for the battery packs used in our vehicles. We are exposed to multiple risks relating to lithium-ion battery cells. These risks include, but are not limited to:

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any increases in the cost, or any decrease in the available supply, of materials used in the cells;
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disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers;
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inability to contract with large suppliers who have existing long-term relationships with other EV companies; and
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fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated relative to the U.S. dollar.

We may have limited operational flexibility in the event of any disruption in the supply of battery cells, which could lead to disruptions in the production of our vehicles.

As in the case of batteries, semiconductors are an important component of the electrical architecture of our vehicles, controlling wide aspects of their operability and in turn subjecting us to a risk of shortages and long lead times in their supply. Many of the key semiconductors used in our vehicles come from limited-source suppliers, such that a disruption or shortage of production in respect of any such manufacturer or supplier may result in increased chip delivery lead times, delays in the production of our vehicles, and increased costs incurred to source alternative semiconductor suppliers. In addition, we may be required to incur additional costs and expenses in the event that new chip suppliers must be onboarded on an expedited basis.

Substantial increases in the prices of materials used in the production of our products, such as those charged by battery cell or semiconductor chip suppliers, would increase our operating costs and could reduce our margins. For example, due to the global semiconductor supply shortages, other supply chain issues, and the current inflationary environment in the United States and globally, the cost of input materials, components and processes required to produce our vehicles is expected to increase, and we may need to increase the prices of our vehicles in response to these cost pressures. Price increases and other measures taken by us to offset higher costs could materially and adversely affect our reputation and brand, result in negative publicity, a loss of customers and sales, and adversely affect our business, operating results, financial condition and prospects. In addition, a growth in popularity of EVs without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us, and would impact our projected manufacturing and delivery timelines, and adversely affect our business, operating results, financial condition and prospects.

Engaging contract manufacturers, including Summit, to manufacture our vehicles is subject to risks, including in respect of costs and manufacturing capabilities. If we are unable to maintain a relationship with Summit to manufacture our vehicles, our manufacturing costs may be adversely affected.

A key financial benefit to our business is our asset-light operating model under which we will rely on a contract manufacturer to produce our vehicles. We have secured the experience and expertise of Summit to serve as our long-term contract manufacturing partner, providing manufacturing, procurement, logistics and distribution services for vehicles. If our contract manufacturing agreement terminates or expires, or if Summit fails to perform or meet our expected quality standards, timelines, capacity requirements, costs, manufacturing capabilities or manufacturing footprint, we may need to engage another third-party contract manufacturer or build our own in-house manufacturing capabilities, which could cause us to incur significant cost, expense and production/delivery delays. As we do not currently have alternate manufacturing arrangements in place, it could if necessary take time to transition to another contract manufacturer and there is no guarantee that such alternative would meet our capacity, capability and/or quality requirements, or otherwise provide an effective and acceptable manufacturing solution. Any of the foregoing circumstances could adversely affect our business, operating results, financial condition and prospects.

We do not yet have a distribution network and do not have experience distributing directly to consumers. If we are unable to establish or maintain relationships with resellers or other retail partners or our authorized resellers or other retail partners are unable or ineffective in establishing or maintaining relationships with customers for our vehicles, our business, operating results, financial condition and prospects may be adversely affected.

We employ a go-to-market business model whereby our revenue will be generated by sales through our online platform, authorized resellers and online resellers. We have received over 200 reseller applications made by resellers globally and have signed multiple letters of intent with certain authorized resellers as of the date of this prospectus.

However, all of these arrangements will require renegotiation at later stages as we begin our global product rollout, and some or all of these arrangements may be terminated or may not materialize into next-stage contracts or long-term contract arrangements. In addition, we do not currently have arrangements in place that will allow us to fully realize our global expansion plans. If we are unable to enter into acceptable contract arrangements with an adequate number of resellers in a timely manner, or at all, or if we fail to maintain such arrangements, our business, operating results, financial condition and prospects may be materially and adversely affected.

We will depend on the capability of such retail partners to develop and implement effective retail sales plans to help create demand among retail purchasers for our vehicles and related products and services that the retail partners may purchase from us. We intend to provide our retail partners with specific training and programs to assist them in selling our products, but there can be no assurance that these steps will be effective in building value adding commercial relationships. If our retail partners are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Moreover, our retail partners’ ability to develop, maintain and strengthen their relationships with customers for vehicles will depend heavily on our ability to provide high-quality vehicles as well as the success of our customer development and marketing efforts. Our business and prospects depend significantly on our ability to build the Zapp brand and consumers’ recognition, acceptance, and adoption of the Zapp brand. We may not succeed in continuing to maintain and strengthen the Zapp brand.

Some of such retail partners may also market, sell and support product offerings that may be competitive with ours, may devote more resources to the marketing, sales and support of such competitive offerings or may have incentives to promote other offerings to the detriment of our own. Our retail partners’ actions could subject us to lawsuits, potential liability and reputational harm if, for example, any of our retail partners misrepresents the functionality of our vehicles to customers or violates applicable laws or our or their corporate policies. Even absent such issues, if our retail partners are unsuccessful in selling our EVs, or if we are unable to enter into arrangements with and retain a sufficient number of capable retail partners in each of the regions in which we plan to sell our vehicles, our business, operating results, financial condition and prospects could be adversely affected.

Furthermore, we intend to deliver our vehicles directly through “Zappers” who are franchised, independent delivery and service agents. We do not have experience in distributing directly to customers nor do we currently have franchisee arrangements in place. Our failure to enter into acceptable franchise arrangements in a timely manner, or at all, could result in delivery delays and adversely affect our business, operating results, financial condition and prospects.

Our ability to attract, train and retain executives and other qualified employees, including key members of management, is critical to our business, results of operations and future growth.

Our business and future success is substantially dependent on the continued services and performance of our key executives, senior management and other personnel, including personnel with relevant experience or expertise in the engineering and automotive sectors. Under our current employment arrangements, such persons may choose to terminate their employment with us at any time. The loss of the services of any of our key employees or any significant portion of our workforce could disrupt our operations and/or delay the development, introduction and rollout of our products and services. We cannot assure you that we will be able to retain these employees or find adequate replacements. When skilled personnel leave us, a lengthy period of time may be required to hire and train suitable replacement staff. Our ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. We may be required to increase our levels of employee compensation more rapidly than in the past to remain competitive in attracting the quality of employees that our business requires. If we do not succeed in attracting well-qualified employees or retaining or motivating existing employees, our business, results of operations, financial condition and prospects could be adversely affected.

Employees may leave us or choose other employers over us due to various factors, such as a very competitive global labor market for talented individuals with automotive engineering or technology experience, or due to negative publicity related to us or our products. In regions where we have or will have operations, there is strong competition for individuals with skill sets needed for our business, including specialized knowledge of EVs, engineering, design and other expertise. We compete for talent with both mature and prosperous companies with greater financial resources as well as start-ups and emerging companies that promise short-term growth opportunities.

We expect to incur research and development costs and devote significant resources to developing new products, which may significantly reduce our profitability without leading to new revenue.

Our future growth depends on penetrating new markets, adapting existing products to customer requirements, and introducing new products that achieve market acceptance. If we are unable to do those things in a timely and cost-effective manner, we may lose our competitive position, our products may become dated, and our business, results of operations and financial condition could be adversely affected.

Our success in new markets will depend on a variety of factors, including but not limited to our ability to develop new products, new product features and services that address the customer requirements in such markets, attract a customer base and gain acceptance in such markets, and compete with new and existing competitors. Developing our products is expensive, and investments in product development may involve a long payback cycle. Our results of operations will be impacted by the timing and size of such investments, which may take several years to generate positive returns, if ever.

Additionally, future market share gains may take longer than planned and cause us to incur significant costs. Difficulties in any of our new product development efforts or our efforts to enter adjacent markets could adversely affect our business, operating results and financial condition.

We may face challenges in expanding our business and operations internationally and our ability to conduct business in markets may be adversely affected by legal, regulatory, political, and economic risks.

Our business plan includes operations in the UK, France and other countries in Europe, and subsequent expansion into other international markets including North America and the Asia Pacific. We will face risks associated with any potential international operations, including possible unfavorable legal, regulatory, political and economic risks, which could harm our business. We anticipate having international operations and subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Furthermore, conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. We will be subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our vehicles and require significant management attention. These risks include:

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conforming our vehicles to various international regulatory requirements where our vehicles are sold and serviced, which requirements may change over time;
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expenditures related to foreign legal proceedings and liability;
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difficulties in staffing and managing foreign operations, including managing different cultural expectations;
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difficulties establishing relationships with, or disruption in the supply chain from, international suppliers;
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difficulties attracting customers in new jurisdictions;
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difficulties in attracting effective distributors, dealers or sales agents, as the case may be;
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foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in jurisdictions where we operate, and foreign tax and other laws limiting our ability to repatriate funds to the Cayman Islands;
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fluctuations in foreign currency exchange rates and interest rates, including risks related to any foreign currency swap or other hedging activities we may undertake;
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government trade policies, restrictions, tariffs and price or exchange controls;
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foreign labor laws, regulations and restrictions;
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changes in diplomatic and trade relationships, including a potential trade war between China and the United States;
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laws and business practices favoring local companies;
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difficulties protecting or procuring intellectual property;
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the adoption of the Zapp brand versus competitive foreign brands;
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political instability, natural disasters, war or events of terrorism and health epidemics; and

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the strength of international economies.

If we fail to successfully address and manage these risks, our business, operating results, financial condition and prospects could be adversely affected.

If our vehicle owners modify our vehicles using third-party aftermarket products or otherwise, such vehicles may not operate properly, which may create negative publicity and could harm our business.

Automotive enthusiasts may seek to alter our vehicles to modify their performance in ways which could compromise vehicle safety and security systems. Also, customers may customize their vehicles with aftermarket parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. In addition, customers may attempt to modify our vehicles’ charging systems in ways that can compromise vehicle systems or expose our customers to injury. Such unauthorized modifications could reduce the safety and security of our vehicles, and any injuries resulting from such modifications could result in adverse publicity, which may negatively affect our brand and thus harm our business, operating results, financial condition and prospects.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry, or are subject to negative publicity, then our business, operating results, financial condition and prospects may suffer materially.

Customers may be less likely to purchase our vehicles if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties may be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our vehicles, long-term financial viability and business prospects. Maintaining such confidence may be complicated by certain factors, including many that may be outside of our control, such as: our limited operating history; customer unfamiliarity with our vehicles and EVP2Ws in general; any delays in scaling production, delivery and service operations to meet demand; competition and uncertainty regarding the future of our vehicles and EVP2Ws in general; and our production and sales performance compared with market expectations.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand, and other factors.

We expect our period-to-period financial results to vary based on our operating costs and product demand, which we anticipate will fluctuate as we continue to design, develop, produce and distribute new vehicles. Additionally, our revenue from period to period may fluctuate as we build our global distribution, add new derivative products based on market demand and margin opportunities, and introduce new or existing products in new markets.

Moreover, our revenue from period to period may fluctuate due to seasonality. As a seller of P2Ws, we expect to be impacted by seasonality, primarily by weather. During winter or colder months, sales of two wheeled vehicles tend to slow while during warmer months, sales increase. In Europe we expect revenue to be higher in the months of March through September, correlating with higher deliveries and when we plan to offer most of our potential customer ride experiences. During the months of October through February, we expect revenue to be lower as we focus on building the next season’s order bank. Such seasonality may cause our revenue to vary from quarter to quarter which can make forecasting more difficult and may adversely affect our ability to predict financial results accurately.

As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results may not necessarily be meaningful and that such comparisons cannot be relied upon as indicators of future performance. Moreover, our varying financial results may not meet the expectations of equity research analysts, ratings agencies or investors, who may mainly focus on sequential quarterly financial results. If any of this occurs, the trading price of our Shares may experience significant volatility.

We collect and process certain information about our customers and their vehicles and are subject to various privacy and consumer protection laws.

We collect, receive, store, transmit and otherwise process different types of information about or related to a range of individuals, including our future customers, website visitors, our employees, job applicants and employees of other companies that we do business with (such as our vendors and suppliers). In addition to the information we will collect from our customers to complete a sale or transaction, we may in the future use our vehicles’ onboard electronic systems to capture information about each vehicle’s use, such as location, charge time, battery usage, mileage and driving behavior, among other things, to aid us in providing services including EV diagnostics, repair, maintenance, insurance, roadside assistance and vehicle emergency services. Our customers may choose not to provide this data, which may harm our business and prospects. Possession and use of our customers’ vehicle use and other information may subject us to legislative and regulatory burdens and risks that could require notification of data breach, restrict our use of such information, and hinder our ability to acquire new customers or market to existing customers. If customers allege that we have improperly released or disclosed their sensitive personal data, we could face legal claims, lawsuits and reputational harm. If third parties improperly obtain and use sensitive personal data of our customers, we may be required to expend significant resources to resolve these problems.

As we expand our operations internationally, we will be required to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal information in the U.S., Europe, Asia-Pacific and elsewhere. Such regulations may impose additional regulatory obligations regarding the handling of personal information and further provide certain individual privacy rights to persons whose data is processed.

Data protection and privacy-related laws and regulations are evolving and may result in ever increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. For example, the EU adopted the GDPR. These laws (and other laws that have since been enacted) impose additional regulatory obligations regarding the handling of personal data and further provide certain individual privacy rights to persons whose data is processed by covered organizations.

We are subject to the GDPR and the UK data protection regime consisting primarily of the UK GDPR. The GDPR, the national implementing legislation in EU member states, and the UK GDPR impose stringent data protection requirements, some of which are different from requirements under existing data privacy laws in other jurisdictions.

The GDPR/UK GDPR also generally prohibits the transfer of personal data subject to those regimes outside of the EU/UK unless a lawful data transfer solution has been implemented or a data transfer derogation applies. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal information from the EU and the UK to other countries. In addition, as supervisory authorities in the EEA and UK continue to issue further guidance relating to the processing of personal information, including the transfer of data, we could suffer additional costs or be subject to complaints or regulatory investigations or fines if there are allegations of non-compliance, and if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results. Loss, retention or misuse of certain information and alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources on data security and in responding to and defending such allegations and claims.

We may also become subject to evolving EU and UK privacy laws on cookies and e-marketing. In the EU and the UK, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive may be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. In the EU and the UK, informed consent is required for the placement of most cookies or similar technologies that store information, or access information stored, on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision, regulators’ recent guidance and recent campaigns by a not-for-profit organization are driving increased attention to cookies and tracking technologies. There is also a general increasing awareness of how Internet user data is being used by companies, in particular, focused on the use of cookies to collect or aggregate information about Internet users’ online browsing activity. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities, may require significant changes to our business and may negatively impact our efforts to understand users.

Additionally, other countries outside of Europe and the United States, including countries we either operate or may in the future operate within, are considering enacting legislation implementing data protection requirements or imposing cross-border data transfer restrictions or laws requiring local data residency. For example, on May 27, 2019, the PDPA was published in the Royal Gazette of Thailand. The PDPA came into effect on June 1, 2022. There are uncertainties as to how the PDPA will be implemented in practice and how compliance with the PDPA will affect our operations. Compliance with additional laws and regulations could be expensive and result in significant penalties (for example, fines for certain breaches of the GDPR or the UK GDPR are up to the greater of €20 million/£17.5 million or 4% of total global annual turnover), and may place restrictions on the conduct of our business and the manner in which we interact with our customers. Failure to comply with applicable laws and regulations could result in lawsuits, regulatory enforcement actions against us or other liability. For example, our misuse of or failure to secure personal information could result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, and/or result in significant liability and damage to our reputation and credibility. In addition, we may also face civil claims including representative actions and other class action type litigation (where individuals have alleged to suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. These possibilities, if borne out, could have a negative impact on revenues and profits. If a third party alleges that we have violated applicable data privacy laws, we could face legal claims and damages as well as reputational harm among consumers, investors, and strategic partners.

Although we make reasonable efforts to comply with all applicable data protection laws and regulations, our interpretations and efforts may have been or may prove to be insufficient or incorrect. We also make public statements about our use and disclosure of personal information through our privacy policy, information provided on our website and other public statements. Although we endeavor to ensure that our public statements are complete, accurate and fully implemented, we may at times fail to do so or be alleged to have failed to do so. We may be subject to potential regulatory or other legal action if such policies or statements are found to be deceptive, unfair or misrepresentative of our actual practices. In addition, from time to time, concerns may be expressed about whether our products and services compromise the privacy of our customers and others. Any concerns about our data privacy and security practices (even if unfounded), or any failure, real or perceived, by us to comply with our posted privacy policies or with any legal or regulatory requirements, standards, certifications or orders or other privacy or consumer protection-related laws and regulations applicable to us, could cause our customers, riders and users to reduce their use of our products and services.

In addition, the regulatory framework for data privacy issues worldwide is currently evolving and is likely to remain uncertain for the foreseeable future, and it is possible that applicable laws and regulations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules, or our practices. Any failure or perceived failure by us to comply with applicable privacy and data security laws and regulations, our privacy policies, or our privacy-related obligations to users or other third parties, or any compromise of security that results in the unauthorized access to or transfer of personal information or other customer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers and users to lose trust in us, which would have an adverse effect on our reputation and business. We may also incur significant expenses to comply with privacy, consumer protection and security standards and controls imposed by laws, regulations, industry standards or contractual obligations.

Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of our users’ data, or regarding the manner in which the express or implied consent of users for the use and disclosure of such data is obtained-or in how these applicable laws, regulations or industry practices are interpreted and enforced by state, federal and international privacy regulators-could require us to modify our services and features, possibly in a material and costly manner, may subject us to legal claims, regulatory enforcement actions and fines, and may limit our ability to develop new services and features that make use of the data that our users voluntarily share with us.

If we fail to offer high-quality customer service covering the delivery and after-sales care of our vehicles, or fail to maintain a superior customer support experience, our business and reputation will suffer.

We aim to provide consumers with a high-quality customer service experience, including at-home delivery of orders and after-sales services. Our services may fail to meet our customers’ expectations, which could adversely affect our business, reputation and results of operations.

We intend to make deliveries and provide after-sale services primarily via franchised, independent service agents called “Zappers.” We cannot be certain that we will be able to enter into well-functioning arrangements with such third-party agents. In the early stages of our product rollout, we and such Zappers will have little or no experience in servicing our vehicles. Servicing EVP2Ws is different in many ways from servicing ICE vehicles and requires specialized skills, including high voltage training and servicing techniques. There can be no assurance that our after-sale service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our franchisees will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we deliver increases. Any failure to quickly resolve Issues and provide effective support, or a market perception that we do not maintain effective and responsive support, could adversely affect our brand and reputation, our ability to retain customers or sell additional products and services to new and existing customers. In any such circumstances, our business, results of operations, financial condition and prospects could be adversely affected.

Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in current competitive technologies, including alternatives to electricity as a fuel source, may adversely affect the demand for our vehicles.

We may be unable to keep up with changes in EV technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, hydrogen, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the ICE or the cost of gasoline, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to our vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel vehicles and EVs, which could result in the loss of competitiveness of our vehicles, decreased revenue, and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and EV technology. As technologies change, we plan to upgrade or adapt our vehicles with the latest technology. However, our vehicles may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our vehicles. Additionally, the introduction and integration of new technologies into our vehicles may increase our costs and capital expenditures required for the production of our vehicles and, if we are unable to implement such technologies in a cost effective manner, our business, operating results, financial condition and prospects could be materially and adversely affected.

Our business may suffer if our products or features contain defects or fail to perform as expected. We may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect our brand image, business, results of operations, financial condition and prospects.

If our vehicles or battery packs contain design or manufacturing defects that cause them not to perform as expected or that require repair, our ability to develop, market and sell our products and services may be harmed, and we may experience delivery delays, product recalls, product liability, breach of warranty and consumer protection claims and significant expenses as a result. Although we are protected under back-to-back warranties with our contract manufacturer and our suppliers, and will maintain warranty reserves to cover warranty-related claims on our vehicles and battery packs once our vehicles enter production, we cannot be certain that the terms of these warranties can sufficiently shield us from potential liabilities when they arise or that our reserves will be sufficient to cover future warranty claims.

Furthermore, our vehicles utilize software in their dashboards, which may contain latent defects or errors or be subject to external attacks. Although we will attempt to remedy any issues we observe in our vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not completely satisfy our customers. While we perform extensive internal testing on our vehicles and features, we currently have a limited frame of reference by which to evaluate their long-term quality, reliability, durability and performance characteristics when operating in the field. There can be no assurance that we will be able to detect and fix all defects in our vehicles prior to their sale and delivery to customers.

Any recall involving our products, or even of a EVP2W competitor’s product, may result in adverse publicity, damage our brand image, and adversely affect our business, operating results, financial condition and prospects. Such recalls, where necessitated by systems or components engineered or manufactured by us or our suppliers, may involve significant expense, the possibility of lawsuits, and diversion of management’s attention and other resources, which could adversely affect our brand image and our business, operating results, financial condition and prospects.

We are subject to cybersecurity risks to our various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.

We are at risk for interruptions, outages and breaches of (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) in-product technology, owned by us or our third-party vendors or suppliers; (d) the integrated software in our vehicles; (e) our website; or (f) customer data that we process or our third-party vendors or suppliers process on our behalf. In addition, we and our third-party vendors or suppliers that host our data may encounter attempted attacks on their networks that may take a variety of forms, including denial of service attacks, infrastructure attacks, botnets, malicious file attacks, cross-site scripting, credential abuse, ransomware, bugs, viruses, worms, and malicious software programs. All of these types of cyber incidents can give rise to a variety of losses and costs, including legal exposure and regulatory fines, damages to reputation, and others. These incidents could also materially disrupt operational systems; result in loss of intellectual property, trade secrets, other proprietary or competitively sensitive information and data generally (including personal information); compromise certain information of customers, employees, suppliers, riders, users or others; harm our reputation or brand; or affect the performance of our in-product technology and the integrated software in our vehicles.

A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently, are becoming increasingly diverse and sophisticated, and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our vehicles and battery solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information, intellectual property or personal information that we hold could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, disrupt our operations, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results.

We also work with partners and third-party service providers or vendors that collect, store and process such data on our behalf and in connection with our products and services. There can be no assurance that any security measures that we or our third-party service providers or vendors have implemented will be effective against current or future security threats. While we have developed systems and processes designed to protect the availability, integrity, confidentiality and security of our systems and our customers’, website visitors’, employees’ and others’ data, our security measures or those of our third-party service providers or vendors could fail and result in security incidents, including unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, we may have liability under our contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Various laws require us to provide notice to customers, regulators, or other agencies when certain sensitive information has been compromised as a result of a security breach. There are significant differences between the laws of the various jurisdictions, and as a result compliance in the event of a widespread data breach could be complicated and costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Such an event could harm our reputation and result in litigation against

us. Any of these results could materially adversely affect our business, prospects, financial condition and operating results.

Vehicle retail sales depend heavily on affordable interest rates, credit risk, and availability of credit for vehicle financing and a substantial increase in interest rates or decrease in availability of credit could materially and adversely affect our business, prospects, financial condition and operating results.

In certain regions, including Europe and North America, financing for new vehicle sales was available at relatively low interest rates for several years due to, among other things, expansive government monetary policies. As government policies have tightened and interest rates have increased, market rates for new vehicle financing have risen as well, which may make our vehicles less affordable to customers or steer customers to less expensive vehicles that would be less profitable for us, adversely affecting our operating results and financial condition. Additionally, if financial service providers tighten lending standards or restrict their lending to certain classes of credit, customers may not desire or be able to obtain financing to purchase our vehicles. As a result, a substantial increase in customer interest rates or tightening of lending standards could have a material adverse effect on our business, operating results, financial condition and prospects.

Our vehicles make use of lithium-ion battery cells; lithium-ion battery cells have been observed to catch fire or vent smoke and flame, which could, among other things, cause harm to others, result in property damage and reputational damage, and subject us to lawsuits that could have a negative effect on our financial condition and the battery’s range and life will deteriorate with usage and time.

The battery packs of our vehicles make use of lithium-ion cells. If not properly managed or subject to environmental stresses, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to include measures that prevent overheating that would result in such incidents, a field or testing failure of battery packs could occur, which could result in bodily injury or death and could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive and could harm our brand image and results of operation. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could materially and adversely affect our reputation and business.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our financial condition and liquidity. The P2W and EVP2W industries experience an abundance of product liability claims. We face the risk of significant monetary exposure to claims in the event our vehicles do not perform as expected or contain design, manufacturing, or warning defects, and to claims without merit, or in connection with malfunctions resulting in personal injury or death. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicles, which would have a material adverse effect on our financial condition and liquidity. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation and financial condition and liquidity. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we face liability for our products and are forced to make a claim under our policies.

Our insurance coverage strategy may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. Our policies may include significant deductibles or self-insured retentions, policy limitations and exclusions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may harm our financial condition and operating results.

We may be involved in legal proceedings in the ordinary course of our business. If the outcomes of such proceedings are adverse to us our business, results of operations, and financial condition may be adversely affected.

We may be involved in various litigation matters from time to time, the outcome of which could have a material adverse effect on our business, prospects, financial condition and operating results. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, tort laws, environmental laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. We may also become subject to allegations of discrimination or other similar misconduct, which, regardless of the ultimate outcome, may result in adverse publicity that could harm our brand, reputation and operations. Claims may also arise out of actual or alleged breaches of contract or other actual or alleged acts or omissions by or on behalf of us. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. Even if we are successful in defending against legal claims, litigation could result in substantial costs and demand on management resources.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition, and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the FCPA, the U.K. Bribery Act, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Our business also must be conducted in compliance with applicable economic and trade sanctions laws and regulations, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our global operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and economic and trade sanctions laws and regulations. Our failure to comply with these laws and regulations may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts and activities we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, prospects, financial condition and operating results.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and operating results. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our Ordinary Shares.

We and our supply chain partners are subject to numerous regulations. Unfavorable changes to, or failure by us, or our supply chain partners to comply with these regulations could substantially harm our business, prospects, financial condition and operating results.

We and our vehicles, and vehicles in general, as well as our third-party outsourcing partners and our suppliers are or will be subject to substantial regulation under foreign, federal, state and local laws. We continue to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell, deploy or service our vehicles in the jurisdictions in which we plan to operate and, to the extent we have not already, intend to take such actions necessary to comply. We may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell, deploy or service our vehicles in any of these jurisdictions. If we, our third-party outsourcing partners or our suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out our operations in the jurisdictions in which we or they currently operate, or those jurisdictions in which we or they plan to operate in the future, our business, prospects, financial condition and operating results could be materially adversely affected. We expect to incur significant costs in complying with these regulations. Regulations related to the electric and alternative energy vehicle industry are evolving and we face risks associated with changes to these regulations, including, but not limited to, increased support for other alternative fuel systems, which could have an impact on the acceptance of our vehicles and increased sensitivity by regulators to the needs of established automobile and motorcycle manufacturers, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, our vehicles may not comply with or be positioned to take advantage of applicable laws and regulations, which may have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results could be adversely affected.

We are or may be subject to risks associated with strategic alliances or acquisitions, which could require significant management attention, disrupt the business, dilute shareholder value and adversely affect our operating results.

We may from time to time consider entering into strategic alliances, including joint ventures, minority equity investments or other transactions, with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, with non-performance by the third party and with increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible shareholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, results of operations and financial condition.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. It is unclear whether these challenges will be contained and what effects they each may have. Any prolonged slowdown in economic growth might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. Credit risks of customers and suppliers and other counterparty risks may also increase.

Sales of our vehicles depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of our vehicles and our results of operations may be materially and adversely affected.

We have identified significant deficiencies in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of our consolidated financial statements as of and for the year ended September 30, 2023, our management and our independent registered public accounting firm identified deficiencies such as (a) a lack of formal records relating to internal control procedures, (b) a lack of formal inventory management procedures, and (c) a lack of formal review procedures relating to intercompany transactions, that we concluded represented significant deficiencies in our internal control over financial reporting. A deficiency in internal controls exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.

While we plan to take measures to remedy these significant deficiencies, we have not yet implemented these measures and cannot predict the success of such measures or the outcome of our assessment of these measures or the time it will take to remedy such deficiencies, assuming we are able to do so. We may incur significant costs in the implementation of such measures, and can give no assurance that these measures will remediate the significant deficiencies in internal control or that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.

Our management may in the future conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it concludes that we have not maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting of our Shares from Nasdaq, regulatory investigations and civil or criminal sanctions.

Our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Section 404 of the Sarbanes-Oxley Act requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual reports on Form 20-F, beginning with the second such report after becoming a public company. In addition, once we cease to be an “emerging growth company” as that term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. In either case, we may be unable to timely complete our evaluation testing and any required remediation. In addition, we intend as an “emerging growth company” to take advantage of applicable exemptions from certain reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act (requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting). This may mean that any remedial measures we take to remedy material weaknesses and control deficiencies will not be independently verified.

The growth and expansion of our business may place a significant strain on its operational and financial resources in the future. Further growth of our operations to support our customer base, our platform and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to our internal control systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting.

Unexpected termination of leases or failure to renew leases of any of our existing premises on acceptable terms could materially and adversely affect our business.

We currently lease the premises for our research and development facility and offices. We cannot assure you that we would be able to renew the relevant lease agreements without substantial additional cost or increase in the rental cost payable by us. If a lease agreement is renewed at a rent substantially higher than the current rate, or currently existing favorable terms granted by the lessor are not extended, our business and results of operations may be adversely affected.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We may be subject to taxes by tax authorities in the markets in which we operate. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

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allocation of expenses to and among different jurisdictions;
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changes in the valuation of our deferred tax assets and liabilities;
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expected timing and amount of the release of any tax valuation allowances;
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tax effects of share-based compensation;
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costs related to intercompany restructurings;
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changes in tax laws, tax treaties, regulations or interpretations thereof; or
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lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other taxes by foreign and U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

As a result of our plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, our effective tax rate may fluctuate, our tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or we may be subject to future changes in tax law, and the impacts of such developments could adversely affect our after-tax profitability and financial results overall.

Because we have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by our operating results before taxes, changes in the composition of operating income and earnings in countries or jurisdictions with differing tax rates, including as we expand into additional jurisdictions, changes in deferred tax assets and liabilities, changes in accounting and tax standards or practices, changes in tax laws, changes in the tax treatment of share-based compensation, and our ability to structure our operations in an efficient and competitive manner.

Due to the complexity of multinational tax obligations and filings, we may have a heightened risk related to audits, examinations or administrative appeals by taxing authorities. Outcomes from current and future tax audits, examinations or administrative appeals could have an adverse effect on our after-tax profitability and financial condition. Additionally, several tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it. Additionally, many countries and organizations, such as the Organization for Economic Cooperation and Development, are also actively considering changes to existing tax laws or have proposed or enacted new laws that could increase our tax obligations in countries where we do business or cause us to change the way we operate our business. These recent changes and proposals could negatively impact our taxation, especially as we expand our relationships and operations internationally.

We may grant options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

We have granted and intend to grant share-based compensation to employees, directors and consultants to retain their services, incentivize their performance and align their interests with our shareholders’ interests. We believe the granting of share-based compensation is important to our ability to attract and retain key personnel and employees, and we will evaluate whether to grant additional share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our operating results and financial condition.

We may be unable to complete ESG initiatives, in whole or in part, which could lessen opportunity for us to attract ESG-focused investors and partners.

There has been increased focus, including by consumers, investors, employees and other shareholders, as well as by governmental and non-governmental organizations, on environmental, social and governance matters generally and with regard to our industry specifically. We have undertaken, and plan to continue undertaking, ESG initiatives. Any failure by us to meet our commitments or loss of confidence on the part of customers, investors, employees, brand partners and other shareholders as it relates to our ESG initiatives could negatively impact our brand, our business, prospects, financial condition and operating results. These impacts could be difficult and costly to overcome, even if such concerns were based on inaccurate or misleading information.

In addition, achieving our ESG initiatives may result in increased costs in our supply chain, fulfillment, and/or corporate business operations, and could deviate from our initial estimates and have a material adverse effect on our business and financial condition. In addition, standards and research regarding ESG initiatives could change and become more onerous both for us and our third-party suppliers and vendors to meet successfully. Evolving data and research could undermine or refute our current claims and beliefs that we have made in reliance on current research, which could also result in costs, a decrease in revenue, and negative market perception that could have a material adverse effect on our business and financial condition.

A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company’s efforts and impacts on climate change and human rights, ethics and compliance with law and the role of the company’s board of directors in supervising various sustainability issues. In light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s ESG expectations or achieve our financial goals.

Finally, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved in measuring and reporting on many ESG matters.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us. Accordingly, you should not place undue reliance on such information.

Industry data, projections and estimates in this prospectus are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Certain facts, forecasts and other statistics relating to the industries in which we compete have been derived from various public data sources and other third-party industry reports and surveys. The industries that we operate in may not grow at the rate projected by market data, or at all. Any failure of the industries that we operate in to grow at the projected rate may have a material adverse effect on our business, financial condition and results of operations. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Our business, results of operations, financial condition and prospects may be adversely affected by pandemics and epidemics, natural disasters, actual or threatened war, terrorist activities, political unrest, and other outbreaks.

We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19 and associated variants. We also face various risks related to natural disasters, including hurricanes, earthquakes, tsunamis or other natural disasters. Such public health issues or natural disasters could disrupt our business operations, reduce or restrict our supply of materials and services, result in us incurring significant costs to protect our employees and facilities or result in regional or global economic distress, which may materially and adversely affect our business, financial condition and operating results. Actual or threatened war, including the conflicts in Ukraine and the Middle East, terrorist activities, political unrest, civil strife and other geopolitical uncertainty could have a similar adverse effect on our business, prospects, financial condition and operating results. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, which could materially and adversely affect our business, financial condition and operating results.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment, or a decline in consumer confidence could have a material adverse effect on the demand for our vehicles. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing our vehicles for other traditional options, increase use of public and mass transportation options or choose to keep their existing vehicles.

We are also vulnerable to natural disasters and other calamities. Although we use third party service providers to host our data offsite, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our business, prospects, financial condition and operating results.

We may need to defend ourselves against claims of infringement of intellectual property rights, which may be time-consuming and would cause us to incur substantial costs. We may incur significant costs and expenses in connection with protecting and enforcing our intellectual property rights, including through litigation.

Companies, organizations, or individuals, including our competitors, may currently hold or obtain in the future patents, trademarks or other proprietary or intellectual property that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles, components or other goods and services, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents, trademarks, trade secrets or other intellectual property or proprietary rights alleging that we are infringing, misappropriating, diluting or otherwise violating such rights. Such parties may bring suits against us alleging infringement or other violation of such rights, or otherwise assert their rights and urge us to take licenses to their intellectual property. While we try to avoid infringing the rights of others, we may unknowingly do so. In the event that a claim relating to intellectual property is asserted against us, our suppliers or our third-party licensors, or if third parties not affiliated with us hold patents that relate to our products or technology, we may need to seek licenses to such intellectual property or seek to challenge those patents. Even if we are able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. In addition, we may be unable to obtain these licenses on commercially reasonable terms, if at all, and our challenge of third-party patents may be unsuccessful. Litigation or other legal proceedings relating to intellectual property claims, regardless of merit, may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. Further, if we are determined to have infringed upon a third party’s intellectual property, we may be required to do one or more of the following:

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cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the intellectual property that we allegedly infringe, misappropriate, dilute or otherwise violate;
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pay substantial royalty or license fees or other damages;
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seek a license from the holder of the allegedly infringed intellectual property, which license may not be available on reasonable terms, or at all;
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redesign or reengineer our vehicles or other technology, goods or services, which may be costly, time-consuming or impossible; or
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establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property on acceptable terms, our business, prospects, financial condition and operating results could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

If we are unable to maintain, protect or enforce our rights in our proprietary technology, brands or other intellectual property, our competitive advantage, business, financial condition and results of operations could be harmed.

Our failure to obtain or maintain adequate protection of, or prevent others from unauthorized use of, our intellectual property could harm our competitive advantage, business, financial condition and results of operations. We rely on a combination of patent, trade secret, trademark and other intellectual property laws, employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights, to establish and protect our rights in our technology and intellectual property.

We have applied for patent protection relating to certain of our existing and proposed products. However, we cannot assure you that any of our patent applications will lead to issuance of patents, or if such patents are issued, that they will be of sufficient scope or strength to provide our technologies with any meaningful protection or our business with any commercial protection. Further, once issued, the patents we own could be challenged, invalidated or circumvented by others. Further, we cannot assure you that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, our policy is to require that relevant employees, consultants, advisors and collaborators enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our competitive position, business, financial condition and results of operations could be harmed.

We rely on our trademarks, trade names, and brand names to distinguish our products from those of our competitors, and have registered or applied to register certain of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of our trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

Despite our efforts to protect our intellectual property, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that our intellectual property is invalid or unenforceable, or that they do not infringe upon our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or may take in the future in an effort to prevent infringement or misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property, which could result in substantial costs and diversion of our resources. We have registered the “Zapp” logo as trademarks in the UK and EU, as well as certain other jurisdictions that we anticipate expanding into. Additionally we are the registered proprietors of the registered EU and UK trademarks for the word mark “ZAPP.” We have been involved in a number of opposition proceedings in the relevant intellectual property offices in the UK and certain countries in Europe regarding third parties’ registrations of the Zapp name as a trademark. As of the date of this prospectus, we have threatened legal action against a UK-based entity due to their alleged infringing use of a logo containing the word “Zapp” in the UK in connection with their business, as well as on their vehicles and numerous other items upon which the logo appears. We have also filed opposition proceedings against their trademark applications for such logo in the UK. If we are unable to resolve such dispute in an amicable manner or on terms acceptable to us, the value of our trade mark could diminish and we may be required to litigate to protect our intellectual property rights, which may be expensive, could cause a diversion of resources, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated.

Patent, trademark, trade secret and other intellectual property laws vary significantly throughout the world. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be costly, difficult or even impossible. Failure to adequately protect our intellectual property could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results.

Our use of “open source” software could subject our proprietary software to general release, adversely affect our ability to sell our products and services, and subject us to possible litigation, claims or proceedings.

We use open source software in connection with the development and deployment of our products and services, and we expect to continue to use open source software in the future. Companies that use open source software in connection with their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses may require users who distribute proprietary software containing or linked to open source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code under the same open source license, which could include proprietary source code. In such cases, the open source software license may also restrict us from charging fees to licensees for their use of our software. While we monitor the use of open source software and try to ensure that open source software is not used in a manner that would subject our proprietary source code to these requirements and restrictions, such use could inadvertently occur, in part because open source license terms are often ambiguous and have generally not been interpreted by U.S. or foreign courts.

We will depend initially on revenue generated from one model of EVP2W, the i300, and in the foreseeable future our revenue will depend on sales of a small number of EVP2W models.

Initially, our business will depend on the sales and success of the i300. For the foreseeable future, we will depend on revenue generated from a limited number of models. Historically, motorcycle customers have come to expect a variety of vehicle models offered in a company’s fleet and new and improved vehicle models to be introduced frequently. Given that for the foreseeable future our business will depend on a limited number of models, to the extent a particular model is not well received by the market, our sales volume, business, prospects, financial condition and operating results could be materially and adversely affected.

The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EVs or the imposition of new or additional regulations, including local, municipal or country-specific regulations, on EVs or components contained in our vehicles could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination, ineligibility, unavailability or discriminatory application of government subsidies, favorable trade policies and free trade agreements and economic incentives that we currently or expect to receive because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of the EV or other reasons, may result in the diminished competitiveness of the alternative fuel and EV industry generally or our vehicles in particular. Conversely, applicable laws and regulations, including local, municipal or country-specific laws and regulations, may impose additional barriers to EV adoption, including additional costs. Any of the foregoing could materially and adversely affect the growth of the alternative fuel P2W markets and our business, prospects, financial condition and operating results.

While certain tax credits and other incentives for alternative energy production, alternative fuel, and EVs have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our business, prospects, financial condition and operating results could be harmed.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

We operate in multiple jurisdictions and plan to expand to additional jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We expect to earn revenue denominated in Pounds Sterling, Euros and U.S. dollars, among other currencies, while some of our costs and expenses are also paid in other foreign currencies, including Thai Baht. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable or if we were operating and reporting in one currency. We have not but may in the future choose to enter into hedging arrangements to manage foreign currency transaction exposures, but such activity may not completely eliminate fluctuations in our operating results due to currency exchange rate changes. Hedging arrangements are inherently risky, and could expose us to additional risks that could adversely affect our business, prospects, financial condition and operating results. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods.

Risks Related to Ownership of our Securities

We have received written notice from Nasdaq that we are not in compliance with Nasdaq’s requirements for continued listing of our Shares and if we are unable to regain compliance with all such requirements, we could be delisted from Nasdaq, which would negatively impact our business, our ability to raise capital, and the market price and liquidity of the market for our Shares.

On October 31, 2023, we received written notification (the “First Notification Letter”) from Nasdaq that the Company was not in compliance with the minimum bid price requirement set forth in Nasdaq’s rules for continued listing. Nasdaq Listing Rule 5450(a)(2) requires primary securities listed on the Nasdaq Global Market to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if a deficiency under Rule 5450(a)(2) continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s Shares for the 30 consecutive business days beginning September 19, 2023, and continuing to the present, the Company is not in compliance with the minimum bid price requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A)(i), the Company has a cure period of 180 calendar days, or until April 29, 2024 (the “First Compliance Period”), to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s Shares must meet or exceed $1.00 per share for at least 10 consecutive business days during the First Compliance Period. If the Company does not regain compliance during such cure period, and is not eligible for an additional grace period under Listing Rule 5810(c)(3)(A)(ii), Nasdaq will provide written notice that the Company’s Shares are subject to delisting. In that event, the Company may appeal such determination to a hearing panel. The Company intends to monitor the bid price of its Shares during the Compliance Period and will seek to take such further action as may be necessary and appropriate to regain compliance with Listing Rule 5450(a)(2) prior to the expiration of the First Compliance Period.

On November 7, 2023, we received written notification (the “Second Notification Letter”) from Nasdaq that the Company was not in compliance with the minimum market value of listed securities set forth in Nasdaq’s rules for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(b)(2)(A) requires primary securities listed on the Nasdaq Global Market to maintain a minimum market value of listed securities of $50,000,000, and Listing Rule 5810(c)(3)(C) provides that a failure to meet the minimum market value of listed securities requirement exists if a deficiency under Rule 5450(b)(2)(A) continues for a period of 30 consecutive business days. Based on the market value of listed securities for the 30 consecutive business days beginning September 25, 2023, and continuing to the present, the Company is not in compliance with the minimum market value of listed securities requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company has a cure period of 180 calendar days, or until May 6, 2024 (the “Second Compliance Period”), to regain compliance with the minimum market value of listed securities requirement. To regain compliance, the market value of listed securities must meet or exceed $50,000,000 for at least 10 consecutive business days during the Second Compliance Period. If the Company does not regain compliance during such cure period, Nasdaq will provide written notice that the Company’s Shares are subject to delisting. In that event, the Company may appeal such determination to a hearing panel. The Company will make its best efforts to regain compliance with Listing Rule 5450(b)(2)(A) prior to the expiration of the Second Compliance Period.

On December 13, 2023, we received written notification (the “Third Notification Letter”) from Nasdaq that the Company was not in compliance with the minimum market value of publicly held shares set forth in Nasdaq’s rules for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(b)(2)(C) requires primary securities listed on the Nasdaq Global Market to maintain a minimum market value of publicly held shares of $15,000,000, and Listing Rule 5810(c)(3)(D) provides that a failure to meet the minimum market value of publicly held shares requirement exists if a deficiency under Rule 5450(b)(2)(C) continues for a period of 30 consecutive business days. Based on the market value of publicly held shares for the 30 consecutive business days beginning October 19, 2023, and continuing to the present, the Company is not in compliance with the minimum market value of publicly held shares requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has a cure period of 180 calendar days, or until June 10, 2024 (the “Third Compliance Period”) ,to regain compliance with the minimum market value of publicly held shares requirement. To regain compliance, the market value of publicly held Shares must meet or exceed $15,000,000 for at least 10 consecutive business days during the Third Compliance Period. If the Company does not regain compliance during such cure period, Nasdaq will provide written notice that the Company’s Shares are subject to delisting. In that event, the Company may appeal such determination to a hearing panel. The Company will make its best efforts to regain compliance with Listing Rule 5450(b)(2)(C) prior to the expiration of the Third Compliance Period.

If our Shares are delisted by Nasdaq, the Shares may be eligible for quotation on an over-the-counter quotation system or on “the pink sheets” but will lack the benefits and market efficiencies associated with a Nasdaq listing. Upon delisting, our Shares would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect market liquidity in respect of our Shares and could limit the ability of shareholders to obtain accurate quotations as to the market value of and/or dispose of our Shares. In such case, there can be no assurance that our Shares will be again be eligible for listing on any recognized exchange.

In addition, delisting from Nasdaq could adversely affect our ability to raise additional equity capital through public or private sales of Shares or other equity securities, and would have other negative consequences, including the potential loss of confidence by employees and customers, the loss of institutional investor interest and fewer business development opportunities.

The market price and trading volume of our Ordinary Shares may be volatile and could decline significantly.

The stock markets, including Nasdaq on which our Ordinary Shares are listed, have from time to time experienced significant price and volume fluctuations. The market prices of our Ordinary Shares may be volatile and could decline significantly. In addition, the trading volumes in our Ordinary Shares may fluctuate and cause significant price variations to occur. If the market price of our Ordinary Shares declines significantly, you may be unable to resell your Ordinary Shares at or above the market price of our Ordinary Shares. There can be no assurance that the market price of our Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

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the realization of any of the risk factors presented in this prospectus;
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actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, cash flows, liquidity or financial condition;
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announcements by us or our competitors of significant business developments;
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loss of customers;
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acquisitions or expansion plans;
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our involvement in litigation;
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sale of our Ordinary Shares or other securities in the future;
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market conditions in our industry;
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loss of key personnel;

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the trading volume of our Ordinary Shares;
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actual, potential or perceived control, accounting or reporting problems;
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changes in accounting principles, policies and guidelines;
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other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism or responses to these events; and
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general economic and market conditions.

In addition, the stock markets have experienced dramatic price and volume fluctuations. Broad market and industry factors may materially harm the market price of our Ordinary Shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholder securities class action litigation has often been filed. If at any time we face such litigation, we may incur substantial costs and our management’s attention and resources could be diverted.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (other than the Private Placement Warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying Shares for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding warrants (including the Private Placement Warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that the last reported sales price of our Shares equals or exceeds $10.00 per share and is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met, including that holders will be able to exercise their warrants on a “cashless” basis prior to redemption for a number of Shares determined based on the redemption date and the fair market value of the Shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying Share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of Shares received is capped at 0.361 Shares per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the Redemption Date to the registered holders of the public warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the warrants will be notified of such redemption by our posting of the redemption notice to DTC.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research, or cease publishing research about us, our share price and trading volume could decline significantly.

The trading market for our Ordinary Shares depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of us, or if these securities or industry analysts are not widely respected within the general investment community, the demand for our Ordinary Shares could decrease, which might cause our share price and trading volume to decline significantly. In the event that we obtain securities or industry analyst coverage or, if one or more of the analysts who cover us downgrade their assessment of us or publish inaccurate or unfavorable research about our business, the market price and liquidity for our Ordinary Shares could be negatively impacted.

We are an “emerging growth company” and the reduced SEC reporting requirements applicable to emerging growth companies may make our Ordinary Shares less attractive to investors, which could have a material adverse effect on our fundraising, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act and will remain such until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to continue to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to: the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of securities registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their ownership of Shares and trading activities and imposing liability for insiders who profit from round-turn trades made within a short period of time; the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information; and the requirement under the Exchange Act to file current reports on Form 8-K upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as are U.S. domestic registrants, and we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, our shareholders may not have access to certain information they deem important. We cannot predict if investors will find our Ordinary Shares less attractive owing to our reliance on these exemptions. If some investors do find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares, and the pricing thereof may be more volatile.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such are exempt from certain provisions applicable to United States domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events are also furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on March 31, 2024.

In the future, we could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, including costs related to the preparation of financial statements in accordance with U.S. GAAP, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

We report financial results under IFRS, which differs in certain significant respect from U.S. GAAP.

We report financial results under IFRS. There are and there may in the future be certain significant material differences between IFRS and U.S. GAAP. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it becomes required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those of companies that prepare financial statements under U.S. GAAP.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

The Company is an exempted company incorporated in the Cayman Islands, a “foreign private issuer” as that term is defined in Rule 405 under the Securities Act, and its Ordinary Shares are listed on Nasdaq. The Nasdaq listing rules permit a foreign private issuer to follow the corporate governance practices of its home country in lieu of adherence to certain Nasdaq corporate governance rules. Corporate governance practices in the Cayman Islands, which is our home country, differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies.

Among other things, we are not required to have: (i) a majority of the board of directors consisting of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating and corporate governance committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

For the time being, we have a majority-independent board of directors and a compensation committee consisting of independent directors, a nominating and corporate governance committee consisting of independent directors, and our board regularly convenes executive sessions. However, we recently adopted home country practice in lieu of compliance with Nasdaq Rule 5635(d), such that approval by our board of directors only, rather than shareholder approval as per that the rule, is required for certain transactions involving the sale, issuance or potential issuance of Ordinary Shares equaling 20% or more of the Ordinary Shares outstanding before the issuance. Similarly, we intend to rely on the exemption referenced above to implement and make grants under an equity compensation plan with board approval alone rather than with shareholder approval. As a result, you will not enjoy all the benefits of the Nasdaq corporate governance requirements applicable to U.S. domestic public companies.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated in the Cayman Islands, we conduct substantially all of our operations outside the U.S., and a majority of our directors and executive officers reside outside the U.S.

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands, and conduct a majority of our operations outside the United States through our principal subsidiary, Zapp UK. Substantially all of our assets are located outside the United States. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult for you to bring an action against us or against these individuals in the event that you believe that your rights have been infringed upon under applicable securities laws or otherwise. It also will be difficult to effect service of process upon our officers or directors and/or to enforce judgments obtained in United States courts against certain of our officers or directors. Even if you are successful in bringing such an action, the laws of the Cayman Islands and of the jurisdictions in Europe or Thailand in which our operations are substantially conducted could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

In addition, our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association (our “Articles”), the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against company directors, actions by minority shareholders against to the Company, and the fiduciary duties of our directors to the Company are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities law than the United States, and some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies and their shareholders may not have standing to initiate a shareholder derivative action in the United States.

Shareholders of Cayman Islands exempted companies like our Company have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but we are not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on our affairs). This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (for example, awards of punitive or multiple damages may well be held to be contrary to such public policy). Moreover, a Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are pending elsewhere.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as in the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a public company incorporated in the United States.

Our Articles designate the Cayman Islands as the exclusive forum for certain litigation that may be initiated by our shareholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our Articles, unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall, to the maximum extent permitted by law, have exclusive jurisdiction over any dispute, controversy or claim arising out of or in connection with our Articles or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees or ours shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our Articles, or (iv) any action asserting a claim against us concerning our internal affairs; provided that, for the avoidance of doubt, the foregoing forum selection provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim based on securities laws for which the federal district courts of the United States have exclusive jurisdiction.

Our Articles also provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our Articles further provide that any person or entity purchasing or otherwise acquiring any interest in our Shares is deemed to have notice of and consented to the provisions of our Articles described above.

The forum selection provisions in our Articles may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation, memorandum and articles of association and/or equivalent constitutional documents has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find such provisions to be inapplicable or unenforceable, and if a court were to find such provisions in our Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business, results of operations and financial condition.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of March 22, 2024, our directors, executive officers and their affiliates as a group beneficially own approximately 44.3% of our issued and outstanding Ordinary Shares. As a result, these shareholders are able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the Articles and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

Pursuant to the Founder’s rights under the Director Nomination Agreement, the Founder will be able to maintain the ability to nominate a majority of the directors to our board of directors for so long as the Founder maintains certain investment thresholds.

The Company and the Founder entered into the Director Nomination Agreement pursuant to which the Founder has a right to representation on our board of directors. Pursuant to the Director Nomination Agreement, the Founder will has the right to nominate for election to our board of directors: (i) four (4) individuals (or more individuals as would represent a bare majority of the directors then in office), at least two (2) of which would qualify as Independent Directors for so long as the Founder holds in aggregate at least 80% of the number of issued and outstanding Ordinary Shares that were held by the Founder as of the Closing of the Business Combination; (ii) three (3) individuals, at least one (1) of which would qualify as an Independent Director, for so long as the Founder holds in aggregate at least 50% of the number of issued and outstanding Ordinary Shares that were held by the Founder as of the closing of the Business Combination, but less than 80% of the number of issued and outstanding Ordinary Shares that were held by the Founder as of the Closing of the Business Combination, or (iii) two (2) individuals, none of which are required to qualify as an Independent Director, for so long as the Founder holds in aggregate at least 30% of the number of issued and outstanding Ordinary Shares that were held by the Founder as of the Closing of the Business Combination. Our business and future success is substantially dependent on the services and guidance offered by our directors, and the Founder’s ability to nominate the majority of the directors to our board of directors may prohibit potential candidates from being nominated. Our obligations under the Director Nomination Agreement end upon the earlier of (a) the third anniversary of the Closing of the Business Combination and (b) the first date that the Founder holds less than 30% of the number of issued and outstanding Ordinary Shares that were held by the Founder as of the Closing of the Business Combination.

It is not expected that we will pay dividends in the foreseeable future.

It is expected that we will retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. In addition, we are a holding company and our subsidiaries are located in the UK, Europe and Thailand. Part of our primary internal sources of funds to meet our cash needs will be dividends, if any, paid by our subsidiaries. The distribution of dividends from the subsidiaries in certain markets where we operate is subject to restrictions imposed by the applicable laws and regulations in those markets. As a result, it is not expected that we will pay any cash dividends to holders of our Ordinary Shares in the foreseeable future.

Our board of directors has complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There can be no assurance that our Shares will appreciate in value or that the trading price of the Shares will not decline. Holders should not regard or rely on an investment in our Shares as a source for any future dividend income.

CONVERTIBLE DEBT ISSUE AND COMMITTED EQUITY FINANCING

On February 10, 2024, the Company entered into the SEPA with Yorkville, a fund managed by Yorkville Advisors Global, LP, headquartered in Mountainside, New Jersey. Under the SEPA, Yorkville shall advance to the Company the Prepaid Advances in the principal amount of $1,500,000, which shall be evidenced by Promissory Notes, which are convertible into Ordinary Shares (as converted, the Conversion Shares). The first part of the Pre-Paid Advance in a principal amount of $500,000 was advanced on March 20, 2024 and the second part of the Pre-Paid Advance in a principal amount of $1,000,000, is due to be advanced on the second trading day after the effectiveness of the registration statement of which this prospectus forms a part. Each part of the Pre-Paid Advance is subject to the Original Issue Discount. The Original Issue Discount shall not reduce the principal amount of the Promissory Notes.

Principal, interest and any other payments due under the Promissory Notes shall be paid in cash on March 20, 2025, unless converted by Yorkville or redeemed by the Company. Except as specifically permitted by the terms of the Promissory Notes, the Company may not prepay or redeem any portion of the outstanding principal and accrued and unpaid interest thereunder. Subject to the terms set forth in the Promissory Notes, at any time on or after the issuance date, Yorkville shall be entitled to convert any portion of the outstanding principal of the Promissory Notes plus accrued and unpaid interest on such outstanding principal of the Promissory Notes to, but excluding, the conversion date into Ordinary Shares at the Conversion Price. The number of Conversion Shares issuable upon conversion of the Conversion Amount will be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Conversion Price is, as of any conversion date or other date of determination and subject to adjustments set forth in the Promissory Notes, the lower of (i) with respect to each Promissory Note, 100% of the VWAP on the day prior to issuance of the applicable Promissory Note, (or $0.2475 per Ordinary Share with respect to the Promissory Note issued in connection with the first part of the Pre-Paid Advance), or (ii) 88% of the lowest daily during the 10 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than $0.055 per Ordinary Share. The Conversion Price may be adjusted from time to time pursuant to the terms and conditions of the Promissory Notes.

The Company at its option and in its sole discretion shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes, provided that the Company provides Yorkville with at least three scheduled trading days’ prior written notice of its desire to exercise an Optional Redemption. Each Redemption Notice will be irrevocable and will specify the date for the Optional Redemption, the outstanding principal of the Promissory Notes to be redeemed and the Redemption Amount applicable to such principal. With respect to any Redemption Notice, the Redemption Amount will be an amount equal to the outstanding principal actually being redeemed by the Company (after giving effect to any conversions with a conversion date prior to the relevant Redemption Date) on the relevant Redemption Date, plus the Payment Premium, plus all accrued and unpaid interest on the principal amount being redeemed by the Company to, but excluding, the relevant Redemption Date. In addition, if an Amortization Event (as defined in the Promissory Notes) occurs, then the Company shall be required to make monthly payments in an amount equal to the Amortization Principal Amount (as defined in the Promissory Notes), or the outstanding principal if less than such amount, plus the Payment Premium, plus all accrued and unpaid interest on the principal amount being paid. The Payment Premium is 12% of the principal amount being paid pursuant to a monthly payment or an Optional Redemption.

Yorkville may declare the full unpaid principal amount of the Promissory Notes, together with interest and other amounts owing in respect thereof, immediately due and payable in cash upon the occurrence of certain specified events of default and mandatory prepayment events. Upon the occurrence and during the continuance of any event of default, interest will accrue on the outstanding principal balance of the Promissory Notes at a rate of 18% per annum.

Pursuant to the SEPA, subject to the terms and conditions set forth therein, the Company has the right, but not the obligation, to issue to Yorkville, and Yorkville has the obligation to subscribe for Ordinary Shares for an aggregate subscription amount of up to $10 million, at any time from the date of the SEPA until February 10, 2027, unless earlier terminated pursuant to the SEPA, by delivering written notice to Yorkville. The Company will not have the right to require Yorkville to subscribe for any Ordinary Shares under the SEPA if a balance remains outstanding under a Promissory Note, unless an Amortization Event (as defined in the Promissory Notes) has occurred and the proceeds of any Advance is applied towards repayment of a balance under a Promissory Note.

At any time during the Commitment Period and provided that a balance under a Promissory Note is outstanding, Yorkville may, by providing an Investor Notice to the Company, require the Company to issue and sell shares to

Yorkville as set out in the relevant Investor Notice, subject to certain limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

Otherwise, each Ordinary Share to be issued to Yorkville from time to time under the SEPA will be sold by the Company at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice. For the avoidance of doubt, the Market Price is the lowest daily VWAP of the Ordinary Shares during the Pricing Period.

Subject to the terms and conditions of the SEPA, and except for shares issued to pay the Initial Commitment Fee and the issuance of Conversion Shares pursuant to an Investor Notice, we will control the timing and amount of issuances of Ordinary Shares to Yorkville. Actual issuances of Ordinary Shares to Yorkville under the SEPA will depend on a variety of factors over time, including our ability to meet the conditions set forth in the SEPA, the timing and prices at which we issue Ordinary Shares to Yorkville, market conditions and the trading price of our Ordinary Shares, and determinations by us as to the appropriate sources of funding for the Company’s operations.

The SEPA does not require or entitle Yorkville to subscribe for or acquire shares under the SEPA to the extent a proposed issuance, when aggregated with all other Ordinary Shares then owned by Yorkville, would result in Yorkville’s beneficially owning more than 4.99% of the then outstanding Ordinary Shares.

The net proceeds under the SEPA to us will depend on the timing and prices at which we issue Ordinary Shares to Yorkville. We expect that any proceeds received by us from such issuances to Yorkville will be used for general corporate purposes. See “Use of Proceeds.”

The Company shall pay a Commitment Fee in an amount equal to $100,000, of which (i) the Initial Commitment Fee of $50,000 will be paid through the issuance of 181,819 Ordinary Shares to Yorkville and (ii) the Deferred Commitment Fee of $50,000 shall be due and payable on the earlier of the 6-month anniversary of the Effective Date or the date the SEPA is terminated in accordance with its terms. The Deferred Commitment Fee, if applicable, may be paid on the 6-month anniversary of the Effective Date, by the issuance to Yorkville of such number of Ordinary Shares that is equal to the Deferred Commitment Fee divided by the closing price of the Ordinary Shares as of the trading day immediately prior to the 6-month anniversary of the Deferred Commitment Fee.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to Yorkville under the SEPA is subject to the satisfaction or waiver of certain conditions, including, among other things, the following:

•
the accuracy in all material respects of our representations and warranties included in the SEPA;
•
the Company having paid the Commitment Fee, to the extent it has come due;
•
the effectiveness of this registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include Ordinary Shares that may be issued by us to Yorkville under the SEPA);
•
the Company having filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the date of an Advance Notice;
•
the board of directors having approved the transactions contemplated by the SEPA and related transactional documents;
•
no Material Outside Event (as defined in the SEPA) shall have occurred or be continuing;
•
the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the SEPA to be performed, satisfied or complied with by the Company;
•
the absence of any statute, regulation, executive order, decree, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the SEPA;

•
trading in our Ordinary Shares shall not have been suspended by the SEC, Nasdaq or FINRA;
•
the Company shall not have received any final and non-appealable notice that the listing or quotation of the Ordinary Shares on Nasdaq shall be terminated;
•
the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Ordinary Shares, electronic trading or book-entry services by DTC with respect to the Ordinary Shares is continuing, being imposed or contemplated;
•
all of the Ordinary Shares issuable pursuant to the applicable Advance Notice shall have been duly authorized by all necessary corporate action of the Company;
•
all Ordinary Shares relating to all prior Advance Notices required to have been received by the Investor under the SEPA by the date of the relevant Advance Notice shall have been delivered to Yorkville; and
•
the representations contained in the applicable Advance Notice shall be true and correct in all material respects.

No Short-Selling by Yorkville

Yorkville has agreed that neither Yorkville nor its officers, affiliates, or any entity managed or controlled by Yorkville, shall engage in any short sales of our Ordinary Shares, provided that such persons may sell Ordinary Shares that Yorkville is unconditionally obligated to subscribe for pursuant to the SEPA.

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of:

•
the first day of the month next following the third anniversary of the date of the SEPA, provided that if a Promissory Note is then outstanding, such termination shall be delayed until such date that the Promissory Note that was outstanding has been repaid; or
•
the date on which Yorkville shall have made payment of Advances pursuant to the SEPA for Ordinary Shares equal to the Commitment Amount.

We have the right to unilaterally terminate the SEPA upon five trading days’ prior written notice to Yorkville, provided that (i) there are no outstanding Advance Notices that have not been completed; (ii) there is no outstanding balance under a Promissory Note; and (iii) we have paid all amounts owed to Yorkville pursuant to the SEPA.

The Company and Yorkville may also terminate the SEPA at any time by mutual written consent.

Effect of Issuances of Ordinary Shares under the SEPA on our Shareholders

All Ordinary Shares that may be issued by us to Yorkville under the SEPA that are being registered under the Securities Act for resale by Yorkville under this prospectus are expected to be freely tradable. The Ordinary Shares being registered for resale in this offering may be issued by us to Yorkville from time to time at our discretion during the Commitment Period or are issued following a conversion under a Promissory Note. The resale by Yorkville of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline. Issuances of our Ordinary Shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. The Company may ultimately decide to issue to Yorkville all, some or none of the Ordinary Shares that may be available for issuance to Yorkville pursuant to the SEPA.

At various points in time as and when we are obliged to or elect to issue Ordinary Shares to Yorkville pursuant to the SEPA, Yorkville will be entitled to sell all or some (or none) of such shares at different times and prices in its discretion, subject to the terms of the SEPA. Accordingly, investors who purchase Ordinary Shares from Yorkville in this offering at different times will likely pay different prices for those Ordinary Shares, and so may will likely experience different levels of dilution thereafter (and in some cases substantial dilution) and realize different outcomes in their investment results. In particular, investors may experience a decline in the value of the Ordinary Shares they purchase from Yorkville in this offering in the event of future issuances by us to Yorkville at prices lower than the market prices such investors paid for their Ordinary Shares in this offering.

Because the subscription price per Ordinary Share to be paid by Yorkville for the Ordinary Shares will fluctuate based on the market prices of our Ordinary Shares during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of Ordinary Shares that we will issue to Yorkville under the SEPA, the actual subscription price per Ordinary Share to be paid by Yorkville for those Ordinary Shares, or the actual gross proceeds to be raised by us from those issuances, if any.

Although the SEPA provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the SEPA, direct Yorkville to subscribe for our Ordinary Shares in one or more Advances under the SEPA, for a maximum aggregate subscription price of up to $10 million, only 20,000,000 Ordinary Shares (including the 181,819 Initial Commitment Shares) are being registered for resale under the registration statement of which this prospectus forms a part. While the market price of our Ordinary Shares may fluctuate from time to time after the date of this prospectus and, as a result, the actual subscription price to be paid by Yorkville under the SEPA for Ordinary Shares, if any, may also fluctuate, it is possible that, in order for us to receive the full amount of Yorkville’s commitment under the SEPA, we may need to issue more than the number of Ordinary Shares being registered for resale under the registration statement of which this prospectus forms a part.

If it becomes necessary for us to issue to Yorkville more Ordinary Shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $10 million under the SEPA, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional Ordinary Shares, which the SEC must declare effective, in each case, before we may elect to issue any additional Ordinary Shares to Yorkville under the SEPA. The number of Ordinary Shares ultimately offered for resale by Yorkville depends upon the number of Ordinary Shares, if any, we ultimately issue to Yorkville under the SEPA.

The issuance, if any, of Ordinary Shares to Yorkville pursuant to the SEPA would not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders would be diluted. Although the number of Ordinary Shares that our existing shareholders own would not decrease as a result of issuances, if any, under the SEPA, the Ordinary Shares owned by our existing shareholders would represent a smaller percentage of our total issued Ordinary Shares after any such issuance.

The following table sets forth the amount of gross proceeds, before deducting any discount to Yorkville or expenses payable by us, we would receive from Yorkville from our issuance of such number of Ordinary Shares to Yorkville for a maximum aggregate subscription amount of $10 million to Yorkville under the SEPA at varying subscription prices:

Assumed Average Subscription Price Per Ordinary Share	Number of Ordinary Shares to be Issued if Full Subscription(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Yorkville(2)	Gross Proceeds from the Issuance of Ordinary Shares to Yorkville Under the SEPA
$0.200	50,000,000	44.7%	$10,000,000
$0.225	44,444,444	41.8%	$10,000,000
$0.250	40,000,000	39.3%	$10,000,000
$0.275(3)	36,363,636	37.0%	$10,000,000
$0.500	20,000,000	24.4%	$10,000,000
$1.000	10,000,000	13.9%	$10,000,000
$1.500	6,666,667	9.7%	$10,000,000

____________

(1)
Does not include the 181,819 Initial Commitment Shares. Depending on the subscription price at issuance, the number of Ordinary Shares offered by this prospectus may not cover all the shares we ultimately issue to Yorkville under the SEPA. We have included in this column such number of Ordinary Shares that may be issued to Yorkville (excluding the Initial Commitment Shares) without regard to the Beneficial Ownership Cap. The assumed average subscription prices are solely for illustration and are not intended to be estimates or predictions of future share performance.
(2)
The denominator is based on 62,529,166 Ordinary Shares outstanding as of March 22, 2024, adjusted to include the issuance of the number of shares set forth in the second column that we would have issued to Yorkville, assuming the average subscription price in the first column. The numerator is based on the number of Ordinary Shares set forth in the second column.
(3)
Represents the closing price of our Ordinary Shares on Nasdaq on February 9, 2024, the trading day prior to execution of the SEPA.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their own respective account. We will not receive any of the proceeds from these sales. We have received the first part of the Pre-Paid Advance from Yorkville in a principal amount of $500,000 (resulting in net proceeds of $475,000), however, and we expect to receive the second part of the Pre-Paid Advance in a principal amount of $1,000,000 (resulting in net proceeds of $950,000) on the second trading day after the effectiveness of this prospectus. We further expect to receive proceeds from issuances of Ordinary Shares to Yorkville pursuant to the SEPA from time to time. In addition, we will receive proceeds in the amount of the relevant exercise prices if and when the Joseph Warrants are exercised.

As of the date of this prospectus, we are unable to estimate precisely the total amount of proceeds that we may receive under the SEPA, as it will depend on a number of factors, including our ability to meet the conditions set forth in the SEPA and the timing and prices at which we issue Ordinary Shares to Yorkville. See “Convertible Debt Issue and Committed Equity Financing” for a description of how the price at which we may issue Ordinary Shares to Yorkville is calculated pursuant to the SEPA.

We plan to use the net proceeds from issuances of Ordinary Shares, if any, under the SEPA or pursuant to an exercise of the Joseph Warrants for general corporate purposes.

Our expected use of net proceeds represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received, or the amounts, if any, that we will actually spend on such uses. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our business development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of such net proceeds.

The Selling Shareholders will pay any brokerage fees or commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses incurred in selling their shares. We will bear the costs, fees and expenses incurred in effecting the registration for resale of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

The Company has never declared or paid any cash dividends and has no plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. The Company currently intends to retain any earnings for future operations and expansion. In addition, we are a holding company and our operating subsidiaries are located in the United Kingdom, the European Union and Thailand. Part of our primary internal sources of funds to meet our cash needs will be dividends, if any, paid by our subsidiaries. The distribution of dividends from the subsidiaries in certain markets where we operate is subject to restrictions imposed by the applicable laws and regulations in those markets. As a result, it is not expected that we will pay any cash dividends to holders of our Ordinary Shares in the foreseeable future.

Our board of directors has complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There can be no assurance that our Ordinary Shares will appreciate in value or that the trading price of the Ordinary Shares will not decline. Holders should not regard or rely on an investment in our Ordinary Shares as a source for any future dividend income.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Zapp and CIIG adjusted to give effect to the consummation of the Business Combination, as described below under the heading, “Description of the Business Combination.” The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included in these financial statements have the same meaning as terms defined and included elsewhere in this prospectus.

The following unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2023 combines the audited historical consolidated statement of profit or loss of Zapp for the year ended September 30, 2023 with the historical statement of profit or loss of CIIG for the period ended April 28, 2023, as if the Business Combination had been completed on October 1, 2022.

The historical financial information of CIIG was derived from its unaudited condensed financial statements for the period ended April 28, 2023. The historical financial information of Zapp was derived from its audited historical consolidated financial statements for the year ended September 30, 2023, included elsewhere in this prospectus. The unaudited pro forma condensed combined financial information and the accompanying notes should be read together with Zapp’s and CIIG’s financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma adjustments related to the Business Combination are described in the notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma condensed combined statement of profit or loss (i) is based on information currently available, (ii) is intended for informational purposes only, and (iii) is not necessarily indicative of and does not purport to represent what our operating results would have been had the Business Combination occurred as described.

Description of the Business Combination

On April 28, 2023, Zapp EV consummated the Business Combination pursuant to the Agreement and Plan of Merger, dated as of November 22, 2022 (the “Merger Agreement”), by and among CIIG II, Zapp UK and Merger Sub.

The Merger Agreement provided that the parties thereto would enter into a business combination transaction pursuant to which, among other things, (i) the shareholders of Zapp UK transferred their respective ordinary shares of Zapp UK to Zapp EV in exchange for ordinary shares of Zapp EV (“Ordinary Shares”, and such exchange, the “Company Exchange”); and (ii) immediately following the Company Exchange, Merger Sub merged with and into CIIG II, with CIIG II being the surviving corporation in the merger (the “Merger”), and each outstanding share of common stock of CIIG II (other than certain excluded shares) would convert into the right to receive one Zapp EV Ordinary Share.

Upon the consummation of the Business Combination: (i) the shareholders of Zapp UK transferred their respective shares of Zapp UK to Zapp EV in exchange for 41,296,259 Zapp EV Ordinary Shares pursuant to the Company Exchange, (ii) $6.1 million in aggregate principal amount of Zapp UK’s senior unsecured convertible loan notes due 2025 (the “Zapp UK Convertible Loan Notes”) were automatically redeemed at the principal amount by conversion into ordinary shares of Zapp UK, which were then transferred to Zapp EV in exchange for 871,428 Zapp EV Ordinary Shares; (iii) all Zapp UK options, whether vested or unvested, were released and cancelled by holders of Zapp UK options in exchange for 4,410,844 options to purchase Zapp EV Ordinary Shares (“Zapp EV Exchange Options”), of which 4,082,240 Zapp EV Exchange Options were fully vested upon the consummation of the Business Combination; (iv) the 6,000,000 Zapp UK warrants issued to Michael Joseph to purchase 6,000,000 ordinary shares of Zapp UK ceased to be warrants with respect to ordinary shares of Zapp UK and were assumed by Zapp EV and converted into 3,412,469 fully vested warrants to purchase Zapp EV Ordinary Shares (“Zapp EV Exchange Warrants”); (v) all shares of CIIG II Class A common stock, par value $0.0001 per share, and CIIG II Class B common stock, par value $0.0001 per share, were cancelled and automatically deemed to represent the right to receive 28,750,000 Zapp EV Ordinary Shares and 7,187,500 Zapp EV Ordinary Shares (of which 754,687 Zapp EV Ordinary Shares are unvested and subject to certain vesting conditions), respectively; and (vi) each CIIG II warrant was modified to provide that such warrant no longer entitles the holder thereof to purchase the number of shares of CIIG II’s common stock set forth therein and in substitution thereof such warrant would entitle the holder to acquire the same number of Zapp EV Ordinary Shares per warrant on the same terms (“Zapp EV Public Warrants”).

The Business Combination was consummated on April 28, 2023, whereupon Zapp UK became a direct wholly-owned subsidiary of Zapp EV, and CIIG II became a direct wholly-owned subsidiary of Zapp EV (changing its name to Zapp Electric Vehicles, Inc.). On May 1, 2023, Zapp EV Ordinary Shares and Zapp EV Public Warrants commenced trading on Nasdaq, under the symbols “ZAPP” and “ZAPPW,” respectively.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss for the year ended September 30, 2023

(in USD)	Combined as reported on Form 20-F	Accounting adjustments	Notes	Pro forma combined
Revenue	—	—		—
Cost of sales	—	—		—
Gross profit	—	—		—
Selling and distribution expenses	(1,425,344)	—		(1,425,344)
General and administrative expenses	(6,372,718)	(498,638)	(a) (b)	(6,871,356)
Operating loss	(7,798,062)	(498,638)		(8,296,700)
Finance income	9,292	—		9,292
Finance expense	(561,005)	341,545	(c) (d)	(219,460)
Other (expenses) / income	(213,747,726)	167,316,087	(e)	(46,431,639)
Loss before tax	(222,097,501)	167,158,994		(54,938,507)
Income tax	—	—		—
Loss for the year	(222,097,501)	167,158,994		(54,938,507)
Weighted-average Zapp EV Ordinary shares outstanding, basic and diluted	47,765,200	10,132,270		57,897,470
Net loss per share	(4.65)			(0.95)

Loss for the year	(222,097,501)	167,158,994		(54,938,507)
Other comprehensive loss
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences	(24,402)	(161,715)		(186,117)
Other comprehensive loss for the year, net of tax	(24,402)	(161,715)		(186,117)
Total comprehensive loss for the year	(222,121,903)	166,997,279		(55,124,624)

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.
Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Zapp EV and CIIG II did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2023 presents the pro forma effect of the Business Combination as if it had been completed on October 1, 2022.

The unaudited pro forma condensed statement of profit or loss for the year ended September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•
Zapp EV’s audited consolidated statement of profit or loss for the year ended September 30, 2023; and
•
CIIG II's unaudited historic financial information for the period ended April 28, 2023.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Zapp EV believes are reasonable under the circumstances.

Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the Post-Business Combination company. They should be read in conjunction with the historical financial statements and notes thereto of CIIG II and Zapp EV.

2.
Accounting Policies

Upon consummation of the Business Combination, management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management identified differences between the accounting policies of the two entities. These differences did not have a material impact on the results of operations of the Post-Business Combination company following the Business Combination.

3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company upon consummation of the Business Combination. CIIG II and Zapp EV did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of profit or loss are based upon the number of Zapp EV’s shares outstanding, assuming the Business Combination had occurred on October 1, 2022.

The Transactions Accounting Adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2023 are as follows:

(a) The combined information as reported on Form 20-F only includes the general and distribution expenses of CIIG II from the closing date of the Business Combination. Were the Business Combination to have occurred on October 1, 2022, the Company would have incurred an additional $210,387 of general and administrative expenses, predominantly in relation to the compliance costs of operating a legal entity in Delaware.

(b) The combined information as reported on Form 20-F only includes the cost of directors' and officers' insurance from the date of closing of the Business Combination. Were the Business Combination to have occurred on October 1, 2022, the Group would have incurred a full year of increased insurance, resulting in an increase to general and administrative expenses of $288,251.

(c) Prior to the closing of the Business Combination, Zapp UK issued convertible loan notes which converted into shares upon closing of the Business Combination. Were the Business Combination to have occurred on October 1, 2022, interest costs totaling $386,754 would not have been incurred during the year ended 30 September, 2023.

(d) Upon the closing of the Business Combination, the Company assumed all assets and liabilities of CIIG II, including certain promissory notes. As a result, the Company recognized interest on these promissory notes for the period from the closing of the Business Combination. Were the Business Combination to have occurred on October 1, 2022, the Company would have incurred an additional finance expense of $45,209 in the year ended 30 September, 2023.

(e) During the financial year ended September 30, 2023, the Group recognized expenses in relation to the Business Combination of $167,316,087. Were the Business Combination to have occurred on October 1, 2022, the Group would not have incurred these expenses.

4.
Loss per Share

Net loss per share was calculated using the historical weighted average number of shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since October 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average number of shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

For the year ended September 30, 2023
Pro forma net loss	(54,938,507)
Weighted average shares outstanding—basic and diluted	57,897,470
Pro forma net loss per shares—basic and diluted	(0.95)
Weighted average shares outstanding—basic and diluted
Legacy Zapp UK shareholders	41,296,259
Shares issued to holders of convertible notes	871,428
Shares issued to Business Combination advisors	173,000
Non-redeeming CIIG shareholders	13,124,597
Shares issued under Forward Purchase Agreement	2,432,186
57,897,470

THE COMPANY’S BUSINESS

Design-led electric personal urban mobility solutions

We are on a mission to revolutionize personal urban mobility through the development of Zapp, a British electric vehicle brand.

Our first product, the i300 electric urban motorcycle, was designed from the ground up leveraging the advantages of electrification, and we believe the resulting new vehicle architecture provides an attractive value proposition by combining high-performance specifications typically associated with larger “step-over” motorcycles with the convenience of a “step-through” form factor more suitable for urban environments.

This design-led approach extends beyond the product itself. Zapp seeks to provide a premium experience throughout the entire customer journey. With our long-standing passion for P2W vehicles, extensive market analysis, deep understanding of the technologies behind electrification required to design a high-performance “EVP2W” vehicles, and focus on effective supply chain management, our aim is to establish a new:

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category of product;
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vehicle design and architecture;
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level of vehicle performance and practicality;
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customer purchase experience;
•
customer ownership experience; and
•
manufacturing model in the P2W sector that is asset-light and capital efficient .

We believe key company and product differentiators position Zapp to capture market share in a rapidly growing global P2W Market, which was approximately $130 billion in 2022. In addition to underlying organic growth in the demand for P2Ws, growth in sales of EVP2Ws is expected to outpace that of ICEP2W. We believe many consumers in the P2W Market today are ready to transition to an EVP2W either by trading-up directly to a premium EVP2W from their current small capacity ICEP2W while retaining a high degree of maneuverability, or to downsize directly to an EVP2W from their large capacity ICEP2W without compromising many high-performance specifications.

Our business model is built to scale

We utilize an asset-light and capital efficient business model, enabled by our contract manufacturing partnership with Summit. Summit is a large and established automotive manufacturing company based in Southeast Asia, serving many global automobile brands. We expect that our partnership will allow us to quickly scale production capacity up to 300,000 units by 2026 without incurring significant capital expenditures.

Our exoskeleton design simplifies our manufacturing process. The i300 consists of less than 200 total component parts. Our vehicle assembly process requires only 105 steps and can produce finished vehicles in approximately 30 minutes, assuming Summit is operating at a scaled production capacity of at least 10,000 vehicles. This compares to other ICEP2W manufacturers that are estimated to require more than 2,000 components for each vehicle, which are assembled in up to 150 steps, with an estimated completion time of more than 200 minutes to convert from subassemblies.

Furthermore, we are qualified for and have already obtained a receivables financing credit line from EXIM. The receivables financing significantly lowers our working capital requirements once in production since EXIM will provide letters of credit to Summit to finance production of our vehicles, which are secured by the related customer purchase orders. We believe this capital-efficient financing structure, together with our asset-light production requirements, positions us to achieve positive free cash flow in a shorter time frame compared to other selected EV peers.

Our core design and technology innovations enable ideal product positioning of the i300

We aim to redefine urban mobility and create a new product category with our high-performance EVP2Ws. Our vehicles combine the convenience and ease-of-use of a “step-through” form factor, with specifications and performance attributes usually associated with “step-over” models.

Our proprietary exoskeleton architecture creates a brand DNA that we believe is easily identifiable by consumers. Our first product, the i300, has won nine international design awards, including the iF DESIGN AWARD, Red Dot Design Award, American Good Design® Award, German Design Award, European Product Design Award, Australian Good Design Award, Korean Good Design Award, Muse Design Award, and the A’ Design Award. Furthermore, the exoskeleton provides significant performance benefits by lowering the center of gravity and overall weight of the vehicle relative to many key competitors’ products.

The award-winning design of the i300 is further enhanced by our use of premium motorcycle components. The i300’s product positioning and differentiation includes outstanding acceleration times of 0 to 30mph in 2.3 seconds and 0 to 50mph in 5.0 seconds as well as compact dimensions, offering greater urban agility and recognizable premium suspension and braking components. These product attributes allow us to position ourselves as a premium British brand worldwide at a competitive price point.

Our portable battery packs eliminate reliance on dedicated charging infrastructure

Our high volumetric energy density battery packs are fully portable, rather than being merely removable, and can be fully charged via any 220/110V wall socket in less than an hour using our fast charger.

Without the need for specialized charging infrastructure or battery swapping outlets, our battery packs alleviate consumer range anxiety and address the needs of daily commuters who do not wish to rely on public or private charging infrastructure. Each battery pack weighs only 13 pounds, or 6 kilograms, making them easy to carry and charge at the office, at home or anywhere else with a standard wall socket.

Two batteries are included as standard equipment on the i300 and may be used individually or in combination. An optional third battery may also be purchased by customers and stored in the underseat storage box to further increase vehicle range.

Our premium customer experience

We believe our differentiated customer experience positions Zapp to appeal to a broader P2W consumer base due to the following factors:

Personalization: Our website offers and displays automotive levels of personalization via an online vehicle configurator, which will allow customers to select and view extensive combinations for direct ordering without having to take the desired configuration to a local dealer.

Drop-ship-direct-to-customers (DSDTC): We anticipate that our DSDTC process will create a seamless customer experience for Zapp customers, from the first time they visit our website to the moment they take delivery of their vehicle at their requested destination. Fulfillment will be handled by our Zappers (franchised delivery technicians) in our Zapp-branded delivery vans directly to the customer’s location. Zappers then follow through with easy-to-coordinate at-home vehicle maintenance throughout the period of ownership.

Omnichannel:We use a multi-pronged marketing effort to establish our brand and drive customer demand. Our marketing efforts will include digital, influencer, outdoor, live event and other forms of paid media. Our website forms the front end of our full-stack e-commerce platform. We plan to expand our fixed-price, agency-based, physical retail point-of-sale program through authorized resellers in key urban centers. We opened our first point-of-sale location in Paris, France in late 2021, but we have recently quit the premises and are planning to re-open a flagship Paris boutique at another location in the months ahead. We are at various stages of planning additional boutiques and pop-up locations globally, and we have received more than 200 reseller applications. We also plan to engage nationally and internationally recognized influencers, artists, and personalities as our online resellers to gain brand recognition through their audiences. All channels, including all resellers, will be directed to our full-stack e-commerce platform.

Order processing: Our full-stack e-commerce platform is configured to generate purchase orders, which will be distributed to Summit, EXIM, our customer relationship management team, and our consumer leasing and insurance partners. We believe this will provide for a seamless experience for consumers within our DSDTC process.

Gen-2 sustainability

We place a strong emphasis on full-cycle sustainability in every aspect of our product lifecycle, including design, manufacturing, sourcing, end of life and battery recycling. We designed the i300 to have a low component count and a simplified assembly process, thus streamlining the manufacturing process and lowering the number of assembly steps and resources required per vehicle. We source our bodywork from composites with green-to-make materials such as NONA (no-oven no autoclave) carbon fiber composite, bio-flax composite and ocean-recycled plastic. Substantially all of our components are recyclable at the end of our product’s life, including the batteries, which can be refurbished for second use.

Our Market Opportunity

According to Fortune Business Insights, the P2W Market, including both ICEP2Ws and EVP2Ws, was estimated to be $130 billion in 2022, of which $27 billion was sales of EVP2Ws, representing 21% penetration of electric vehicles. The P2W Market is expected to grow at an 8% CAGR from $130 billion in 2022 to $223 billion by 2029. During the same period, the EVP2W market is expected to increase at a CAGR of approximately 13% to $62 billion, reaching 29% penetration of electric vehicles.

Of an estimated 60 million units sold globally in 2022, more than 80% of these purchases were in Asia. Zapp’s near-term product launch is focused on establishing itself as a premium brand in the countries in Europe where the most motorcycles are sold, which includes France, Italy, Spain, Germany, and the United Kingdom. During that time, Zapp will work to secure the necessary certifications to expand its distribution footprint into Southeast Asia and India. The size of the premium segment in India, defined as P2Ws with a retail price greater than INR 200,000 (approximately $2,500), was 2.8 million units in 2022, or approximately 150% larger than the total of all units sold in the United States and Europe combined.

The i300 is ideally positioned in the current P2W landscape due to its superbike-like specifications, materials, and safety equipment all packaged in a competitively priced step-through form factor. As incomes rise in emerging markets and acceptance increases for EVP2W’s in established markets, we believe there will be higher consumer demand from traditional lower performance and lower priced P2W buyers who are more willing to increase monthly spending moderately for a higher-performance EVP2W. Additionally, we believe that we are well-positioned to successfully convert customers willing to downsize in cost from a large capacity step-over model to a more urban-friendly step-through, while still retaining many of the high-performance, superbike specifications.

This product positioning is designed to capitalize on two important segments of the P2W Market. First, our product addresses consumer demands for both the scooter and light motorcycle segments, which together comprise a majority of P2W sales in the largest geographic markets globally according to a study by McKinsey. Additionally, even though lower performance and lower priced P2Ws currently capture a higher share of units sold globally, the premium segment that includes sport and cruiser motorcycles represented approximately 63% of the global market share by value in 2022, and this is projected to increase to 67% by 2029.

Furthermore, we believe favorable regulatory tailwinds will accelerate the electrification of the P2W market. More and more cities, especially in Europe, are implementing fossil fuel prohibition and penalization for ICEP2Ws. In addition, financial incentives from local governments are expected to be an additional factor in driving adoption of EVP2Ws.

Select European Cities with Target Years to Transition from Fossil Fuel through Low Emission Zone Implementation and ICE Vehicle Bans

City	Year with Low Emission Zone Affecting ICEP2W	City	Target Year for ICE Vehicle Ban
Rome	2021	Barcelona	2030
Bristol	2022	Berlin	2030
Oxford	2022	Copenhagen	2030
London	2023	Heidelberg	2030
Paris	2024	Madrid	2030
Amsterdam	2025	Oslo	2030
Athens	2025	Rotterdam	2030
Brussels	2025	Warsaw	2030
Milan	2025
Stockholm	2025

Our Strategy

The key elements of our strategy include:

Premium lifestyle brand positioning. Zapp aims to establish our European premium lifestyle brand position in opinion-leader urban areas across Europe, before expanding into additional geographies to seek additional revenue and profit opportunities.

Consumer financing available at point-of-sale. We have partnered with the Paris-based fintech firm Younited, which offers European customers its Younited Pay instant credit payment solution when completing an order. Younited Pay offers configurable payment plans that fit the customer’s needs and preferences, including partial or full financing, with payments spread across a timeframe that the customer selects. The process is transparent, with no hidden fees or charges. We anticipate using similar partners offering similar services when launching distribution outside Europe.

Daily commuter market opportunity. Our EVP2Ws target the daily urban commuter. With our pricing strategy, when combined with the availability of consumer financing, we believe these consumers will have options to purchase an i300 at an attractive monthly payment, which may also be competitively priced compared to monthly fares for using public transportation networks. Furthermore, we believe that the total cost of owning a Zapp EVP2W, after factoring in potential EV tax benefits and considering savings from gasoline and maintenance costs, as well as in-city operating surcharges, will narrow the monthly payment difference compared to traditional ICEP2W vehicles.

Recruitment of authorized resellers and online resellers. Our go-to-market approach is omnichannel, with both offline and online channels. We are seeking out and intending to appoint well-established retailers of premium and luxury automotive brands across Europe as our first authorized resellers, thereby positioning our brand and products alongside their existing portfolio. In addition, they bring expertise in retailing premium branded products to consumers in their markets. Online resellers and affinity partners will be recruited to drive additional sales leads through their owned channels to our e-commerce site. Zappers will provide delivery and mobile service from Zapper Vans, through our DSDTC model.

Responsible expansion of markets. Based on our research of premium P2W volume sales, favorable market characteristics and policies, and the status of certain countries as global opinion-leaders for premium P2W products, we plan to launch the Zapp brand and i300 product lineup first in France, then Spain and Italy, before wider expansion across Europe and globally. We have chosen Paris as our first launch city, as it has the highest concentration of premium P2Ws in Europe. In addition, we believe the Paris authorities’ pledge to phase out all ICE vehicles by 2030 will accelerate demand in favor of electrification. We anticipate that the Paris rollout will serve as a blueprint for our expansion into other major European cities.

Continuous development of our products. Once we have penetrated each of our target markets with the i300, we plan to introduce future models and derivatives, at both higher and lower price positions, in adjacent market segments.

Upselling and brand extension strategy. In addition to our base vehicle unit sales, we plan to use option packages, accessories and personalization to upsell and drive additional revenue and profit per unit, including Zapp-branded merchandise for consumers.

Our Vehicles

The i300

The i300 was designed and will be built with a commitment to environmental sustainability, while retaining the high-performance characteristics typical of a traditional ICEP2W. This has been achieved through a focus on implementing new technologies and finding new applications for existing ones.

The i300 offers the following features and benefits:

•
Stylish design - The i300 was designed to balance form with function. The i300 components combine to create a striking design, along with high performance. The distinctive ‘Z’-shaped exoskeleton, the rear swing arm, the upside-down front forks, four-piston brake calipers, fully floating cross-drilled disc brakes, single-sided rear swing arm and adjustable pushrod rear coilover suspension are all integrated design elements creating a stylish, eye-catching EVP2W in a step-through format. Many of the i300’s features are normally only found on larger high performance road bikes.

•
Performance – Our high powered 14kW (peak) electric motor enables the i300 to accelerate to 30 mph in 2.3 seconds and to 50 mph in 5.0 seconds, providing riders with large motorcycle-like acceleration.
•
Charging convenience – The i300 comes with two compact, lightweight, portable battery packs each weighing 13 pounds (6 kilograms), with a leather carrying handle. These removable battery packs can be charged via any standard 220/110V domestic socket using the supplied charger, thus eliminating the need for dedicated charging infrastructure or battery swapping stations.
•
Roadholding– The adjustable rear coilover suspension is coupled with ultra-low-profile tires. These features, along with a very low center of gravity, contribute to the i300’s superb overall road handling.
•
Safety – The i300 is equipped with a high performance brake system that includes large diameter full floating cross-drilled brake discs, radial mounted four-piston calipers, and steel braided brake hoses.
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Security – The i300 offers up to seven layers of security. Standard layers include an RFID key, physical key, removable battery packs (with a lockable cover) and vehicle rain cover. For an additional cost, customers can purchase a brake disk lock with alarm, road wheel lock and chain, and GPS tracker.
•
Personalization – Zapp places a strong emphasis on personalization. A wide range of options are available, including seat colors, alloy wheels, carbon fiber elements, accessory frames, and carrier boxes.
o
Zapp EV has a patented easily-interchangeable fender feature that allows consumers to personalize and change the color and patterns on the fender.
o
The flexibility to incorporate the various design options at the time of order provides consumers the ability to incorporate their own personal preferences into the style of the Zapp vehicle.
o
Zapp EV’s technology design, manufacturing process and consumer connectivity position the Company to evolve its range of product options as consumers’ style preferences change.
•
Storage Options – Unlike most EVP2Ws, which use underseat space to store batteries, the i300’s battery packs are stored in an underfoot compartment, allowing Zapp to offer several underseat storage options to consumers. Consumers also have an option to purchase an accessory frame or a 25.7 liter storage box.

Approach to Manufacturing

Rather than constructing our own production facilities, we have partnered with Summit, a leading automotive sector manufacturer, which will produce our products under a contract manufacturing agreement.

Summit is responsible for the procurement of parts, the manufacturing and assembly of our vehicles, and the logistics and delivery of our vehicles to the destination international shipping ports, as well as the applicable consumer warranty. This contract manufacturing approach is intended to significantly lower our upfront capital requirements compared to building our own production facilities.

Summit will manufacture our vehicles at a dedicated facility in Rayong, Thailand, which is located near Thailand’s main container port. With its geographic location and government support, Thailand has become one of the largest automobile producers in Southeast Asia. Many global automotive brands have manufacturing bases in Thailand. Thailand has Free Trade Agreements with 18 countries around the world and is considered an important trade partner of both the US and the EU. The Thai government also established EXIM in 1993 to promote and support Thai exports, imports and investments by providing businesses with credit facilities, guarantees, insurances and other services.

An important advantage of working with Summit is that they are deeply integrated within the existing automotive supply chain. Summit will procure parts directly from suppliers specified by us. Summit will also be responsible for ensuring that such parts meet our design and quality specifications. The maturity of supply chain relationships is critical and is reflected in the connectivity of business systems and IT infrastructure. A typical P2W consists of numerous individual parts and assemblies, each of which is sourced from a global supply chain consisting of hundreds of suppliers. Compounding this complexity is the inherent intricacy of building vehicle specifications to suit customer choices. Parts must be delivered to the final point of assembly at a rate and in a sequence that matches planned vehicle production. The streamlined running of this logistics effort becomes critical to the production efficiency of the operation. We benefit from Summit’s organizational optimization, which is the result of decades of experience.

Summit has allocated capacity to manufacture up to 100,000 vehicles for Zapp EV in 2024 and has the capacity to increase production of our vehicles up to 300,000 units annually by 2026. Summit will fund the capital expenditure required to meet such expanded production capacity, such as investments in tooling and allocation of Summit personnel. Summit has designed and tested a four-station, non-belt production line to achieve high efficiency and yield.

Our battery packs and chargers are manufactured according to our specifications by an established supplier based in China that supplies various electrical products to the U.S., EU and other markets. Summit has entered into an agreement with such supplier for the supply of battery packs and chargers and is responsible for ensuring that these products meet our design and quality specifications. Through our supply chain development process, we have identified other comparable manufacturers who can provide battery packs and chargers that meet our specifications, if necessary.

Go-To-Market Strategy

We plan to position Zapp as a premium, lifestyle brand that produces high-performance vehicles with innovative designs and manufactured with high-tech, lightweight materials such as carbon composite. We anticipate that the i300 will address customer needs in the premium, step-through EVP2W market while also diverting sales away from both the conventional, low-power scooter market and the larger step-over motorcycle segment.

We plan to utilize an omnichannel sales and marketing approach through both offline and online referrals. The typical Zapp customer journey will begin through our digital platform. We plan to utilize social media, such as Instagram, Facebook and TikTok to educate customers regarding our brand and the value proposition of our products. Furthermore, we plan to leverage influencers and affinity partners as online resellers to broaden our reach to potential customers. These initial engagements aim to drive customers to our website to learn more about our story and the i300. On the website, customers can experience our online vehicle configurator, which provides an immersive and customizable opportunity to interact with our vehicles in a virtual setting. From there, the customer would have the option to either place an order online or visit our boutique locations. We believe that our DSDTC sales model, combined with a digitally enhanced premium experience through our website and a refined in-store experience, creates opportunities for us to tailor our service to each customer’s purchase and ownership preferences. Customers will have the option to visit a boutique in person, make their inquiries entirely online, or a combination of the two experiences.

Our boutique locations will serve as sales channels and as marketing tools in high-foot-traffic areas within urban areas. We established our first boutique in Paris, France in late 2021 (since closed) and anticipate re-opening a flagship Paris boutique on a permanent basis in the near term, at a new location.

We plan to utilize third party authorized resellers as mono-brand boutiques located in high footfall locations and/or strategically placed near luxury brand outlets. The authorized resellers will serve as a point of sales for customers who still enjoy the in-person retail experience. The authorized reseller locations will be designed to allow potential customers the opportunity to test ride the i300 and experience its high-performance characteristics. Authorized resellers will act as agents and earn a fixed commission based on the price offered on our website. This will avoid haggling, which is reportedly a major negative customer experience. We have received more than 200 reseller applications globally and have signed multiple letters of intent with interested resellers.

We also plan to operate pop-up stores and roadshows from time to time and utilize online resellers and influencers as part of our marketing strategy. For example, we have previously held events at the Goodwood Festival of Speed in the UK and at Bicester Motion. These activities will allow us to increase our physical and virtual touchpoints with customers in a cost-efficient manner and to leverage our direct-to-customer sales infrastructure.

Drop-Ship-Direct-To-Customer Process

Purchase orders from all sales channels are consolidated through our full-stack, global e-commerce platform, which is directly linked to our customer relationship management, production and assembly systems. Purchase orders will be passed on to Summit, our contract manufacturer, which will manufacture our vehicles according to customer specifications. All purchase orders to Summit are used to secure a letter of credit issued by EXIM, which reduces capital required for upfront inventory costs. After assembly, our vehicles are then shipped to short-term warehouse facilities in end markets, where our service agents (Zappers) complete pre-delivery inspection and customer documentation before delivering the vehicles directly to our customers.

Customer Service

We plan to provide premium after-sales service to our customers through our franchised, Zapp-trained service agents (Zappers), who operate our purpose-built mobile service vehicles. Customers will be able to book appointments with Zappers at customer-specified locations and times for a range of services. Each Zapper van will be equipped with a full tool set and spare parts inventory.

The i300 was designed to eliminate the routine maintenance or servicing typically associated with ICEP2W vehicles, apart from the annual inspection. Our Zappers will be equipped to perform annual inspections, as well as general maintenance, servicing and repairs. Our Zappers will also be qualified to upgrade and customize our customers’ vehicles with various approved options and accessories, such as fenders or seats of varying colors.

Our Zapper strategy is designed to reduce customer wait times for any repairs or service, to eliminate unnecessary travel to service locations, and to improve overall customer satisfaction. We also believe this model drastically reduces cost, as we do not need to construct and operate dealerships or service centers.

Sustainability

Our vehicles have been developed based on our founders’ commitment to full-cycle sustainability and minimizing environmental impact. Substantially all components of our vehicles are fully recyclable or reusable. Our exoskeletons are made from recyclable alloy and certain body parts are made from a range of sustainable materials, including NONA carbon composite, bio composite, and ocean-recycled plastics. Additionally, our battery packs can be reused at energy storage farms after the end of their useful life as vehicle batteries.

The mobile service vehicles utilized by Zapper’s for DSDTC deliveries and after-sales care are hybrid ICE-electric powered. We plan to transition these to fully electric vans in the near future.

Green to Make philosophy

We have a ‘Green to Make’ philosophy that aims to maximize the use of recyclable or recycled materials. Substantially all of our components are recyclable and the battery packs have potential for a second use.

The i300 was designed from the ground up with the ‘Green to Make’ philosophy, with a focus on using the smallest number of components possible in each vehicle. Each Zapp vehicle is assembled using no glue, paint or various other common toxic materials.

Recyclability

There are less than 200 components in the i300, in the following groups:

•
Metallic parts: All the steel and aluminum parts of the vehicles are recyclable.
•
Composite and polymer parts: The materials of the main body of the i300 are recyclable and made from either NONA carbon fiber and natural fiber core (both of which use only 1% of the typical composite component) or ocean-recycled polypropylene.
•
Electronics: The i300 is manufactured with recyclable electronic components which are compliant with the Waste from Electrical and Electronic Equipment directive (Directive 2012/19/EU).
•
Tires: The i300 is manufactured with tires made from recyclable materials.

Environmental Impact and Carbon Saving

Assuming 5,000 miles per annum usage of the vehicle, driving an i300 produces 0.8 metric tons less carbon dioxide equivalent greenhouse gas (CO2e) per year than an equivalent 300cc ICE motorcycle and 1.6 metric tons less CO2e than a EURO5 small hatchback car. Based on these assumptions, there would be annual CO2esavings of 8,000 to 16,000 metric tons for every 10,000 units of i300 sold. Comparing to public transport vehicles, 50 units of the i300 could replace one 50-seat electric bus, with net savings of 6.0 metric tons in lithium-ion battery cells.

The i300’s architecture and production process also results in substantial savings in CO2 and other greenhouse gases. The vehicle has a low number of components and few painted areas. No toxic materials (such as adhesives), liquid lubricants or coolants are used, and there is no steam, hot water, ice, chilled water, or compressed air used in the assembly process of the i300. The i300 is designed with a long product use life in mind and substantially all the vehicle components of the i300 are recyclable.

Intellectual Property

Intellectual property is critical to us and our commercial success depends on our ability to maintain and protect our portfolio of intellectual property and other proprietary technology.

As of September 30, 2023, we had applied for a total of 37 patents, design patents and utility/petty patents related to the design, architecture and innovations making up our EVP2Ws in various territories around the world, of which 16 have been granted. This includes the granting of two patents related to the Z-shaped exoskeleton and removable front fender. We intend to continue to regularly assess opportunities for seeking patent protection for those aspects of our technology, designs, and methodologies that we believe provide us with a meaningful competitive advantage.

We expect to develop additional intellectual property and proprietary technology in various areas of EVP2W, including designs, architectures (such as the exoskeleton) and construction materials, suspension, brakes and traction control, e-motors, controllers, battery packs and management systems.

We have registered the Zapp trademarks in the UK and EU, as well as certain other jurisdictions that we anticipate expanding into. We regularly assess whether additional trademark or patent applications or other intellectual property registrations are appropriate. We rely on a combination of patent, design, trademark, copyright, unfair competition, and trade secret laws, as well as limited access, confidentiality procedures and contractual arrangements and restrictions with our employees, consultants, and other third parties, to establish, maintain and protect our proprietary rights.

We cannot be certain that we will be able to adequately develop and protect our intellectual property rights, or that other companies will not claim that we are infringing upon their intellectual property rights. See “Risk Factors—Risk Relating to Zapp EV’s Business and Industry—We may need to defend ourselves against intellectual property right infringement claims, which may be time-consuming and would cause us to incur substantial costs. We may incur significant costs and expenses in connection with protecting and enforcing its intellectual property rights, including through litigation.” and “If we are unable to maintain, protect or enforce our rights in our proprietary technology, brands or other intellectual property, our competitive advantage, business, financial condition and results of operations could be harmed.”

Cybersecurity and Privacy

We collect, use, handle, store, receive, transmit and otherwise processes different types of information about a range of individuals, including our customers, our employees and job applicants, and employees of companies we do business with (such as our partners and suppliers). As a result, we are and may become subject to existing and emerging laws and regulations related to the privacy, security and protection of such information.

Our operations in Europe and the United Kingdom are subject to laws, regulations and standards covering data protection, marketing and advertising, including the GDPR and the UK GDPR. The GDPR and UK GDPR regulate the processing of data relating to an identifiable individual (personal data) and impose stringent data protection requirements on organizations with significant penalties for noncompliance. We are committed to safeguarding the privacy of our customers and have adopted a data privacy policy that is compliant with GDPR and UK GDPR requirements. In addition, our customer relationship management tools have an integrated GDPR and UK GDPR compliance function.

The European Data Protection Board has also released data guidelines for connected vehicles, and the upcoming ePrivacy Regulation is in its final stages.

Regulators and legislators in jurisdictions around the world continue to propose and enact more stringent data protection and privacy laws. New laws as well as any significant changes to applicable laws, regulations, interpretations of laws or regulations, or market practices regarding privacy and data protection or regarding the manner in which we seek to comply with applicable laws and regulations could require us to make modifications to our products, services, policies, procedures, notices and business practices. Many large geographies which may become important to our future success, including in North America and the Asia Pacific, have passed or are considering comparable data privacy legislation or regulations. Until prevailing compliance practices standardize, the impact of worldwide privacy regulations on our business could be negatively impacted.

Seasonality

As a seller of EVP2Ws, we expect to be impacted seasonally, primarily by weather. Orders for our vehicles are expected to be higher during warmer months and lower during winter or colder months.

In Europe we expect revenue to be higher in the months of March through September, correlating with high deliveries and when we plan to offer most of our potential customer ride experiences. During the months of October through February, we will be focused on order bank building.

Competition

Both the ICEP2W and EVP2W industries generally are highly competitive, and we will be competing for sales with both ICE-focused companies and EV-focused companies. Several major P2W companies have EVP2Ws available today and other current and prospective motorcycle manufacturers are also developing EVP2Ws. Factors affecting competition include product performance and quality, technological innovation, customer experience, brand differentiation, product design, pricing and manufacturing scale and efficiency. Increased competition may lead to lower vehicle unit sales and downward price pressure and adversely affect our business, financial condition, operating results and prospects. We also expect competition for EVs to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Further, as a result of new entrants in the EV market, we may experience increased competition for components and other parts of our vehicles, which may have limited or possibly single-source supply.

Our future growth is dependent on consumers’ willingness to adopt EVP2Ws and choose our products over those of other EVP2W manufacturers. Demand for EVP2Ws may be affected by factors directly impacting EVP2W prices or the cost of purchasing and operating EVP2Ws such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect our business, operating results, financial condition and prospects.

In addition, demand for our vehicles will be highly dependent on the adoption by consumers of alternative fuel vehicles in general and EVs in particular. The market for such vehicles is rapidly evolving and characterized by changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer tastes and behaviors.

Other factors that may influence the adoption of alternative fuel vehicles, and specifically EVs, include:

•
perceptions about EV quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, whether or not such EVs are produced by us or other manufacturers;
•
perceptions about EV safety in general, in particular safety issues that may be ascribed to the use of advanced technology, including EV systems and battery safety;
•
range anxiety, including the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;
•
the availability of new energy vehicles;
•
the availability of service and charging stations for EVs;
•
the costs and challenges of installing home charging equipment, including for multi-family, rental and densely populated urban housing;
•
the environmental consciousness of consumers, and their adoption of EVs;
•
the occurrence of negative incidents, or perception that negative incidents have occurred, with respect to our or our competitors’ EVs resulting in adverse publicity and harm to consumer perceptions in EVs generally;
•
the higher initial upfront purchase price of EVs, despite lower cost of ongoing operating and maintenance costs, compared to ICE vehicles;
•
perceptions about and the actual cost of alternative fuel;
•
regulatory, legislative and political changes; and
•
macroeconomic factors.

Employees

Our employees have significant experience working in the automotive sector, including for well-respected OEMs and automotive engineering firms. As of September 30, 2023, we had 37 full-time employees, comprising 30 employees in Thailand and seven employees in Europe. To date, we have not experienced any work stoppages and considers our relationship with our employees to be good. Our employees are neither represented by a labor union nor subject to a collective bargaining agreement.

As of September 30, 2022, we had 22 full-time employees, comprising 18 employees in Thailand and four employees in Europe.

Facilities

Our principal executive office is in Bangkok, Thailand and consists of approximately 2,023 square feet of leased office space. We also lease a space for our Design and Technology Campus of approximately 3,186 square feet in Bangkok, Thailand, near the Bangkok Cybertech District and in the automotive manufacturing hub of Thailand. Our Design and Technology Campus serves as our research and development workshop and houses our design, prototyping, development and testing teams, as well as our front and back-office functions.

Our experience center in Bicester Heritage Park in the United Kingdom consists of a full-service workshop, retail store and office space of approximately 969 square feet of leased space. This location also serves as the global sales and technical training center for our network of authorized resellers and employees. We plan to use this experience center for customers to test ride our vehicles at a shared test track, as well as customize and order products.

We believe that our current and planned facilities are adequate to meet our needs for the immediate future, and that, as needed, suitable additional space will be available to accommodate expansion of our operations.

Regulatory Landscape

We are, and will be, subject to extensive vehicle safety and testing and environmental regulations in the European Union, the United Kingdom and other jurisdictions in which it sells its vehicles. Government regulations regarding the sale of our vehicles are subject to future change. We cannot predict what effect, if any, such changes will have upon our business. Violations of these regulations may result in substantial civil and criminal fines, penalties and/or orders to cease the operations in violation or to conduct or pay for corrective work. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Below is a brief description of the more material regulatory requirements in European Union and United Kingdom, which are the initial jurisdictions where we plan to sell most of our vehicles. We do not expect that regulatory requirements in most other jurisdictions in which we plans to expand our business will be materially different than those described below.

Environmental, Health and Safety Regulations in the European Union

European Type Approval. In order to sell vehicles in all EU member states without incurring significant costs and time to certify the product on a unit by unit basis, we are in the process of obtaining pre-approval from regulators to import and sell our EVs into the EU and countries that recognize EU certification or have regulatory regimes aligned with the EU. The process for certification in Europe is known as ECWVTA and requires us to demonstrate to a regulatory agency in an EU member state, referred to as the Competent Authority, that our vehicles meet all EU safety and emission standards.

ECWVTA is accomplished through witnessed testing and inspection of one or more representative vehicles. In addition to such vehicle testing and inspection (comprising approximately 30 individual tests), the manufacturing facility is audited to ensure conformity of production (“CoP”) to the approved type specifications. Once a vehicle is type-approved by the Competent Authority in an EU member state, all vehicles manufactured in conformity with such approval and CoP may be marketed and sold in all EU member states without further testing.

Any changes to an approved vehicle type must go through an updated type approval process by the Competent Authority.

In December 2023, Zapp successfully completed all vehicle tests required for ECWVTA. We are currently working with our contract manufacturer to complete the audit of CoP at its facility. Once completed, we anticipate that the Competent Authority will issue, within several weeks, the required ECWVTA certificate, allowing us to sell and deliver i300 vehicles throughout the EU. We anticipate that i300 deliveries will begin in Europe in summer 2024.

Concurrently with the foregoing, however, we are also seeking vehicle certification in Thailand, which we anticipate will involve a quicker process than ECWVTA, as the relevant Thai authority requires far fewer individual vehicles tests, all of which we have successfully completed in the ECWVTA process. It is therefore possible that we will secure vehicle certification in Thailand prior to issuance of the ECWVTA certificate. If so, we may begin deliveries of the i300 in Thailand before we do so in Europe.

EU Emissions Regulations. We believe Europe’s regulatory environment is generally conducive to the development, production and sale of EVs. Through emission legislation, tax incentives and direct subsidies, EU and non-EU countries in Europe are taking a progressive stance in reducing carbon emissions in the transport sector which may lead to increasing demand for EVs.

This is reflected in the EU-wide target of a 90% reduction in greenhouse gas emissions from the transport sector by 2050 (compared to 1990 levels), as part of an economy-wide carbon-neutral target. Moving forward, the European Commission has proposed legislation that would (i) introduce a “cap and trade” carbon pricing system that would apply to the transport sector from 2026; and (ii) require increased levels of national greenhouse gas reduction commitments (which include the transport sector) pursuant to a revision of the Effort Sharing Regulation, as part of efforts to reduce EU emissions by 55% by 2030 (compared to 1990 levels).

Hazardous Substances. Should we expand into the EU, we would also be subject to regulations governing the proper handling, and disposal of products containing hazardous substances in the EU, including the EU Waste Framework Directive. In relation to our batteries, disposal would be governed by the Batteries Directive, which imposes, among other obligations, certain requirements in relation to the disposal of batteries, such as that producers of batteries and producers of other products that incorporate a battery are responsible for the waste management of batteries that they place on the market, in particular the financing of collection and recycling schemes.

Environmental, Health and Safety Regulations in the United Kingdom

The United Kingdom government has proposed that all new motorcycles are to be fully zero emissions at the tailpipe from 2035, or earlier if it is determined that a faster transition seems feasible. This proposal is subject to feedback from a consultation process which is currently ongoing, but reflects the UK’s broader strategy to phase out new combustion engines in all transport (including heavy duty vehicles) by 2040.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business.

Zapp UK is currently party to a civil action captioned SPAC Advisory Partners LLC v. Zapp Electric Vehicles Limited, No. 655171/2023, filed on October 19, 2023 in the Supreme Court of New York County, New York. Plaintiff’s Complaint in the action asserts claims for breach of contract, account stated and supplemental claims arising from the defendant’s alleged non-payment of $3,630,000 in fees allegedly due to plaintiff for advisory services in relation to the Business Combination. Defendant filed an Answer with affirmative defenses to Plaintiff’s Complaint on March 9, 2024. We believe that Zapp UK has meritorious defenses to the claims asserted in the case and intend to defend the matter vigorously. If these proceedings are determined adversely to Zapp UK, however, such outcome could have a material adverse effect on our business and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the Company’s financial condition and results of operations together with its consolidated financial statements and the related notes thereto and the unaudited pro forma condensed combined financial statements, each included elsewhere in this prospectus. The following discussion is based on the Company’s financial information prepared in accordance with IFRS and the interpretations of the IFRS Interpretations Committee (IFRS IC) as issued by the IASB. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to the Company’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview of the Company’s Business

We aim to redefine urban mobility and create a new product category with our high-performance EVP2W vehicles. Our vehicles combine the convenience and ease-of-use of a “step-through” form factor, with specifications and performance attributes usually associated with larger “step-over” models. Our proprietary exoskeleton architecture creates a brand DNA that we believe is easily identifiable by consumers. Our first product, the i300, has won multiple international design awards, including the iF DESIGN AWARD, Red Dot Design Award, American Good Design® Award, German Design Award, European Product Design Award, Australian Good Design Award, Korean Good Design Award, Muse Design Award, and the A’ Design Award. Furthermore, the exoskeleton provides significant performance benefits by lowering the center of gravity and overall weight of the vehicle relative to many key competitors’ products.

The design of our i300 vehicle is further enhanced by our use of premium motorcycle components. The i300’s product positioning and differentiation includes outstanding acceleration times of 0-30 mph in 2.3 seconds and 0-50 mph in 5.0 seconds as well as compact dimensions, offering greater urban agility and recognizable premium suspension and braking components. These product attributes allow us to position ourselves as a premium British brand worldwide at a competitive price point.

We have an asset-light and capital expenditure-light business model, enabled by our contract manufacturing partnership with Summit, which is a large, well-established automotive parts and components manufacturing company based in Southeast Asia, serving global automobile brands. We expect that our partnership with Summit will allow us to quickly scale production capacity to up to 300,000 units by 2026 without incurring significant capital expenditures and minimal volume commitments.

Results of Operations for the years ended September 30, 2023 and 2022

The following table sets forth a summary of our consolidated results of operations for each of the periods presented.

	For the Year Ended September 30,
(in USD)	2023	2022	$ Change
Revenue	—	—	—
Cost of sales	—	—	—
Gross profit	—	—	—
Selling and distribution expenses	(1,425,334)	(423,123)	(1,002,211)
General and administrative expenses	(6,372,718)	(3,187,006)	(3,185,712)
Operating loss	(7,798,052)	(3,610,129)	(4,187,923)
Finance income	9,292	2,693	6,599
Finance expense	(561,005)	(305,483)	(255,522)
Other (expenses) / income	(213,747,726)	335,329	(214,083,055)
Loss before tax	(222,097,491)	(3,577,590)	(218,519,901)
Income tax	—	—	—
Loss for the year	(222,097,491)	(3,577,590)	(218,519,901)

Revenue and Cost of Sales

We have not begun sales of our vehicles and therefore have not generated revenue to date. Once sales and deliveries commence, which we anticipate will be in summer 2024, we expect that most of our revenue will be derived from the direct sale of our vehicles and thereafter will also include other related products and services.

Selling and distribution expenses

Selling and distribution expenses consist of commissions to resellers and marketing and advertising expenses.

Selling and distribution expenses increased by $1.0 million in the year ended September 30, 2023 to $1.4 million primarily due to an increase in marketing expenses as we engaged marketing advisors to prepare to scale up our marketing efforts ahead of our first product launch.

We expect our selling and distribution expenses to increase for the foreseeable future as we invest to support the growth of the business.

General and administrative expenses

General and administrative expenses consist of personnel-related expenses, expenses for third party professional services, including legal and audit and advisory services and general office-related costs as well as depreciation and amortization. Personnel-related expenses include salaries, benefits, travel expenses and share-based payment costs. All costs related to the Business Combination have been included within other expenses.

General and administrative expenses increased by $3.2 million in the year ended September 30, 2023 to $6.4 million. There was a $2.5 million increase in staffing costs due to higher headcount, a $0.5 million increase in insurance costs due to the increased insurance needs of a public company and a $0.2 million increase in professional fees not related to the Business Combination as we engaged advisors to prepare for our first product launch.

We expect underlying general and administrative expenses to increase for a number of years as we scale up production and operations. We will increase headcount, hiring additional engineers, designers and non-operational staff to invest in new vehicle model designs and development of technology in order to drive the growth of the business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Operating loss

As a result of the foregoing, our operating loss increased by $4.2 million in the year ended September 30, 2023 to $7.8 million.

Finance income

Finance income consists primarily of interest income on cash deposits and was not material in either year. We do not anticipate generating significant amounts of finance income for the foreseeable future as we intend to invest cash generated from operations in expanding the business.

Finance expense

Finance expense consists primarily of interest calculated on convertible loan notes and promissory notes and the unwind of discounting on leases and other financial liabilities.

Finance expense increased by $0.3 million in the year ended September 30, 2023 to $0.6 million. The increase reflected interest arising on loan notes which were converted to equity upon the Business Combination as well as interest on bank loans and additional promissory notes.

Other (expenses)/income

Other (expenses)/income consists primarily of the expenses relating to the Business Combination, movements in the fair value of derivative financial assets and liabilities, and foreign currency gains and losses.

Other expenses amounted to $213.7 million in the year ended September 30, 2023 compared to income of $0.3 million in the year ended September 30, 2022. The movement reflected $167.3 million of expenses related to the Business Combination and $46.5 million of fair value losses, primarily on revaluation of the FPA asset.

The expense for the year ended September 30, 2023 is not representative of our expectations for future years due to the costs of the FPA and other items relating to the Business Combination.

Loss for the year

As a result of the foregoing, our loss for the year increased by $218.5 million in the year ended September 30, 2023 to $222.1 million. As our loss for 2023 included material costs relating to the Business Combination, we anticipate our results for future years will improve significantly.

Liquidity and Capital Resources

Our primary liquidity requirements are to fund the rollout of our products, to service our debt and to fund other general corporate purposes. Our ability to generate cash from our operations depends on our future operating performance, which is dependent, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors, many of which are beyond our control, as well as other factors include those discussed in this section and the section title "Risk Factors" included elsewhere in this prospectus. We expect to finance our operations and working capital requirements for the next 12 months from a combination of a continued delay in settling payment obligations to a number of suppliers related to the Business Combination, the issuance of securities, borrowings and cash generated through operations once deliveries commence.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our Ordinary Shares. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Cash Flows

The following table sets forth a summary of our consolidated statement of cash flows for each of the periods presented.

	Year Ended September 30,
(in USD)	2023	2022
Net cash used in operating activities	(6,505,423)	(2,802,859)
Net cash used in investing activities	(285,871)	(466,246)
Net cash from financing activities	5,648,837	5,069,981
Net increase (decrease) in cash and cash equivalents	(1,142,457)	1,800,876
Effect of exchange rate fluctuations on cash held	2,593	2,488

Net cash used in operating activities

We had a negative cash flow from operating activities during the years ended September 30, 2023 and September 30, 2022. Our cash flows used in operating activities to date have primarily consisted of costs related to development of our products, payroll and professional advisory fees.

Net cash used in operating activities for the year ended September 30, 2023 was $6.5 million. This primarily reflected spending on staffing of $3.6 million, spending on non Business Combination-related professional fees of $1.6 million, spending on marketing of $0.9 million, and inventory purchases of $0.6 million.

Net cash used in operating activities for the year ended September 30, 2022 was $2.8 million. This primarily reflected spending on staffing of $1.1 million, spending on marketing of $0.4 million and spending on professional fees of $1.3 million.

Net cash used in investing activities

Our cash flows used in investing activities to date have primarily consisted of costs related to the acquisition of property, plant and equipment and intangible assets.

Net cash used in investing activities for the year ended September 30, 2023 was $0.3 million, including the acquisition of $0.2 million of property, plant and equipment and $0.1 million of intangible assets.

Net cash used in investing activities for the year ended September 30, 2022 was $0.5 million, including the acquisition of property, plant and equipment of $0.6 million and $0.1 million of intangible assets, partially offset by the release of restricted cash of $0.2 million previously held under a guarantee.

Net cash from financing activities

Our cash flows from financing activities to date have primarily consisted of proceeds from share issuances and the receipt of loan funding, along with costs associated with the Business Combination.

Net cash from financing activities for the year ended September 30, 2023 was $5.6 million, reflecting $7.6 million of loan funding less payment of Business Combination-related professional fees of $1.7 million, the repayment of $0.1 million of existing loans and payment of lease liabilities of $0.1 million.

Net cash from financing activities for the year ended September 30, 2022 was $5.1 million, largely from the proceeds of share issuances.

Non-cash transactions

During the year ended September 30, 2023, we incurred significant expenses in relation to non-cash items, notably share-based payment expenses totaling $157.7 million in relation to the Business Combination and fair value losses of $46.5 million.

Contractual obligations and commitments

The following table sets forth a summary of our undiscounted contractual obligations and other commitments at September 30, 2023.

(in USD)	Less than one year	1 to 5 years	Over 5 years	Total
Bank loans	14,527	24,198	—	38,725
Promissory notes	3,907,838	1,175,000	—	5,082,838
Lease liabilities	84,785	256,005	109,791	450,580
Accounts payable and accrued liabilities	19,754,628	—	—	19,754,628
	23,761,778	1,455,203	109,791	25,326,771

Bank loans

We entered into a loan agreement for an amount of £50,000 in May 2020 with an interest rate of 2.5% per annum. As at September 30, 2023, £30,651 (approximately $37,393) was drawn down under such loan agreement, which we had utilized for general corporate purposes. Such amounts are repayable in monthly instalments until May 2026.

Promissory notes

In connection with the Business Combination, we assumed certain promissory notes. As of September 30, 2023, $3.2 million was outstanding under these promissory notes, of which approximately $0.5 million bear interest at a rate of 15.0% per annum and approximately $2.7 million are interest-free. The notes are convertible into warrants to purchase our Ordinary Shares at the option of the noteholders at a price of $11.50 per Ordinary Share in April 2024. If the noteholders do not elect to convert their notes to warrants, the notes are repayable in April 2024.

On April 14, 2023, we issued a promissory note with a value of $1.0 million which bears interest at a rate of 15.0% per annum. This amount is repayable in April 2025.

On August 2, 2023, we issued a promissory note with a value of THB 20.0 million (approximately $570,000) which bears interest at a rate of 15.0% per annum. This amount is repayable in August 2024.

The contractual obligations and commitments above include $0.4 million payable in interest over the remaining life of the promissory notes.

Transaction liabilities

Included within trade payables and accruals at September 30, 2023 is $15.7 million owed to certain suppliers of professional services in relation to the Business Combination. These amounts are all due for payment upon or prior to the anniversary of the Business Combination in April 2024.

EXIM Facility

ZTH entered into a revolving loan agreement with EXIM in September 2020 providing for the issuance of short-term letters of credit and/or trust receipts up to an aggregate amount of THB10.0 million (approximately $274,520) for the purposes of purchase orders and production orders. As of the date of this prospectus, no amounts were outstanding under the EXIM Facility.

Capital Expenditures

In the year ending September 30, 2024, we do not expect to incur significant capital expenditures. We have an asset-light and capital expenditure-light business model, enabled by our contract manufacturing partnership with Summit in Thailand. While this arrangement does not require us to invest a significant amount in capital expenditures, we do anticipate some investment in certain tooling as well as leasehold improvements at targeted pop up and permanent store locations to facilitate the marketing and sale of the Company’s products.

Trend Information

We reached many significant milestones during fiscal year 2023, and we believe these will drive strong demand for the i300 when we launch in 2024. These included:

•
Receiving two additional design awards, which included the prestigious Red Dot Product Design Award in the motorcycles category and an i300 is now on display at the Red Dot Award museum in Essen, Germany.
•
The granting of two patents related to the Z-shaped exoskeleton and removable front fender.
•
Our first third-party review from Electroheads, which received more than 3 million views across social media channels.
•
Partnering with the Paris-based fintech firm Younited, which offers our European customers its Younited Pay instant credit payment solution when completing their order, with flexible payment plans designed to minimize monthly payments depending on the amount of the down payment and term of the desired repayment schedule.

Increased awareness about Zapp and the i300, including from these achievements in 2023, has contributed to additional inquiries from resellers worldwide, and we have received more than 200 reseller applications. Our distribution in Europe and additional countries through these resellers will depend on our ability to secure regulatory approvals in each jurisdiction.

At September 30, 2023, we were ready for start of production, and continuing efforts to secure ECWVTA ahead of the anticipated first deliveries of orders to customers in Europe. The last remaining vehicle test required for ECWVTA was completed in December 2023. We continue working to finalize the remaining documentation and working with our contract manufacturer to complete the audit of CoP at its facility so that the Competent Authority will provide ECWVTA.

While securing ECWVTA, we may begin importing vehicles into the United Kingdom and EU and seek single vehicle approvals by the relevant national testing agencies, which would allow us to commence sales of the i300 in quantities of less than 1,000 units in each jurisdiction prior to receipt of ECWVTA. This would also make road-legal inventory available for customer test rides and marketing efforts. We anticipate the first customer deliveries to begin in the fourth fiscal quarter ended September 30, 2024.

The regulatory requirements to commence sales in most other jurisdictions in which we plan to expand our business are similar to those in Europe. Therefore, we intend to utilize the vehicle testing already completed and have initiated the process to secure the relevant approvals in additional countries, starting with Thailand, which we anticipate will involve a quicker process than ECWVTA, as the relevant Thai authority requires far fewer individual vehicles tests, all of which we have successfully completed in the ECWVTA process. It is therefore possible that we will secure vehicle certification in Thailand prior to issuance of the ECWVTA certificate. If so, we may begin deliveries of the i300 in Thailand before we do so in Europe.

In 2023, we implemented strategies to conserve cash, including delays in the launch of brand-building and other marketing efforts in Europe. As we near expected receipt of ECWVTA, we plan to begin our marketing launch of the i300 in conjunction with commercial rollout targeting desired urban areas. Additionally, as we transition to an in-production company, we anticipate additional investment into the hiring of more people and other costs associated with operating a public company.

While we have not yet commenced customer deliveries, our financial results would be impacted by adverse changes in rates of inflation, labor markets, shipping costs, and other risks described in in the section titled “Risk Factors” included elsewhere in this prospectus. Our contract manufacturing partner will be handling the logistics of getting our deliveries by container to Europe, and they are well versed in the current challenges of doing that from Thailand. Through our supply chain development process, we believe other comparable manufacturers are available who can supply components, including battery packs and chargers, that meet our specifications.

On February 10, 2024, we entered into the SEPA. We plan to use the proceeds from the transaction for general corporate purposes, in particular to start production and commercial rollout of the i300.

Off-Balance Sheet Arrangements

We are not party to any off-balance sheet arrangements.

Changes in Accounting Policies and Disclosures

There were no changes in accounting policies and disclosures for the year ended September 30, 2023.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, liquidity risk, foreign currency risk and interest rate risk. See Note 21 - Financial instruments to our consolidated financial statements included elsewhere in this prospectus for further details.

Critical Accounting Policies and Use of Estimates and Assumptions

Our consolidated financial statements included elsewhere in this prospectus have been prepared in accordance with IFRS as issued by the IASB. Management must make certain estimates and assumptions that affect the amounts reported in the financial statements, based on experience, existing and known circumstances, authoritative accounting guidance and pronouncements and other factors that management believes to be reasonable, but actual results could differ materially from these estimates. The accounting policies and estimates that are critical to our business operations and understanding our financial results are described in Note 3 to the consolidated financial statements.

MANAGEMENT AND EXECUTIVE COMPENSATION

The following table sets for the names, ages and positions of our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Anthony Posawatz	63	Chairman of the Board
Swin Chatsuwan	60	Chief Executive Officer and Director
Jeremy North	62	President and Director
Kenneth West	65	Independent Director
Patricia Wilber	62	Independent Director
Patchara Rattakul	61	Independent Director
Edouard Meylan	47	Non-Executive Director
Warin Thanathawee	39	Chief Design Officer
David McIntyre	51	Chief Commercial Officer
Kiattipong Arttachariya	37	Chief Strategy Officer
David Sturgeon	54	Chief Financial Officer
Theodore Allegaert	59	Chief Legal Officer
Belinda Vinke	54	Chief Brand Officer
Anthony L Posawatz, P.E.serves as the non-executive Chairman of the Board of Directors of Zapp EV. He currently serves as CEO of Fermata Energy, a leading bi-directional technology company providing integrated V2X/V2G platform solutions for EV customers. He also serves as President and CEO of Invictus iCAR LLC, an automotive and technology innovation consulting firm. He has served on the boards of many new mobility and new energy companies over the last 12 years including publicly traded Beam Global (Nasdaq: BEEM) and Lucid Group, Inc. (Nasdaq: LCID). Previously, Mr. Posawatz served as President and CEO of Fisker Automotive from 2012-13. Prior to that, he held several leadership positions at General Motors (“GM”) including Executive-in-Charge of Global Electric Vehicle Development and Vehicle Line Director of the Chevrolet Volt from 2006-12. While at GM, his teams garnered many awards including both Motor Trend “Car of the Year” and “Truck of the Year” honors, among others. He has been recognized for his industry leadership as an Automotive News All-Star, among other awards. Mr. Posawatz received his Master of Business Administration (MBA) from the Tuck School of Business at Dartmouth College on a GM Fellowship and Bachelor of Science in Mechanical Engineering from Wayne State University on a GM Scholarship.

Swin Chatsuwan is Zapp’s Founder and serves as the Chief Executive Officer and a Director of Zapp EV. He has led and grown Zapp’s business as Chief Executive Officer since its establishment in 2017. He is also currently an Independent Director of Haadthip PLC. Prior to founding Zapp, Mr. Chatsuwan founded and has served as the Managing Partner of Paragon Partners Co., Ltd., a corporate solutions boutique specializing in the hospitality, automotive and retail sectors, since 1996. In its 27 years of operations, Paragon Partners has executed more than 50 transactions and developed private equity and proprietary positions in leading companies and brands. Notable transactions of Paragon Partners include the successful acquisition, business development and exit of the Hertz and Volkswagen (Audi) automotive franchises in Thailand. Previously, Mr. Chatsuwan served as Country Head (Thailand) at CLSA from 1990 to 1995. He began his career as an Information Technology Analyst in the London and New York offices of Morgan Stanley, from 1987 to 1988. Mr. Chatsuwan received his Master of Science in Economics (Information Systems) from the London School of Economics and Bachelor of Science in Accounting and Finance from Loughborough University.

Jeremy North is a co-founder of Zapp and serves as the President and a Director of Zapp EV. He is also currently a non-executive director of Art House Ukraine (a Canadian non-profit) and since 2016 as Managing Director and Chief Financial Officer of CloudMade Limited, a 50/50 joint venture with Valeo SE. From 2011 to 2015, he served as Chief Financial Officer of Dearman Engine Company Limited. He also served as Chief Financial Officer of Highview Power Storage, between 2010 and 2013. Mr. North received his Bachelor of Arts (Politics) from Nottingham University and was formerly a member of the Institute of Chartered Accountants in England and Wales from 1986 to 2003.

Kenneth West serves as an Independent Director of Zapp EV. Mr. West has served as a member of the board of directors of Fadel Inc. since June 2011 and has been Chairman since April 2023. He was a member of the board of directors of CIIG II from September 2021 through April 2023. From 2019 until March 2021, he was a member of the board of directors of CIIG Merger Corp., and from 2019 until July 2022 he was a member of the board of directors of FaZe Clan, the professional esports and entertainment organization. From 2017 until his retirement in June 2019, Mr. West served as Chief Financial Officer of Fareportal Inc., one of the largest online travel technology companies powering a next generation travel concierge service whose brands include CheapOair, OneTravel and Travelong. Mr. West served as Executive Vice President, Chief Financial Officer and Treasurer of Martha Stewart Living Omnimedia (NYSE:MSO) from 2011 to 2015. Mr. West previously served as Executive Vice President and Chief Financial Officer of Marvel Entertainment Inc., (NYSE:MVL) a brand-driven licensing and media company from 2002 to 2010. From 2010 to 2011, he served as an independent consultant to media and entertainment companies. Prior to 2002, Mr. West, a certified public accountant, was Chief Financial Officer of two middle-market, privately held companies, and spent over 15 years with the Stamford, Connecticut office of Ernst & Young LLP, principally in the auditing division. Mr. West received a B.S. from Carnegie Mellon University.

Patricia Wilber serves as an Independent Director of Zapp EV. Ms. Wilber has served as a member of the board of directors of electroCore, Inc. since March 2022 and as a member of the board of directors of CIIG II from October 2022 through April 2023. Since July 2022, she has also served on the board of directors of Vibrant Emotional Health, a nonprofit organization. Ms. Wilber has been a Chief Marketing Officer, global business strategist, and board member who delivers organizational and cultural transformation for branding. She is a pioneer in new franchise models and branded partnerships. Ms. Wilber last served as the Executive Vice President, CMO, and Managing Director of Partnerships, EMEA, the highest position in the marketing department at Disney from 2015 to 2018, where she drove growth for Walt Disney Company’s marquee brands by leading marketing and communications for Disney, Pixar, Star Wars, and Marvel. Additionally, she established and led EMEA’s 40-country integrated marketing, franchise and partnership functions, including a major reorganization of the EMEA channels to boost growth and profitability by significantly reducing expenses. She served on the board of Euro Disney SCA from 2015 to 2018, and Magical Cruise Company, more commonly known as the Disney Cruise Line from 2013 to 2018. Ms. Wilber holds a B.A. in History from Brown University.

Patchara Rattakul serves as an Independent Director of Zapp EV. He joined Haadthip PLC in 2003 and currently serves as its Chief Executive Officer. In addition, he currently serves on the board of directors of Haadthip PLC and its subsidiaries and chairs its Corporate Governance subcommittee. Mr. Rattakul received his Master of Arts in Philosophy, Politics and Economics from St. John’s College, Oxford University. He also attended the Royal Military Academy Sandhurst for his military training and served in the Royal Thai Army before joining Haadthip PLC.

Edouard Meylan serves as a Non-Executive Director of Zapp EV. He has served as Chief Executive Officer of H. Moser & Cie, a leading independent Swiss watch brand, since 2013. Mr. Meylan also currently serves on the board of directors of MELB Holding, Precision Engineering AG, Heinrich und Henri Moser Stiftung and MELB Luxe. Previously, Mr. Meylan was co-founder and co-Chief Executive Officer at Celsius X VI II SA, from 2008 to 2012. Prior to that, he served as General Manager of Desco de Schulthess from 2004 to 2006. Mr. Meylan began his career as Consultant at PricewaterhouseCoopers from 2001 to 2003. He received his Master of Science in Engineering from the Swiss Federal Institute of Technology and his Master of Business Administration from the Wharton School of the University of Pennsylvania.

Warin Thanathawee is a co-founder of Zapp and serves as Chief Design Officer of Zapp EV. In his capacity as Chief Design Officer, Mr. Thanathawee is responsible for Zapp’s product design efforts. His designs have received a number of international awards, including the iF Design Award, the German Red Dot Design Award and the Good Design Award in the U.S. Mr. Thanathawee is also the founder of CORdesign studio, a Bangkok-based design agency. Prior to joining Zapp, he held the position of Design Director at Nomono Co. from 2015 to 2017. Mr. Thanathawee received his bachelor’s degree from the Department of Industrial Design at King Mongkut’s Institute of Technology Ladkrabang.

David McIntyre joined Zapp in 2021 and serves as Chief Commercial Officer of Zapp EV. Prior to joining Zapp, he was the Regional Director (Asia-Pacific and China) of Group Lotus between 2019 and 2021 and the Chief Executive Officer of Simpson Marine Limited from 2017 to 2018. Mr. McIntyre joined Simpson Marine Limited from McLaren Automotive Ltd, where he was Managing Director of the Asia-Pacific region from 2015 to 2017. Previously, Mr. McIntyre has also served as Managing Director and Chief Executive Officer of Jaguar Land Rover Korea from 2012 to 2015 and General Manager (Asia-Pacific and China) at Bentley Motors from 2005 to 2012. Before relocating to the Asia-Pacific, he was Global Corporate Marketing Manager at Aston Martin Lagonda Ltd. From 2001 to 2005, and from 1997 to 2001, he served in several roles for Porsche, including in dealer development for Porsche Cars Great

Britain, as Sales Manager for Latin America at Porsche AG, and Regional Marketing Manager for Porsche Latin America. Mr. McIntyre received his Bachelor of Science in International Business and Modern Languages (German) from Aston University.

Kiattipong Arttachariya is a co-founder of Zapp and serves as Chief Strategy Officer of Zapp EV. In that role he is responsible for supporting different teams in executing Zapp’s business strategy to realize its growth plans and future goals. He previously served as Zapp’s Head of Corporate Affairs since its establishment in 2017 and as acting Chief Financial Officer of Zapp EV until April 2023. Prior to founding Zapp EV, Mr. Arttachariya was Vice President at Paragon Partners Ltd from 2014 to 2017. Previously, he served as a Senior Investment Banking Analyst at Bangkok Bank PCL from 2011 to 2013. Mr. Arttachariya received his Master of Business Administration from the University of Oxford Said Business School and Bachelor of Science in Economics from George Washington University.

David Sturgeon has served as Chief Financial Officer of Zapp EV since May 2023. Mr. Sturgeon currently serves on the board of directors at Quarterworld Capital Limited. Previously, Mr. Sturgeon held various roles at Central European Media Enterprises Ltd. (Nasdaq: CETV), a leading media and entertainment company in Central and Eastern Europe which was listed on Nasdaq until its sale in October 2020. At Central European Media Enterprises Ltd., Mr. Sturgeon held a series of senior financial positions from 2005-14, leading to his appointment as Executive Vice President and Chief Financial Officer from 2014-20. Earlier in his career, Mr. Sturgeon served as Head of Corporate Accounting from 2002-05 at Equant N.V. (NYSE: ENT), a provider of communications solutions to multinational companies. Mr. Sturgeon began his career at Arthur Andersen’s Technology, Media and Communications practice, where he held a series of positions from 1990 to 2002. He is a Fellow of the Institute of Chartered Accountants in England and Wales. Mr. Sturgeon received his Master of Arts in Philosophy, Politics and Economics from St. Catherine’s College, Oxford University.

Theodore Allegaert has served as the Chief Legal Officer and Corporate Secretary of Zapp EV since March 2023. Mr. Allegaert is a U.S.-qualified lawyer with twenty-five years of commercial legal experience, including thirteen years in private practice at preeminent firms in Silicon Valley and New York and a further decade of experience as senior in-house counsel at multinational companies. From 2017-20, he served as Chief Legal Officer at Nasdaq-listed Ferroglobe PLC in London (initially as Deputy), after previously serving as Deputy General Counsel of its U.S. subsidiary Globe Specialty Metals, Inc. from 2011-15. From 2016 to early 2017, and from 2021-23, Mr. Allegaert was self-employed, serving as a contract general counsel and legal and compliance consultant to international businesses in Asia and the U.K. Mr. Allegaert holds a bachelor’s degree from Columbia University and a Juris Doctor degree from The University of Chicago Law School.

Belinda Vinke serves as the Chief Brand Officer of Zapp EV, having served as Zapp’s Chief Brand Officer since 2017. Prior to joining Zapp, Ms. Vinke served as Chief Operating Officer of Paragon Partners Co., Ltd. from 2004 to 2017. While at Paragon Partners, she was responsible for the overall management of the launch and roll-out of its proprietary investments, including the Hertz automotive franchise. Previously, she has also held roles as General Manager of Harvest Enterprises Co. Ltd. from 2002 to 2003 and Retail Manager at Jaspal & Sons Co., Ltd. from 1999 to 2002. Ms. Vinke began her career in the advertising space, serving as Account Executive at Lintas Thailand (Lowe Worldwide) from 1993 to 1995 before moving to SPA Advertising Co., Ltd. as Account Manager from 1996 to 1998. Ms. Vinke received her Bachelor of Science in Business and Hospitality Management from the University of Hawaii.

Family Relationships

There are no family relationships between any of the persons who serve as executive officers and directors of Zapp EV, except that Swin Chatsuwan and Belinda Vinke are husband and wife.

Board Structure

The board of directors consists of seven directors, four of whom qualify as independent within the meaning of the Nasdaq corporate governance rules. Our articles provide for a classified board of directors, with two directors in Class I (Patricia Wilber and Patchara Rattakul), two directors in Class II (Kenneth West and Edouard Meylan) and three directors in Class III (Swin Chatsuwan, Jeremy North and Anthony Posawatz).

At our 2024 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be eligible for election for a full term of three (3) years. At our 2025 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be eligible for election for a full term of three (3) years. At our 2026 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be eligible for election for a full term of three (3) years. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Directors hold office until the expiration of the director’s term, until a director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Board Committees

Our Board has formed the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board may also establish from time to time other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board.

Pursuant to the Director Nomination Agreement, for so long as the Company maintains an audit committee, compensation committee or nominating committee, and the Founder holds the requisite number of Ordinary Shares as described in the Director Nomination Agreement, such committees shall each include at least one (1) Founder Director (but only to the extent such director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under applicable SEC rules and applicable Nasdaq governance rules).

Audit Committee

Our audit committee consists of Kenneth West, Anthony Posawatz and Patricia Wilber. Kenneth West serves as chairman of the audit committee and is the designated audit committee financial expert. Out audit committee is responsible for, among other things:

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overseeing accounting and financial reporting processes;
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ensuring compliance with legal and regulatory requirements;
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designing and implementing an internal audit function;
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reviewing the performance of the internal audit function and the independent auditor;
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the appointment, compensation, retention and oversight of the independent auditors and any other registered public accounting firm that is engaged;
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pre-approving audit and non-audit services to be provided by the independent auditor;
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reviewing and discussing with the independent auditor all relationships the independent auditor has with the business in order to evaluate the independent auditor's continued independence;
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reviewing and discussing with the independent auditor any audit problems or difficulties and management's response;
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reviewing and discussing with management and the independent auditor the annual and quarterly financial statements;
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overseeing the design and maintenance of internal controls over financial reporting and disclosure controls and procedures, as applicable;
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reviewing and discussing with management and the independent auditor any significant risks or exposures and policies and processes with respect to risk assessment and risk management; and
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establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.

Each of Kenneth West, Anthony Posawatz and Patricia Wilber qualify as independent directors under the Nasdaq corporate governance rules.

Compensation Committee

Our compensation committee consists of Kenneth West, Anthony Posawatz and Patchara Rattakul. Anthony Posawatz serves as chairperson of the compensation committee. The compensation committee is responsible for, among other things:

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reviewing and approving the compensation paid to the Chief Executive Officer, including reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer;
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reviewing and making recommendations to the board of directors regarding the compensation of directors and other executive officers besides the Chief Executive Officer;
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administering equity-based compensation plans for employees and consultants; and
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reviewing and approving or making recommendations to the board of directors regarding incentive compensation and equity-based plans and arrangements.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Patricia Wilber, Patchara Rattakul and Edouard Meylan. Patricia Wilber serves as chairperson of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:

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identifying and recommending nominees for election of directors;
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overseeing the evaluation of the members of the board of directors and management;
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reviewing environmental, social and governance strategy, initiatives, policies and risk oversight structure; and
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developing and recommending to the board of directors a set of corporate governance guidelines.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all our employees (whether permanent or temporary), contractors, officers and directors, including our principal executive, principal financial and principal accounting officers. Our Code of Conduct is intended to meet the definition of “code of ethics” under Item 16B of Form 20-F under the Exchange Act. We intend to disclose on our Company website any amendment to, or waiver from, any provision of our Code of Conduct that applies to our Directors or executive officers to the extent required under the rules of the SEC or Nasdaq. Our Code of Conduct is available on our website at https://ir.zappev.com/. The information contained on our website is not incorporated by reference in this prospectus.

Compensation Committee Interlocks and Insider Participation

Other than as indicated below, none of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Executive Officer and Board Member Compensation

The compensation for each of our executive officers comprises a base salary and certain benefits in kind, which may include equity-based compensation. Our executive officers do not currently receive cash bonuses and we have not accrued any amount for such bonuses to our executive officers.

Total cash compensation paid and benefits in kind provided to our executive officers and members of our Board of Directors for the year ended September 30, 2023 was $1,168,934. Of this total amount, $9,332 was made in pension payments and $4,567 was payable in benefits.

As part of the Business Combination, certain executive officers were granted a total of 6,837,204 Ordinary Shares, subject to specified share price criteria being met. At September 30, 2023 none of such share price criteria had been met therefore none of such shares had yet been issued to such executive officers.

Executive directors do not receive additional compensation in their capacity as Board members. Non-executive Board members are entitled to receive a combination of cash fees and equity awards. The total value payable in respect of the year ended September 30, 2023 was $418,250, which remains outstanding.

Each of our executive officers is party to a service agreement, either directly with the Company or one of its subsidiaries. The employment of the executive officers under these service agreements is for an indefinite period, but may be terminated by the employer for cause at any time without advance notice or for any other reason by giving specified prior written notice or by making a cash payment in lieu of notice, and an executive officer may terminate his or her employment at any time by giving the employer prior written notice. The service agreements with the executive officers also include confidentiality and non-disclosure provisions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment.

Equity Incentives

At September 30, 2023 there was a total of 3,535,517 Zapp Electric Vehicles Group Limited Ordinary Shares underlying grants of outstanding options (including unvested options) that were held by the Company's executive officers and directors as a group, which included the following:

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Anthony Posawatz (Chairman and Independent Director), who owns less than 1% of our outstanding Ordinary Shares on an as-converted basis, had outstanding options to purchase Ordinary Shares at an exercise price of $0.79, with a grant date of November 7, 2022 and an expiration date of September 30, 2032;
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Swin Chatsuwan (Founder and Chief Executive Officer) had outstanding options to purchase a total of 1,995,857 Ordinary Shares at an exercise price of $0.000022, with a grant date of August 14, 2019 and an expiration date of August 13, 2029;
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Jeremy North (President and Director) had outstanding options to purchase a total of 1,026,441 Ordinary Shares at a exercise price of $0.000022, with a grant date of October 15, 2019 and an expiration date of October 14, 2029;
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Edouard Meylan (Non-Executive Director), who owns less than 1% of our outstanding Ordinary Shares on an as-converted basis, had outstanding options to purchase Ordinary Shares at an exercise price of $0.79, with a grant date of November 7, 2022 and an expiration date of September 30, 2032; and
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David McIntyre (Chief Commercial Officer), who owns less than 1% of our outstanding Ordinary Shares on an as-converted basis, had outstanding options to purchase Ordinary Shares at an exercise price of $0.79, with a grant date of October 1, 2021 and an expiration date of September 30, 2031;

Subsequent to September 30, 2023, Mr. Chatsuwan exercised his options described above and the Company issued 1,995,857 Ordinary Shares to him on January 10, 2024.

The following summarizes the material terms of the options:

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Transferability. The options are exercisable only by the option holder and are not assignable or transferable.
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Exercise. The options are exercisable by notice in writing in whole or in part any time after they have vested.
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Lapse. The options (or any unexercised part) will lapse and cease to be exercisable on the first to occur of the following: (i) the option is transferred, assigned, mortgaged, charged or otherwise disposed of; (ii) the date the option holder’s employment ceases (a) if the employment was terminated by reason of his misconduct; or (b) if the option is unvested on such date; (iii) expiry of the applicable period after the option holder’s death; (iv) expiry of the applicable period after a Company Event; (v) the date on which the option holder becomes bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors; (vi) the date on which the option holder is deprived of legal or beneficial ownership of the option; (vii) the date on which the option holder makes or proposes any scheme or arrangement in relation to his debts with his creditors; or (viii) the tenth anniversary of the option grant date.
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Death of the option holder. Upon the death of the option holder, all of the outstanding unvested options shall immediately vest, and the option holder’s personal representative will be able to exercise the relevant options within 12 months after the date of his death.
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Cessation of Employment. Upon cessation of the option holder’s employment by reason of (i) injury, ill-health or disability; (ii) redundancy; (iii) the transfer of the option holder’s employing entity outside the Zapp Electric Vehicles Group or (iv) any other reason apart from misconduct, the options may be exercised to the extent vested. The unvested portion of the option shall lapse on the employment cessation date.
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Company Event. Upon the occurrence of a Company Event, the option (or any unexercised part) may be exercised during the applicable period set out in the Exchange Option Agreement. Our directors have the discretion to determine whether the Company Event will accelerate the vesting of the options.
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Capitalization Adjustment. In the event our ordinary share capital is varied (including by way of a capitalization, rights issue, sub-division, consolidation or reduction), our directors may make adjustments (which they consider to be fair and reasonable) to (i) the number of Ordinary Shares subject to the options; and (ii) the exercise price per share of Ordinary Shares, provided that the total amount payable on the exercise of the option is not increased and the exercise price is not reduced below the nominal value of an Ordinary Share.

Clawback Policy

Pursuant to Exchange Act Rule 10D-1 and Nasdaq Rule 5608, the Company adopted on December 1, 2023 an Incentive Compensation Clawback Policy (the “Clawback Policy”) providing that the Company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

DESCRIPTION OF SECURITIES AND ARTICLES OF ASSOCIATION

This section of the prospectus includes a description of the material terms of the Company’s Amended and Restated Memorandum and Articles of Association (“Articles”) and of applicable Cayman Islands law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Articles, which are attached as an exhibit to this prospectus. We urge you to read the full text of the Articles.

The Company is a Cayman Islands exempted company (company number 395443) and its affairs are governed by the Amended Articles, the Cayman Companies Act and the common law of the Cayman Islands.

We are authorized share capital of $50,000 divided into 500,000,000 Ordinary Shares of a par value of $0.0001 per share.

The Company currently has only one class of issued Ordinary Shares, which have identical rights in all respects and rank equally with one another.

As of March 22, 2024, there were 62,529,166 Ordinary Shares in the Company issued and outstanding.

Ordinary Shares

General

Holders of Ordinary Shares in the Company will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. None of the holders of Ordinary Shares in the Company have different voting rights from the other holders after the completion of this offering.

Holders of Ordinary Shares in the Company will not have any conversion, pre-emptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our Ordinary Shares.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, the Company’s overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of its business.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, our board of directors will consider, among other things:

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the Company’s results of operations and cash flow;
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the Company’s expected financial performance and working capital needs;
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the Company’s future prospects;
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the Company’s capital expenditures and other investment plans;
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other investment and growth plans;
o
dividend yields of comparable companies globally;
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restrictions on payment of dividend that may be imposed on us by financing arrangements; and
o
the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

We are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares. With respect to Thailand, where our significant subsidiary is incorporated, while

Thai laws allow the outward remittance from Thailand of dividends, it is required that the dividend payment in Baht currency (after payment of applicable Thai taxes) must be converted into foreign currency prior to the outward remittance from Thailand as the Bank of Thailand has a general policy not to allow any person to bring Baht currency out of Thailand, with certain exceptions for outward remittance of Baht currency to Vietnam and countries bordering Thailand of an amount of not more than two million Baht.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares in the Company will be entitled to participate in any surplus assets in proportion to their shareholdings.

Transfers of Shares

Subject to the restrictions contained in the Amended Articles and the rules or regulations of the Designated Stock Exchange (as defined in the Amended Articles) or any relevant securities laws, any shareholders of the Company may transfer all or any of his or her Ordinary Shares in the Company by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors of the Company.

Subject to the rules of any Designated Stock Exchange on which the Ordinary Shares in the Company in question may be listed and to any rights and restrictions for the time being attached to any Ordinary Shares in the Company and/or preference shares in the Company, our directors shall not unreasonably decline to register any transfer of Ordinary Shares in the Company, and shall upon making any decision to decline to register any transfer of Ordinary Shares in the Company assign an appropriate reason therefor. If our directors refuse to register a transfer of any Ordinary Shares in the Company, the Company, within two (2) months after the date on which the transfer request was lodged with the Company, shall send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. In this context, it shall not be unreasonable for our directors to decline to register any transfer of an ordinary share in our Company if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Ordinary Shares in the Company may be listed; or (ii) applicable law or regulation.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on Ordinary Shares in the Company. Any Ordinary Shares in the Company that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, the Company may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or the Company. The redemption of such shares will be effected in such manner and upon such other terms as our directors determine before the issue of the shares. The Company may also purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

Variations of Rights of Shares

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Differences in Company Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modelled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company, with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, and schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

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the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;
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the shareholders have been fairly represented at the meeting in question;
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the arrangement is such as a businessman would reasonably approve; and
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the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the Company will be the proper plaintiff in any claim based on a breach of duty owed to the Company, and a claim against (for example) the Company’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

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a company is acting, or proposing to act, illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, shareholders of Cayman Islands companies may not have standing to sue before the state or Federal courts of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
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an exempted company’s register of members is not open to inspection;
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an exempted company does not have to hold an annual general meeting;
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an exempted company may issue shares with no par value;
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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
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an exempted company may register as a limited duration company; and
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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as by purporting to provide indemnification against fraud or criminal liability. Our articles permit, and certain indemnification agreements in force and effect provide, indemnification of the Company’s directors, corporate secretary, and other senior executive officers (but not including the Company’s auditors) (each an “Indemnified Person”) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of indemnification is generally similar to that permitted under, e.g., the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be ostensibly be due to the Company’s directors, executive officers or control persons under the foregoing provisions, the Company is informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

Anti-Takeover Provisions in the Amended Articles

Some provisions of the Amended Articles may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favourable, including provisions that restrict the requisition of general meetings by shareholders holding less than 10% of the paid up voting share capital of the Company (as described further below) and restrict the appointment and removal of the directors of the Company by the shareholders except by way of an ordinary resolution (as described further below).

Such provisions could be applied to delay or prevent a change in control of the Company or make removal of management more difficult. This may cause the price of Ordinary Shares in the Company to fall.

However, under Cayman Islands law, the Company’s directors may only exercise the rights and powers granted to them under the Amended Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers of a company owe the following fiduciary duties:

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duty to act in good faith and in what the director or officer believes to be in the best interests of the company as a whole;
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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
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directors should not improperly fetter the exercise of future discretion;
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duty of trusteeship of the company’s assets;
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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in amended and restated articles of association or alternatively by shareholder approval at general meetings.

General Meetings of Shareholders

Under our Articles, our directors may convene a general meeting at such time and place as they may determine. At least 14 clear days’ notice in writing counting from the date of service by electronic means shall be given for any general meeting. The board of directors of the Company may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition in writing of shareholders holding at least 10% of the paid up voting share capital of the Company. One or more shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote will be a quorum for all purposes.

Shareholder Resolutions in Writing

Our articles permit the shareholders to pass ordinary resolutions and special resolutions in writing in lieu of a general meeting. Such written resolutions of the shareholders must be approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company, and the effective date of a resolution so adopted shall be the date on which such written instrument, or the last of such instruments, if more than one, is executed.

Shareholder Requisition of General Meetings

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles permit the Company’s shareholders together holding at least 10% of the Company’s paid up voting share capital to requisition a general meeting. As a Cayman Islands exempted company, the Company is not obliged by Cayman Islands law to call shareholders’ annual general meetings, however our Articles provide for the calling of annual general meetings (as described above) and applicable Nasdaq rules require this.

Matters Requiring Shareholder Approval by Special Resolution

A “special resolution” (being a resolution (i) passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (ii) passed by written resolution signed by all Shareholders), is required to:

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amend the articles;
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register the Company by way of continuation in a jurisdiction outside the Cayman Islands;
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merge or consolidate the Company by way of a Cayman Islands statutory merger;
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reduce the Company’s share capital or any capital redemption reserve in any manner authorized by law;
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change the Company’s name;
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appoint an inspector to examine the affairs of the Company;
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recall a liquidation of the Company; or
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wind-up the Company voluntarily.

Cumulative Voting

As permitted under Cayman Islands law, our Articles do not provide for cumulative voting.

Appointment and Removal of Directors

Under our Articles, the Company’s board may comprise of no more than seven (7) directors (or such greater number as may be approved by special resolution of the shareholders). The directors shall be appointed and removed by ordinary resolution of the shareholders. Directors may also be appointed (but not removed) by a resolution of the Company’s board. The removal of a director by ordinary resolution may be for any reason and need not be for cause. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; or (iv) is removed from office pursuant to any other provision of the articles.

The directors shall be divided into three (3) classes designated as Class I Directors, Class II Directors and Class III Directors, respectively. Directors have been assigned to each class in accordance with resolutions adopted by the directors, with each class serving for staggered three (3)-year terms commencing as follows:

(a) at the first annual general meeting of the Company following the Listing Date, in 2024, the term of office of the Class I Directors shall expire and replacement Class I Directors may be appointed by ordinary resolution for a full term of three (3) years (or, if later, until the first annual general meeting of the Company to occur after such three (3) year term). If, as we expect, no replacement Class I Directors are appointed in accordance with the foregoing, the existing Class I Directors shall be automatically re-appointed for a further term of three (3) years;

(b) at the second annual general meeting of the Company following the Listing Date, in 2025, the term of office of the Class II Directors shall expire and replacement Class II Directors may be appointed by ordinary resolution for a full term of three (3) years (or, if later, until the second annual general meeting of the Company to occur after such three (3) year term). If no replacement Class II Directors are appointed in accordance with the foregoing, the existing Class II Directors shall be automatically re‑appointed for a further term of three (3) years; and

(c) at the third annual general meeting of the Company following the Listing Date, in 2026, the term of office of the Class III Directors shall expire and replacement Class III Directors may be appointed by ordinary resolution for a full term of three (3) years (or, if later, until the third annual general meeting of the Company to occur after such three (3) year term). If no replacement Class III Directors are appointed in accordance with the foregoing, the existing Class III Directors shall be automatically re-appointed for a further term of three (3) years.

Transactions with Interested Shareholders

Unlike, e.g., the Delaware General Corporation Law, Cayman Islands law has no business combination statute whereby a company may be prohibited from engaging in certain business combinations with an “interested stockholder.” Accordingly, the Company will not benefit from the types of protections typically afforded by such business combination statutes. Cayman Islands law does provide, however, that transactions between a company and its significant shareholders must be entered into in good faith, in the best interests of the company and for a proper corporate purpose, without constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under our Articles, if the Company is wound up, the liquidator of the Company shall apply the Company’s assets in such manner and order as the liquidator thinks fit in satisfaction of creditors’ claims. The liquidator will distribute the remaining assets of the Company (if any) among the shareholders in proportion to their shareholding and may, with the sanction of an ordinary resolution of the shareholders, divide and distribute some or all of the remaining assets of the Company in specie or in kind.

Variation of Rights of Shares

Under our Articles, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such meeting.

Amendment of Governing Documents

As permitted by Cayman Islands law, our Articles may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Company’s shares. In addition, there are no provisions in the articles specifying or governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law and regulation, the Company’s board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Holders of the Company’s shares have no general right under Cayman Islands law to inspect or obtain copies of the Company’s register of members or the Company’s corporate records.

Changes in Capital

The Company may from time to time by ordinary resolution:

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consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
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convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;
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subdivide its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and
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cancel any shares that, at the date of the passing of the subject resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Enforceability of Civil Liability under Cayman Islands Law

The courts of the Cayman Islands are unlikely (i) to recognize, or enforce against the Company, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the Company predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/ insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands court. The Cayman Islands court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. The Company understands that the Cayman Islands court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection—Cayman Islands

We have certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts the Company’s shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to us and the Company’s affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Whom this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•
where this is necessary for the performance of our rights and obligations under any purchase agreements;

•
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or
•
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Foreign Private Issuer and Nasdaq Considerations

We are a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act). The Nasdaq rules provide that foreign private issuers may follow home country practice in lieu of the corporate governance requirements of the Nasdaq Stock Market LLC, subject to certain exceptions and requirements and except to the extent that such exemptions would be contrary to U.S. federal securities laws and regulations. The significant difference between our corporate governance practices and those followed by domestic companies under the Nasdaq rules is that shareholder approval will not be required for the establishment of, amendment of or grants pursuant to equity-based compensation plans. We have otherwise followed and intend to continue to follow the applicable corporate governance standards under the Nasdaq rules.

As a result of our current and potential future reliance on the corporate governance exemptions available to foreign private issuers, holders of our Ordinary Shares will not enjoy the same protections afforded to shareholders of companies that are subject to all of Nasdaq corporate governance requirements.

Listing of our Securities

The Company’s Ordinary Shares are listed on Nasdaq under the symbol “ZAPP.”

Transfer, Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Shares is Continental Stock Transfer & Trust Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of certain related party transactions we have entered into since October 1, 2022 with any of our executive officers, directors or their affiliates and holders of more than 5% of our Ordinary Shares in the aggregate, which we refer to as related parties, other than the compensation arrangements which are described elsewhere in this prospectus.

Related Party Transactions

On March 28, 2023, Zapp Scooters (Thailand) Company Limited entered into an Asset Sale and Purchase Agreement with Zapp Manufacturing (Thailand) Limited, an affiliate of the Company, for the transfer of certain assets to Zapp Scooters (Thailand) Company Limited in exchange for the settlement of debts owed by Zapp Manufacturing (Thailand) Limited to Zapp Scooters (Thailand) Company Limited.

On March 30, 2023, Zapp Scooters (Thailand) Company Limited entered into a Share Transfer Agreement with Swin Chatsuwan, our Founder, Chief Executive Officer and a Director, for the transfer of all of its existing shares in Zapp Manufacturing (Thailand) Limited. Swin Chatsuwan paid the Thai Bhat equivalent of $1,423 to Zapp Scooters (Thailand) Company Limited for these shares.

Zapp Scooters (Thailand) Company Limited leases property from Paragon Partners Company Limited, an entity controlled by Swin Chatsuwan. During the year to September 30, 2023, we paid an aggregate rent of $30,549 to Paragon Partners Company Limited.

On January 12, 2024, Zapp Scooters (Thailand) Company Limited issued a promissory note to our Independent Director Patchara Rattakul with a value of THB 10.0 million (approximately $278,000), which bears interest at a rate of 15.0% per annum. The principal and interest due thereunder is payable in January 2026.

Review, Approval or Ratification of Transactions with Related Parties

The Company adopted a code of business conduct and ethics that prohibits directors, executive officers and other Company personnel from engaging in transactions that may involve or result in a conflict of interest with the Company. The Company also has adopted a Related Party Transactions Policy requiring that the Company’s board of directors or Audit Committee, as appropriate under the policy, review and approve any transaction a director, executive officer, major shareholder or other related party as defined in the policy, proposes to engage in with the Company (or will have a material interest in) , including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting such review, the Company’s board or Audit Committee, as appropriate, must determine that the subject transaction is in the best interests of the Company and its shareholders and may impose such conditions on the Company or the related party as it deems appropriate in connection with any approval thereof.

PRINCIPAL SHAREHOLDERS

The following table sets forth information relating to the beneficial ownership of Ordinary Shares as of the March 22, 2024 by:

•
each person known by the Company to be the beneficial owner of more than 5% of Ordinary Shares;
•
each of the Company's executive officers and directors; and
•
all of the Company's executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days of March 22, 2024 are included, including shares underlying any option, warrant or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The percentage of Ordinary Shares beneficially owned is computed on the basis of 62,529,166 Ordinary Shares issued and outstanding as of March 22, 2024.

	Shares beneficially owned
Name of beneficial shareholder	Ordinary Shares	% of Ordinary Shares
5% Holders
Twin Oaks Venture II LLC(2)	4,784,020	7.7%
MLM CIIG II LLC(3)	4,143,958	6.7%
Michael Joseph(4)	6,272,693	10.0%

Directors and Executive Officers:
Anthony Posawatz(5)	285,122	*
Swin Chatsuwan	20,837,832	33.3%
Jeremy North(6)	1,087,366	1.7%
Kenneth West	35,000	*
Patricia Wilber	35,000	*
Patchara Rattakul	—	—
Edouard Meylan(7)	99,792	*
Warin Thanathawee	2,720,068	4.4%
David McIntyre(8)	262,312	*
Kiattipong Arttachariya	1,971,907	3.2%
David Sturgeon	—	—
Theodore Allegaert	3,000	*
Belinda Vinke	30,956	*
All Directors and Executive Officers as a group	27,368,355	43.8%

*Less than 1%

(1)
Unless otherwise noted, the business address of those listed in the table above is c/o Zapp Electric Vehicles Group Limited, 87/1 Wireless Road – 26/F Capital Tower All Seasons Place Lumpini, Patumwan Bangkok 10330 Thailand.
(2)
Consists of (i) 2,773,604 Ordinary Shares and (ii) 2,010,416 Ordinary Shares issuable upon the exercise of Warrants. Gavin Cuneo is the managing member of Twin Oaks Venture II LLC (“Twin Oaks II”). Consequently, Mr. Cuneo may be deemed the beneficial owner of the Ordinary Shares held by Twin Oaks II and have voting and dispositive control over such Ordinary Shares. The business address of Twin Oaks II is 373 Mountain Avenue, Ridgewood, NJ 07450.
(3)
Consists of (i) 2,133,542 Ordinary Shares and (ii) 2,010,416 Ordinary Shares issuable upon the exercise of Warrants. Michael Minnick is the managing member of MLM CIIG II LLC (“MLM II”). Consequently, Mr. Minnick may be deemed the beneficial owner of the Ordinary Shares held by MLM II and have voting and dispositive control over such Ordinary Shares. The business address of MLM II is 40 West 57th Street, 29th Floor, New York, New York 10019.

(4)
Consists of (a) 2,851,224 Ordinary Shares directly held by Michael Joseph and (b) 3,421,469 Ordinary Shares issuable upon the exercise of Warrants. Michael Joseph’s registered address is 20 Sylvan Avenue, Emerson Park, Hornchurch, RM11 2PN, United Kingdom.
(5)
Consists of 285,122 Ordinary Shares issuable upon the exercise of options.
(6)
Consists of (a) 60,925 Ordinary Shares directly held by Jeremy North and (b) 1,026,441 Ordinary Shares issuable upon the exercise of options.
(7)
Consists of (a) 42,768 Ordinary Shares directly held by Edouard Meylan and (b) 57,024 Ordinary Shares issuable upon the exercise of options.
(8)
Consists of (a) 92,239 Ordinary Shares directly held by David McIntyre and (b) 171,073 Ordinary Shares issuable upon the exercise of options.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time of up to 28,726,713 Ordinary Shares by the Selling Shareholders. For additional information regarding the issuance of our Ordinary Shares registered pursuant to this prospectus to Yorkville, see “Convertible Debt Issue and Committed Equity Financing”. We are registering 20,000,000 Ordinary Shares for sale by Yorkville named below pursuant to the SEPA and Yorkville RRA. We are registering the Joseph Ordinary Shares in connection with the consummation of the Business Combination. We are registering the Ordinary Shares held by the PIPE Investors pursuant to the PIPE.

The percent of beneficial ownership for the Selling Shareholders is based on 62,529,166 Ordinary Shares issued and outstanding as of March 22, 2024. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, the Selling Shareholders listed below have sole voting and investment power with respect to the Ordinary Shares beneficially owned by them.

The Selling Shareholders are not obligated to sell any of the Ordinary Shares offered under this prospectus. Because the Selling Shareholders may sell some or all of the Ordinary Shares owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Shareholders.

In addition, subject to applicable law, the Selling Shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares they hold in transactions exempt from the registration requirements of the Securities Act. Therefore, for purposes of the following table we have assumed that the Selling Shareholders will sell all of the Ordinary Shares beneficially owned by such Selling Shareholders that are covered by this prospectus but will not sell any other Ordinary Shares.

	Ordinary Shares beneficially owned
Name of the Selling Shareholder	Shares owned before the Offering		Shares being offered	Shares owned after the Offering
	Ordinary shares	%(1)	Ordinary shares	Ordinary shares	%(1)
YA II PN, Ltd(2)	181,819	0.3%	20,000,000	—	—
Michael Joseph(3)	6,272,693	10.0%	6,272,693	—	—
Pongpun Laosettanun	600,495	1.0%	600,495	—	—
Puris Chaikulngamdee	459,202	0.7%	459,202	—	—
Trangphol Pattaratirakul	353,232	0.6%	353,232	—	—
Surapan Laosettanun	529,848	0.8%	529,848	—	—
Teerapol Rattakul(4)	699,475	1.1%	473,373	226,102	0.4%
Pongsakorn Thiengtham(4)(5)	246,191	0.4%	37,870	208,321	0.3%

____________

(1)
Assumes that each Selling Shareholder (i) will sell all of the Ordinary Shares beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional Ordinary Shares. The number of shares ultimately offered for resale by Yorkville is dependent upon the number of shares we issue to Yorkville under the SEPA.
(2)
YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the general partner of Yorkville LP. All investment decisions for Yorkville are made by Yorkville LLC’s President and managing member, Mr. Mark Angelo. The business address of Yorkville is 1012 Springfield Avenue, Mountainside, NJ 07092. The number of Ordinary Shares that may actually be issued to Yorkville pursuant to the SEPA is not currently known and is subject to satisfaction of certain conditions and other limitations set forth in the SEPA, including the Beneficial Ownership Cap.
(3)
Consists of (i) 2,851,244 Ordinary Shares and (ii) 3,421,469 Ordinary Shares underlying the Joseph Warrants.
(4)
Ordinary Shares acquired by these Selling Shareholders upon the consummation of the Business Combination are not covered by this prospectus, and we therefore anticipate that such shares will be owned after the Offering.

(5)
Consists of (i) 189,166 Ordinary Shares and (ii) 57,025 Ordinary Shares issuable upon the exercise of options.

TAXATION

United States Federal Income Tax Considerations

General

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of our Ordinary Shares. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Ordinary Shares; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold Ordinary Shares as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

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our officers or directors;
•
banks, financial institutions or financial services entities;
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broker-dealers;
•
taxpayers that are subject to the mark-to-market accounting rules;
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tax-exempt entities;
•
S-corporations;
•
governments or agencies or instrumentalities thereof;
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insurance companies;
•
regulated investment companies;
•
real estate investment trusts;
•
expatriates or former long-term residents of the United States;
•
persons that actually or constructively own five percent or more of our shares by vote or value;
•
persons that acquired Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;
•
persons that hold Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or
•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of Ordinary Shares that is for U.S. federal income tax purposes:

•
an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities (or arrangement classified as a partnership for U.S. federal income tax purposes) or persons who hold Ordinary Shares through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Ordinary Shares, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF ORDINARY SHARES. HOLDERS OF ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Treatment of the Company

Tax Residence of the Company for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a U.S. or non-U.S. tax resident based on the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, the Company which is incorporated under the laws of the Cayman Islands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the U.S. Tax Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874 of the U.S. Tax Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliate group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “ownership test”).

For purposes of Section 7874 of the U.S. Tax Code, we expect the first two conditions described above to have been met with respect to the Business Combination because we acquired indirectly all of the assets of CIIG II, and we, including our “expanded affiliate group,” was not expected to satisfy the substantial business activities test upon consummation of the Business Combination. As a result, whether Section 7874 applies to cause us to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination should depend on the satisfaction of the modified ownership test.

We currently believe we are not treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code. However, the calculations for determining share ownership for purposes of the ownership test under Section 7874 of the U.S. Tax Code are complex, subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes to applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect), and subject to certain factual uncertainties. Accordingly, and given the inherently factual nature of the analysis, we have not sought a legal opinion from counsel in respect of the potential applicability of Section 7874 to the Business Combination, and there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.

If we are treated as a U.S. corporation for U.S. federal income tax purposes, we could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to our non-U.S. investors could be subject to U.S. withholding tax.

The remainder of this discussion assumes that we are not treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code.

Treatment of the Company as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes

In addition to the potential U.S. federal income tax consequences discussed above, Section 7874 of the Code can also apply to limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, cause dividends paid by the non-U.S. acquiring corporation to not be treated as “qualified dividend income,” and may subject the U.S. affiliates (including the acquired U.S. corporation) of the non-U.S. acquiring corporation to additional taxes under Section 59A of the Code. These limitations will potentially apply if: (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “60% Ownership Test”).

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, we believe the 60% Ownership Test was not satisfied in connection with the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to the Company or its U.S. affiliates after the Merger. However, the interpretation of Treasury Regulations relating to the 60% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application, such that any changes to the rules in Section 7874 of the Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect the Company and its U.S. affiliates. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

U.S. Holders

Taxation of Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will be required to include in gross income the amount of any cash distribution paid on the Ordinary Shares treated as a dividend. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in such holder’s shares (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares.” It is not expected that we will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a distribution will generally be treated as a dividend.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” any dividends received by a U.S. Holder (including any withheld taxes) will be includable in such U.S. Holder’s gross income as ordinary income on the day actually or constructively received by such U.S. Holder. Such dividends received by a non-corporate U.S. Holder will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate U.S. Holders, certain dividends, referred to as “qualified dividend income,” received from a “qualified foreign corporation” may be subject to reduced rates of taxation. A foreign corporation is treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. The U.S. Treasury Department guidance indicates that Ordinary Shares, which are intended to be listed on the Nasdaq, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that the Ordinary Shares will be considered readily tradable on an established securities market in later years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year (see “—Passive Foreign Investment Company Rules” below) or if we are treated as a surrogate foreign corporation after the completion of the Merger (see “—U.S. Federal Income Tax Treatment of the Company—Treatment of the Company as a ‘Surrogate Foreign Corporation’ for U.S. Federal Income Tax Purposes” above).

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” upon a sale or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (generally, the sum of the amount of cash and the fair market value of any property received in such disposition) and the U.S. Holder’s adjusted tax basis in the Ordinary Shares.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of our Ordinary Shares could be materially different from that described above if we are or were treated as a PFIC for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

As of the date hereof, we have not made a determination as to our PFIC status for our current taxable year or any other taxable year. The tests for determining PFIC status are applied annually after the close of the taxable year, and therefore our possible status as a PFIC may be subject to change. For example, the fair market value of our assets is expected to depend, in part, upon (a) the market value of the Ordinary Shares, and (b) the composition of our assets and income. Further, because the value of our goodwill may be determined based on the market value of the Ordinary Shares, a decrease in the market value of the Ordinary Shares and/or an increase in cash or other passive assets would increase the relative percentage of our passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that we are not a PFIC for any taxable year. With certain exceptions, the Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if we were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s Ordinary Shares. There can be no assurance, however, that we will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares and the U.S. Holder did not make a qualified electing fund (“QEF”) election or a mark-to-market election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules:

•
the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;
•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so). A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders should not expect that they will receive cash distributions from us sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. Holder’s tax basis in Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. If we determine that we are a PFIC for any taxable year, we will endeavor to provide all of the information that a U.S. Holder making a QEF election is required to obtain to make and maintain a QEF election upon request, but there is no assurance that we will timely provide such information. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. In addition, if we hold an interest in a lower-tier PFIC, U.S. Holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which we hold an interest will not qualify as a PFIC, or that a PFIC in which we hold an interest will provide the information necessary for a QEF election to be made by a U.S. Holder.

Alternatively, if we are a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the Ordinary Shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary Shares should consult their tax advisors concerning the application of the PFIC rules to Ordinary Shares under their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of Ordinary Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Ordinary Shares.

Material Cayman Island Tax Considerations — Ordinary Shares

The following is a discussion of certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary

Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or Public Warrants or on an instrument of transfer in respect of such securities.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Act

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (as amended) of the Cayman Islands the following undertaking is hereby given to the Company:

(a)
That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
(b)
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable
i.
on or in respect of the shares debentures or other obligations of the Company; or
ii.
by way of the withholding in whole or part of any relevant payment as defined in the Tax Concessions Act.

These concessions shall be for a period of THIRTY years from the 18th day of November 2022.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

PLAN OF DISTRIBUTION

The Ordinary Shares offered by this prospectus are being offered by the Selling Shareholders. The Ordinary Shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:

•
ordinary brokers’ transactions;
•
transactions involving cross or block trades;
•
through brokers, dealers, or underwriters who may act solely as agents;
•
“at the market” into an existing market for our ordinary shares;
•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•
in privately negotiated transactions; or
•
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Ordinary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Ordinary Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate the sales of our Ordinary Shares that it has subscribed for and may in the future subscribe for from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (or instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

Brokers, dealers, underwriters or agents participating in the distribution of the Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Ordinary Shares sold by the Selling Shareholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Ordinary Shares sold by the Selling Shareholders may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of ordinary shares sold by a Selling Shareholder.

Notice to prospective investors in the European Economic Area

The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of Ordinary Shares in the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Ordinary Shares. Accordingly, any person making or intending to make an offer in the EEA of Ordinary Shares which are the subject of an offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor any underwriters have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Ordinary Shares in the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares.

Notice to prospective investors in the United Kingdom

The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of Ordinary Shares in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Ordinary Shares. Accordingly, any person making or intending to make an offer in the United Kingdom of Ordinary Shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation in relation to such offer. Neither we nor any underwriter have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Ordinary Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares.

In the United Kingdom, this document is for distribution only to, and is only directed at qualified investors (as defined in the UK Prospectus Regulation) who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any Ordinary Shares may otherwise lawfully be communicated or caused to be communicated (all such persons being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

All applicable provisions of the FSMA will be complied with respect to anything done by the Company or any underwriter in relation to the Ordinary Shares in, from or otherwise involving, the United Kingdom.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of our Ordinary Shares by the Selling Shareholders. With the exception of the SEC registration fee, all amounts are estimates.

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	$1,081
Legal fees and expenses*	$40,000
Accounting fees and expenses*	$20,000
Other fees*	$12,000
Total	$73,081

*estimated

In connection with the entry into the SEPA, we paid YA Global II SPV, LLC, a subsidiary of Yorkville, a fee in the amount of $25,000. In addition, as consideration for Yorkville’s subscription commitment, we are required to pay a commitment fee of $100,000, of which $50,000 will be paid through the issuance of 181,819 Ordinary Shares to Yorkville. As additional expenses relating to the offering will depend on the number of Ordinary Shares that we issue to Yorkville under the SEPA and the market price prior to such issuances, we cannot reliably estimate all the expenses to be incurred in connection with the offer and sale of our Ordinary Shares by Yorkville hereunder.

We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

LEGAL MATTERS

Certain legal matters relating to U.S. law will be passed upon for the Company by Greenberg Traurig LLP. Theodore Allegaert, the Company’s Chief Legal Officer, has provided a legal opinion regarding the validity of the Ordinary Shares offered by this document.

EXPERTS

The consolidated financial statements of Zapp Electric Vehicles Group Limited as of September 30, 2023 and 2022 and for each of the years in the two-year period ended September 30, 2023 included in this prospectus have been audited by PKF Littlejohn LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of CIIG Capital Partners II, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

The courts of the Cayman Islands are unlikely (i) to recognize, or enforce against the Company, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Company predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands court. The Cayman Islands court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. Company understands that the Cayman Islands court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, management board members, supervisory board members and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

INDEX TO THE FINANCIAL STATEMENTS

TABLE OF CONTENTS

Zapp Electric Vehicles Group Limited

CIIG Capital Partners II, Inc.

For the year ended December 31, 2022 and the Period from January 6, 2021 (inception) through December 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Zapp Electric Vehicles Group Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial positions of Zapp Electric Vehicles Group Ltd and its subsidiaries (the "Company") as of September 30, 2023 and 2022, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended September 30, 2023, and the related notes (collectively referred to as the "consolidated financial statements").

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2023 in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.8 to the financial statements, the Company has accumulated deficit, has suffered net losses and has had net cash used in operating activities during the year ended September 30, 2023. As of September 30, 2023, the Company had cash and cash equivalents of $0.8 million while the trade and other payables amounted to $ 19.9 million. The Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans concerning these matters are also described in Note 2.8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PKF Littlejohn LLP

London, United Kingdom

February 26, 2024

We have served as the Company's auditor since 2022.

PCAOB ID No. 2814

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

		For the Year Ended September 30,
(in USD)	Notes	2023	2022
Revenue		—	—
Cost of sales		—	—
Gross profit		—	—
Selling and distribution expenses	4	(1,425,334)	(423,123)
General and administrative expenses	4	(6,372,718)	(3,187,006)
Operating loss		(7,798,052)	(3,610,129)
Finance income	5	9,292	2,693
Finance expense	5	(561,005)	(305,483)
Other (expenses) / income	7	(213,747,726)	335,329
Loss before tax		(222,097,491)	(3,577,590)
Income tax	8	—	—
Loss for the year		(222,097,491)	(3,577,590)
Earnings per share
Basic and diluted earnings per share	10	(4.65)	(0.09)

		For the Year Ended September 30,
(in USD)	Notes	2023	2022
Loss for the year		(222,097,491)	(3,577,590)
Other comprehensive loss
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences		(24,402)	(245,632)
Other comprehensive loss for the year, net of tax		(24,402)	(245,632)
Total comprehensive loss for the year		(222,121,893)	(3,823,222)

The notes on pages F-7 to F-29 form part of these financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in USD)	Notes	September 30, 2023	September 30, 2022
Assets
Current assets
Cash and cash equivalents		823,223	1,963,087
Inventory	14	566,226	111,734
Trade and other receivables	15	1,261,700	195,188
Total current assets		2,651,149	2,270,009
Non-current assets
Investment in associate	13	—	—
Property, plant and equipment	11	590,795	480,657
Right-of-use assets	18	359,057	323,224
Intangible assets	12	1,042,880	1,018,878
Loans receivable - non-current		—	21,407
Derivative assets - non-current	21	2,660,568	—
Other non-current assets		37,374	111,233
Total non-current assets		4,690,674	1,955,399
Total assets		7,341,823	4,225,408
Liabilities and Equity
Current liabilities
Trade and other payables	16	19,884,517	905,132
Loans and borrowings - current	17	3,713,717	12,490
Lease liabilities - current	18	99,961	61,743
Derivative liabilities - current	21	—	323,864
Total current liabilities		23,698,195	1,303,229
Non-current liabilities
Loans and borrowings - non-current	17	1,022,866	34,871
Lease liabilities - non-current	18	296,773	271,073
Derivative liabilities - non-current	21	603,028	—
Other non-current liabilities		158,578	103,795
Total non-current liabilities		2,081,245	409,739
Total liabilities		25,779,440	1,712,968
Equity
Share capital	19	5,790	940
Share premium	19	120,966,057	8,994,292
Merger reserve		12,838,970	—
Share option reserve		77,315,847	1,300,373
Foreign currency translation reserve		(263,227)	(238,825)
Equity accounted warrants		345,218	—
Accumulated deficit		(229,646,272)	(7,544,340)
Total equity		(18,437,617)	2,512,440
Total liabilities and equity		7,341,823	4,225,408

The notes on pages F-7 to F-29 form part of these financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in USD)	Share capital	Share premium	Accumulated deficit	Share option reserve	Equity accounted warrants	Merger reserve	Foreign currency translation reserve	Total
At October 1, 2021	841	2,797,342	(3,966,750)	938,009	—	—	6,807	(223,751)
Comprehensive loss for the year
Profit for the year	—	—	(3,577,590)	—	—	—	—	(3,577,590)
Other comprehensive loss	—	—	—	—	—	—	(245,632)	(245,632)
Contributions by and distributions to owners
Shares issued for cash	72	5,155,472	—	—	—	—	—	5,155,544
Conversion from convertible loan note	26	919,944	—	—	—	—	—	919,970
Shares issued to employee	1	121,534	—	—	—	—	—	121,535
Share-based payments	—	—	—	362,364	—	—	—	362,364
At September 30, 2022	940	8,994,292	(7,544,340)	1,300,373	—	—	(238,825)	2,512,440

Comprehensive loss for the year
Loss for the year	—	—	(222,097,491)	—	—	—	—	(222,097,491)
Other comprehensive loss	—	—	—	—	—	—	(24,402)	(24,402)
Contributions by and distributions to owners
Conversion from convertible loan note	190	6,296,247	—	—	—	—	—	6,296,437
Loss on disposal of affiliate	—	—	(4,441)	—	—	—	—	(4,441)
Recapitalization at the Business Combination	4,417	103,732,715	—	—	345,218	12,838,970	—	116,921,320
Shares issued under FPA agreement	243	1,942,803	—	—	—	—	—	1,943,046
Share-based payments	—	—	—	76,015,474	—	—	—	76,015,474
At September 30, 2023	5,790	120,966,057	(229,646,272)	77,315,847	345,218	12,838,970	(263,227)	(18,437,617)

The notes on pages F-7 to F-29 form part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Notes	For the Year Ended September 30,
(in USD)		2023	2022
Cash flows from operating activities
Loss for the year		(222,097,491)	(3,577,590)
Adjustment for:
Depreciation of property, plant and equipment and right-of-use assets		287,800	114,042
Impairment of property, plant and equipment and right-of-use assets		40,599	—
Amortization of intangible assets		136,489	135,045
Equity-settled share-based payment charge		70,892,497	362,364
Equity-settled bonus payment		—	121,535
Fair value movements		46,477,209	62,687
Foreign exchange movements		96,548	(182,583)
Share-based payment charge on acquisition of CIIG II		81,551,286	—
Professional fees in association with the Business Combination		15,992,016	—
Loss on early termination of leases		(11,309)	—
Loss on disposal of shares in affiliates		(1,423)	—
Finance income		(9,292)	(2,693)
Finance expense		560,009	305,483
		(6,085,062)	(2,661,710)
Changes in:
- Inventories		(572,083)	(90,674)
- Trade and other receivables		(586,560)	(134,659)
- Other non-current assets		73,520	(111,110)
- Trade and other payables		611,064	162,890
- Other non-current liabilities		53,698	32,404
Cash generation from operating activities		(6,505,423)	(2,802,859)
Income tax paid		—	—
Net cash used in operating activities		(6,505,423)	(2,802,859)
Cash flows from investing activities
Acquisition of property, plant and equipment		(173,335)	(633,102)
Acquisition of intangible assets		(123,662)	(65,668)
Loan to related parties		1,834	(15,416)
Interest received		9,292	2,693
Restricted cash		—	245,247
Net cash used in investing activities		(285,871)	(466,246)
Cash flows from financing activities
Drawdown of loans		7,579,105	—
Repayment of loans		(84,606)	(12,695)
Payment of lease liabilities		(109,974)	(33,883)
Proceeds from issuance of shares		—	5,155,544
Professional fees in association with the Business Combination		(1,680,440)	—
Interest paid		(55,248)	(38,985)
Net cash from financing activities		5,648,837	5,069,981
Net (decrease) / increase in cash and cash equivalents		(1,142,457)	1,800,876
Cash and cash equivalents at October 1, 2022 and 2021		1,963,087	159,723
Effect of exchange rate fluctuations on cash held		2,593	2,488
Cash and cash equivalents at September 30, 2023 and 2022		823,223	1,963,087

The notes on pages F-7 to F-29 form part of these financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended September 30, 2023

1. Reporting entity

Zapp Electric Vehicles Group Ltd (the “Company” or "Zapp EV") is an exempted company incorporated under the laws of the Cayman Islands on November 15, 2022. The Company’s registered office is at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The Company’s principal executive office is at 87/1 Wireless Road, 26/F Capital Tower, All Seasons Place, Lumpini, Patumwan, Bangkok 10330, Thailand. The Group’s principal activity is the design, manufacture and sale of electric vehicles.

The financial statements incorporate the accounts of the Company and entities controlled by the Company (“its subsidiaries”). The term “Group” means, subsequent to closing of the Business Combination, Zapp Electric Vehicles Group Ltd and its subsidiaries.

The Business Combination

On April 28, 2023 , Zapp Electric Vehicles Group Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands, consummated the business combination pursuant to the Agreement and Plan of Merger, dated as of November 22, 2022 (the “Merger Agreement”), by and among Zapp EV, CIIG Capital Partners II, Inc. (“CIIG II”), Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales (“Zapp UK”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Zapp EV (“Merger Sub”).

The Merger Agreement provided that the parties thereto would enter into a business combination transaction (the “Business Combination”) pursuant to which, among other things, (i) the shareholders of Zapp UK transferred their respective ordinary shares of Zapp UK to Zapp EV in exchange for ordinary shares of Zapp EV (“Zapp EV Ordinary Shares”, and such exchange, the “Company Exchange”); and (ii) immediately following the Company Exchange, Merger Sub merged with and into CIIG II, with CIIG II being the surviving corporation in the merger (the “Merger”), and each outstanding share of common stock of CIIG II (other than certain excluded shares) would convert into the right to receive one Zapp EV Ordinary Share.

Upon the consummation of the Business Combination: (i) the shareholders of Zapp UK transferred their respective ordinary shares of Zapp UK to Zapp EV in exchange for 41,296,259 Zapp EV Ordinary Shares pursuant to the Company Exchange, (ii) $6.1 million in aggregate principal amount of Zapp UK’s senior unsecured convertible loan notes due 2025 (the “Zapp UK Convertible Loan Notes”) were automatically redeemed at the principal amount by conversion into ordinary shares of Zapp UK, which were then transferred to Zapp EV in exchange for 871,428 Zapp EV Ordinary Shares; (iii) all Zapp UK options, whether vested or unvested, were released and cancelled by holders of Zapp UK options in exchange for 4,410,844 options to purchase Zapp EV Ordinary Shares (“Zapp EV Exchange Options”), of which 4,082,240 Zapp EV Exchange Options were fully vested upon the consummation of the Business Combination; (iv) the 6,000,000 Zapp UK warrants issued to Michael Joseph to purchase 6,000,000 ordinary shares of Zapp UK ceased to be warrants with respect to ordinary shares of Zapp UK and were assumed by Zapp EV and converted into 3,412,469 fully vested warrants to purchase Zapp EV Ordinary Shares (“Zapp EV Exchange Warrants”); (v) all shares of CIIG II Class A common stock, par value $0.0001 per share, and CIIG II Class B common stock, par value $0.0001 per share, were cancelled and automatically deemed to represent the right to receive 28,750,000 Zapp EV Ordinary Shares and 7,187,500 Zapp EV Ordinary Shares (of which 754,687 Zapp EV Ordinary Shares are unvested and subject to certain vesting conditions), respectively; and (vi) each CIIG II warrant was modified to provide that such warrant no longer entitles the holder thereof to purchase the number of shares of CIIG II’s common stock set forth therein and in substitution thereof such warrant would entitle the holder to acquire the same number of Zapp EV Ordinary Shares per warrant on the same terms (“Zapp EV Public Warrants”).

Upon consummation of the Business Combination, Zapp EV Ordinary Shares and Zapp EV Public Warrants commenced trading on The Nasdaq Stock Market LLC, or “Nasdaq”, under the symbols “ZAPP” and “ZAPPW,” respectively.

As the Company Exchange constituted a common control transaction, the consolidated financial statements are prepared as a continuation of the financial statements of Zapp UK, the accounting acquirer, with a recapitalization to reflect the capital structure of Zapp EV. The comparatives are based on the operations of Zapp UK prior to the Transaction.

As CIIG II does not constitute a business under the definitions of IFRS 3 Business Combinations, the Merger has been classified as a reverse acquisition and falls within the scope of IFRS 2 Share-based payment, with the issuance of shares to legacy CIIG II shareholders being treated as a share-based payment in exchange for the acquisition of the net assets of CIIG II by Zapp EV.

2. Significant accounting policies

2.1.
Basis of preparation

These consolidated financial statements have been prepared in accordance with international accounting standards in conformity with the requirements of IFRS. They were authorized for issue by the Company’s Board of Directors on February 23, 2024.

Details of the Group’s accounting policies are included in Note 3.

In preparing these financial statements, management has made judgments, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. The areas where judgments and estimates have been made in preparing the financial statements and their effect are disclosed in Note 2.7.

2.2.
Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries after the elimination of intercompany accounts and transactions. Entities in which we hold less than a majority voting interest but over which we have the ability to exercise significant influence are accounted for using the equity method.

a)
Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

b)
Interests in equity-accounted investees

An affiliate is an entity in which the Group has significant influence, but not control or joint control, over the financial and operating policies.

Interests in affiliates are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income of equity-accounted investees, until the date on which significant influence ceases.

Where the Group’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, the group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the other entity.

The Group’s interests in equity-accounted investees comprised an interest in an affiliate which was disposed of during the year ended September 30, 2023. See Note 13 for further details.

c)
Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

2.3.
Basis of measurement

The financial statements have been prepared on the historical cost basis, except for financial assets, financial liabilities and share-based payments that have been measured at fair value.

2.4.
New and amended standards and interpretations

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective. Several amendments apply for the first time in the financial year ended 30 September, 2023, but do not have an impact on the consolidated financial statements of the Group.

•
Amendments to IFRS 3 - Reference to the Conceptual Framework (effective for annual periods beginning on or after January 1, 2022).
•
Amendments to IAS 12 - International Tax Reform - Pillar 2 Model Rules (effective for annual periods beginning on or after January 1, 2023, however a temporary exemption from accounting for deferred taxes arising from the implementation of the OECD’s Pillar Two model rules is to be applied retroactively).
•
Amendments to IAS 16 - Property, Plant and Equipment: Proceeds before Intended Use (effective for annual periods beginning on or after January 1, 2022).
•
Amendments to IAS 37 - Onerous Contracts - Costs of Fulfilling a Contract (effective for annual periods beginning on or after January 1, 2022).
•
Annual Improvements: IFRS 1 First-time Adoption of International Financial Reporting Standards - Subsidiary as a first time adopter (effective for annual periods beginning on or after January 1, 2022).
•
Annual Improvements: IFRS 9 Financial Instruments - Fees in the "10 per cent" test for derecognition of financial liabilities (effective for annual periods beginning on or after January 1, 2022).

•
Annual Improvements: IAS 41 Agriculture - Taxation in fair value measurements (effective for annual periods beginning on or after January 1, 2022).
2.5.
Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of the issuance of the Group’s financial statements are listed below. The Group intends to adopt these new and amended standards, if applicable, when they become effective. The new standards and amendments are not expected to have a material impact on the Group:

•
IFRS 17 - Insurance Contracts (effective for annual periods beginning on or after January 1, 2023).
•
Amendments to IFRS 17 – Insurance Contracts (effective for annual periods beginning on or after January 1, 2023).
•
IFRS 17 and IFRS 9 – Initial application of IFRS 17 and IFRS 9 – Comparative Information (effective for annual periods beginning on or after January 1, 2023).
•
Amendments to IAS 8 – Definition of Accounting Estimates (effective for annual periods beginning on or after January 1, 2023).
•
Amendments to IAS 1 and IFRS Practice Statement 2 - Disclosure of Accounting Policies (effective for annual periods beginning on or after January 1, 2023). • Amendments to IAS 12 – Deferred Tax related to Assets and Liabilities arising from a Single Transaction (effective for annual periods beginning on or after January 1, 2023).
•
Amendments to IAS 12 – International Tax Reform - Pillar 2 Model Rules (effective for annual periods beginning on or after January 1, 2023, with respect to the required disclosures).
•
Amendments to IAS 1 – Non-current liabilities with Covenants (effective for annual periods beginning on or after January 1, 2024).
•
Amendments to IAS 1 – Classification of Liabilities as current or non-current (effective for annual periods beginning on or after January 1, 2024).
•
Amendments to IFRS 16 – Lease liability in a sale and lease back (effective for annual periods beginning on or after January 1, 2024).
•
Amendments to IAS 7 and IFRS 7 – Supplier Finance Arrangements (effective for annual periods beginning on or after January 1, 2024).
•
Amendments to IAS 21 – Lack of Exchangeability (effective for annual periods beginning on or after January 1, 2025).
•
Amendments to IFRS 10 and IAS 28 – Sale or contribution of assets between an investor and its associate or joint venture (available for optional adoption/ effective date deferred indefinitely).
2.6.
Presentational currency

These financial statements are presented in United States Dollars. All amounts have been presented to the nearest dollar, unless otherwise indicated.

2.7.
Use of estimates and judgments

In preparing these consolidated financial statements, management has made critical estimates and judgments that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. Relevant information is included in the following notes:

Note 12 Intangible assets—establishing the fair value of acquired intangible assets on an ongoing basis;

Note 18 Leases—Whether an arrangement contains a lease; reasonably certain to exercise extension or termination options; determining the incremental borrowing rate;

Note 20 Share-based payments—Key valuation assumptions; and

Note 21 Financial instruments—Determining the fair value of financial instruments on the basis of significant unobservable inputs.

2.8.
Going concern

The financial statements have been prepared on a going concern basis.

The Company had an accumulated deficit at September 30, 2023, a net loss and net cash used in operating activities for the reporting period then ended. As of that date, we had cash and cash equivalents of $0.8 million while our trade and other payables amounted to $ 19.9 million as we had agreed with certain key suppliers, most notably a number of professional services firms which had provided services related to the Business Combination, to delay the settlement of payment obligations. The Company is attempting to commence operations and generate revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations until that point. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has access to up to $10.0 million of liquidity through the Standby Equity Purchase Agreement with an affiliate of Yorkville Advisors Global, LP (see Note 24) which management believes will provide sufficient liquidity to enable production of the i300 to commence and its commercial launch in Europe in summer 2024.

We intend to seek further extensions to our obligations to our suppliers and to raise approximately $5.0 million of additional funds by way of a private or public offering of securities.

The Company raised $0.6 million in February 2024 through the issuance of additional shares (see Note 24) and expects to raise further funds through at the market offerings in the coming months.

We believe that these funds, taken together, are sufficient to provide the Company with the liquidity required to commence production and launch commercially. We will have access to the EXIM facility (see Note 17) once we commence production, which management believes will provide sufficient liquidity to enable the Company to expand its operations in future years.

Management’s plans to alleviate the conditions that raise substantial doubt regarding the Company’s ability to continue as a going concern cannot be guaranteed or are not entirely within the Company’s control and therefore cannot be considered probable. While we believe in the viability of our strategy to commence operations and raise additional funds, if these actions are not successful we will not have sufficient liquidity to continue to fund our operations by the middle of 2024.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. Accounting policies

3.1.
Revenue

The Group is in a pre-revenue stage and therefore has not yet commenced sales. Below is the policy the Group will implement once it begins to generate sales.

The Group will evaluate revenue from contracts with customers based on the five-step model under IFRS 15: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied.

Revenue will be measured based on the consideration the Group expects to be entitled to in a contract with a customer and will exclude amounts collected on behalf of third parties. The Group will recognize revenue when it transfers control over a product or service to a customer.

Sale of electric vehicles

The Group plans to sell new electric vehicles directly to its customers, through its online platform. The prices of vehicles will be set forth in the customer contracts at stand-alone selling prices which will be agreed prior to delivery. The Group will satisfy its performance obligations for vehicle sales upon delivery, at which time the transfer of title, risks, and rewards of ownership and control will pass to the customer. The Group will recognize revenue at the agreed-upon purchase price stated in the contract less an estimate for returns. Prior to the delivery of each vehicle, payment will be received or financing will be arranged. Revenue will be recognized net of sales tax.

Deferred revenue relates to undelivered vehicle orders. Deferred revenue is recognized at the point when cash is received for the order and is derecognized into revenue upon delivery of the vehicle to the customer.

3.2.
Cost of sales

The Group is in a pre-revenue stage and therefore has not yet incurred cost of sales. Below is the policy the Group will implement upon commencement of sales.

Cost of sales will primarily relate to vehicle manufacturing costs, as well as any necessary adjustment to reflect inventory at the lower of cost and net realizable value. Cost of sales will also include the depreciation of moulds used in vehicle manufacture.

3.3.
Leasing

Group acting as a lessee

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group classifies assets with value less than $5,000 as low-value. The Group recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

Right-of-use assets

The Group recognizes right-of-use assets at the commencement date of the lease (i.e. the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

Leasehold property	3 - 10 years
Furniture, fixtures and office equipment	6 years
Vehicles	4 - 5 years

The estimated useful life of certain leasehold property has decreased in the year ended September 30, 2023 as a result of lease modifications during the year.

Depreciation of other right-of-use assets is recognized within operating expenses in the statement of profit or loss.

Lease liabilities

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

Interest on lease liabilities is recognized within finance expense in the statement of profit or loss.

3.4.
Employee benefits

Short-term and long-term employee benefits

A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Defined contribution schemes

Contributions to defined contribution pension schemes are charged to the statement of comprehensive income in the period to which they relate.

Severance liabilities

In certain countries in which the Group operates, employment law entitles employees to severance pay in certain situations. The entitlement to severance pay varies according to an individual employee’s tenure with the Group. The Group accounts for these severance liabilities based on an actuarial valuation using the Projected Unit Credit Method. There are no separate plan assets held in respect to these liabilities.

Severance liabilities are recognized in the Group’s consolidated statement of financial position under non-current liabilities. The related expenses, if incurred during the period, are recognized in the Group’s consolidated statement of profit or loss. Prior service cost is initially recognized to other comprehensive income (loss) at the date of plan amendment. Such prior service cost is amortized as expenses as a component of net periodic pension cost using the weighted average remaining years of service to full eligibility date for active employees.

3.5.
Share-based payments

Equity-settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest, with a corresponding increase in equity. At the end of each reporting period, the Group revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in the statement of profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the retained earnings.

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value.

3.6.
Taxation

The income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.

Current income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle balances on a net basis.

Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes, except for differences arising on:

•
the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and
•
investments in subsidiaries and associates to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle balances on a net basis.

Current and deferred tax

Current and deferred tax are recognized in the statement of profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

3.7.
Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprises cash at banks and short-term highly liquid deposits with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to insignificant risk of change in value.

3.8.
Property, plant and equipment

Items of property, plant and equipment are measured at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.

Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is generally recognized in profit or loss. Depreciation is recognized from the date the property, plant and equipment are installed and are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use.

Property, plant and equipment is depreciated over the estimated useful life of the assets as follows:

Leasehold and leasehold improvements	3 - 10 years
Furniture, fixtures and office equipment	3 - 10 years
Plant equipment	5 years
Vehicles	3 - 5 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

3.9.
Intangible assets

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. Amortization is recognized within operating expenses in the statement of profit or loss. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Development costs	10 years
Patents and trademarks	10 years
Software	5 - 10 years

Internally-generated intangible assets

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred.

The amount initially recognized for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Expenditure includes both employees of the Group and external contractors contributing to the development projects. Where no internally-generated intangible asset can be recognized, development expenditure is recognized in the statement of profit or loss in the period in which it is incurred.

Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.

3.10.
Impairment of tangible and intangible assets

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of profit or loss.

When an impairment loss subsequently reverses, the carrying amount of the asset (or a cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in the statement of profit or loss.

3.11.
Inventory

Inventory consists of vehicles not yet delivered to customers and raw materials to be used in product development.

Inventory is stated at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out allocation method. In the case of manufactured inventories, cost comprises direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs to complete and to make the sale.

3.12.
Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a finance cost.

Provision for dismantlement, removal and restoration are recognized when the Group has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amounts have been reliably estimated. The Group recognizes the estimated costs of dismantlement, removal or restoration of items of property, plant and equipment arising from the acquisition or use of assets. This provision is estimated based on the best estimate of the expenditure required to settle the obligation, taking into consideration time value.

Changes in the estimated timing or amount of the expenditure or discount rate for asset dismantlement, removal and restoration costs are adjusted against the cost of the related property, plant and equipment, unless the decrease in the liability exceeds the carrying amount of the assets or the asset has reached the end of its useful life. In such cases, the excess of the decrease over the carrying amount of the asset or the changes in the liability is recognized in profit or loss immediately.

3.13.
Convertible loan notes

Convertible loan notes are accounted for as a hybrid financial instrument comprising: (i) a liability for the principal and interest amount, and (ii) a single compound embedded derivative instrument for the conversion options and premium feature.

The host contract is classified as a financial liability because there is an obligation to make fixed interest payments on a quarterly basis and there is an obligation to deliver cash to the holder on redemption of the Convertible Notes at the maturity date.

When the holders' conversion option meets “fixed-for-fixed” criterion it is classified as equity. When this criterion is not met, the holders' conversion option is classified as a derivative financial liability and revalued to its fair value at each reporting date.

3.14.
Financial instruments

Financial assets

On initial recognition, a financial asset is classified as measured at amortized cost for trade and other receivables. A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at fair value through profit or loss (“FVTPL”):

•
it is held within a business model whose objective is to hold assets to collect contractual cash flows; and
•
its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These financial assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss.

Financial liabilities

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expenses and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

Measurement of fair values - valuation techniques and significant unobservable inputs

For the valuation techniques used in measuring Level 3 fair values for financial instruments in the statement of financial position, as well as the significant unobservable inputs used, see Note 21.

3.15.
Equity reserves

The share option reserve represents the cumulative amounts charged to profit in respect of employee share option arrangements where the scheme has not yet been settled by means of an award of shares to an individual.

The merger reserve represents equity shares issued in consideration for the shares of another company, where, as part of the arrangement, at least 90% of the company was acquired. The merger reserve is recognized instead of share premium on the issue of the shares.

The foreign currency translation reserve represents the difference between the translated values of assets and liabilities at the closing rate and the historical rate.

4. Expenses by nature

Total selling and distribution expenses, and general and administrative expenses for the years ended September 30, 2023 and 2022 included expenses of the following nature:

	For the Year Ended September 30,
(in USD)	2023	2022
Production expenses	402,089	65,538
Depreciation, amortization and impairments	464,370	249,087
Employee expenses	3,624,021	1,081,353
Marketing expenses	941,845	382,716
Professional fees	1,550,864	1,305,435
Other expenses	814,863	526,000
Total	7,798,052	3,610,129

5. Finance income and expense

Finance income and expense comprised the following for the years ended September 30, 2023 and 2022:

	For the Year Ended September 30,
(in USD)	2023	2022
Finance income
Interest on bank deposits	9,292	2,693
Total finance income	9,292	2,693
Finance expense
Interest on convertible notes	(409,561)	(266,498)
Interest on loans and borrowings	(103,605)	(1,512)
Interest on lease liabilities	(39,402)	(9,719)
Other interest payable	(8,437)	(27,754)
Total finance expense	(561,005)	(305,483)

Finance income represents interest income. Finance expense consists primarily of interest on convertible loans and other borrowings (see Note 17) and the unwinding of discounting on leases and other financial liabilities (see Note 18).

6. Expenses relating to the Business Combination

During the year ended September 30, 2023, the Group incurred significant costs in connection with the Business Combination. The table below sets out these costs by nature, including identifying which costs were/are to be settled in cash and which costs were/are to be settled through the issue of equity instruments:

(in USD)	Cash-Settled	Equity-Settled	Total
Professional fees	9,146,063	6,845,953	15,992,016
Share-based payment expense on management earnout	—	64,082,445	64,082,445
Share-based payment expense on sponsor earnout	—	5,690,340	5,690,340
Share-based payment expense on acquisition of CIIG II	—	81,551,286	81,551,286
Total expenses relating to the Business Combination	9,146,063	158,170,024	167,316,087

Further information on the share-based payment expenses arising on the Business Combination is provided in Note 20.

The share-based payment expense on acquisition of CIIG II relates to the excess of the fair value of the Ordinary Shares issued to non-redeeming CIIG II shareholders over the net assets of CIIG II on the closing of the Business Combination.

Of the cash-settled amounts, $7,565,495 remained outstanding as at September 30, 2023 and is included within accounts payable and accrued liabilities.

Upon closing of the Business Combination, the Group acquired liabilities of $11,491,920 relating to transaction expenses incurred by CIIG II. Of these, $11,300,921 remained outstanding as at September 30, 2023, of which $8,167,921 is included within accounts payable and accrued liabilities and $3,133,000 is included within loans and borrowings.

Furthermore, the Group has made provision for excise tax on redeemed shares of $2,309,495 in relation to the new 1 percent excise tax on stock repurchases by publicly traded companies that occur after December 31, 2022 enacted under Section 4501 of the United States Inflation Reduction Act of 2022.

7. Other (expenses)/income

Other (expenses)/income comprised the following for the years ended September 30, 2023 and 2022:

	For the Year Ended September 30,
(in USD)	2023	2022
Fair value movements	(46,477,209)	(62,687)
Foreign exchange movements	14,868	394,072
Expenses relating to the Business Combination (see Note 6)	(167,316,087)	—
Gain on early termination of leases	11,309	—
Profit on disposal of shares in associates	1,423	—
Sundry income	17,970	3,944
	(213,747,726)	335,329

For the year ended September 30, 2023, fair value movements included $48,552,478 of losses on the revaluation of the Forward Purchase Agreements and gains of $2,039,723 on the revaluation of warrants accounted for as a financial liability (see Note 21).

Expenses related to the Business Combination represent cash-settled and equity-settled expenses recognized in connection with the Business Combination and are detailed in Note 6.

8. Taxation

Reconciliation of effective tax rate

The Group incurred tax losses for the years ended September 30, 2023 and 2022 and accordingly has not recognized any current income tax during such periods. The following table presents the reconciliation of effective tax rate for the years ended September 30, 2023 and 2022:

	For the Year Ended September 30,
(in USD)	2023	2022
Loss before tax	(222,097,491)	(3,577,590)

Income tax at the domestic rate of 22.00% (2022: 20.31%)	(45,970,977)	(726,609)
Impact of difference in overseas tax rates	40,961,202	—
Non-deductible expenses	2,685	98,838
Current year losses for which no deferred tax asset is recognized	5,026,928	643,122
Others	(19,838)	(15,351)
	—	—

The domestic rate of tax applied has been calculated as the average rate of corporation tax applicable in the United Kingdom between October 2022 and September 2023. The relevant rate was 19.00% between October 2022 and March 2023 and 25.00% between April 2023 and September 2023.

Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following items because it is not probable that future taxable profits will be available against which the Group entities can utilize benefits therefrom as at September 30, 2023, and 2022:

	For the Year Ended September 30,
(in USD)	2023	2022
Severance liabilities	31,716	20,532
Leases	—	1,880
Tax losses	5,946,743	924,653
	5,978,459	947,065

Deferred tax assets are recognized in the consolidated financial statements only to the extent that it is probable that future taxable profits will be available against which the Group can utilize the benefits. The use of these tax losses is subject to the agreement of the tax authorities and compliance with certain provisions of the tax legislation of the countries in which the group companies operate.

Tax losses carried forward

Generally, tax losses in Thailand expire 5 years from the date the loss was incurred, but tax losses in the United Kingdom and France can be carried forward indefinitely. As at September 30, 2023, we had tax loss carry-forwards that will expire in the following periods:

(in USD)
2024	52,238
2025	447,119
2026	691,144
2027	1,291,400
2028	2,989,672
No expiration	22,106,086
27,577,658

The losses are subject to examination by the tax authorities and to restriction on their utilization. In particular, the losses can only be utilized against profits arising in the legal entity in which they arose.

9. Segment information

The Group's non-current assets by geographic location as at September 30, 2023 and September 30, 2022 were as follows:

(in USD)	September 30, 2023	September 30, 2022
Cayman Islands	2,661,418	—
Europe	463,442	250,569
Thailand	1,565,814	1,704,830
	4,690,674	1,955,399

10. Earnings per share

The following table sets forth the computation of basic and diluted loss per share for the years ended September 30, 2023 and September 30, 2022:

	For the Year Ended September 30,
(in USD)	2023	2022
Loss for the year	(222,097,491)	(3,577,590)
Basic weighted average number of ordinary shares	47,765,200	39,348,147
Basic and diluted loss per ordinary share	(4.65)	(0.09)

The weighted average number of shares outstanding has been calculated by applying the exchange ratio set out in the Company Exchange to the weighted average number of Zapp UK shares outstanding during the period prior to the Business Combination.

As the Group incurred net losses for the years ended September 30, 2023 and September 30, 2022, basic loss per share was the same as diluted loss per share in each year.

The following weighted-average effects of potentially dilutive outstanding ordinary share awards, including share options, warrants, management earnout shares and sponsor earnout shares, were excluded from the computation of diluted loss per share because their effects would have been anti-dilutive for the years ended September 30, 2023 and September 30, 2022:

	For the Year Ended September 30,
	2023	2022
Share options	4,296,795	3,957,499
Warrants	33,009,937	3,421,469
Management earnout shares	8,518,290	—
SAP earnout shares	683,720	—
Sponsor earnout shares	754,687	—
Total	47,263,429	7,378,968

11. Property, plant and equipment

(in USD)	Leasehold and leasehold improvements	Furniture, fixtures and office equipment	Plant equipment	Vehicles	Assets under construction and installation	Total
Cost
At October 1, 2021	—	6,661	58,106	—	225,295	290,062
Additions	69,855	65,939	136,398	58,606	—	330,798
Transfers	—	—	217,625	—	(217,625)	—
Effect of movements in exchange rates	(6,430)	(5,958)	(32,321)	(4,336)	(7,670)	(56,715)
At September 30, 2022	63,425	66,642	379,808	54,270	—	564,145
Additions	37,935	75,797	31,756	141,511	—	286,999
Effect of movements in exchange rates	3,119	(791)	5,162	(6,868)	—	622
At September 30, 2023	104,479	141,648	416,726	188,913	—	851,766
Accumulated depreciation and impairment losses
At October 1, 2021	—	3,359	7,272	—	—	10,631
Depreciation for the year	3,588	3,477	67,838	5,074	—	79,977
Effect of movements in exchange rates	(338)	(621)	(5,786)	(375)	—	(7,120)
At September 30, 2022	3,250	6,215	69,324	4,699	—	83,488
Depreciation for the year	26,667	22,545	84,898	33,397	—	167,507
Impairment for the year	11,276	3,736	—	—	—	15,012
Effect of movements in exchange rates	(700)	(756)	(2,171)	(1,409)	—	(5,036)
At September 30, 2023	40,493	31,740	152,051	36,687	—	260,971
Carrying amounts
At October 1, 2021	—	3,302	50,834	—	225,295	279,431
At September 30, 2022	60,175	60,427	310,484	49,571	—	480,657
At September 30, 2023	63,986	109,908	264,675	152,226	—	590,795
Additions to vehicles during the year ended September 30, 2023 included $31,818 in respect of motorcycles that are used for display and demonstration purposes.

12. Intangible assets

(in USD)	Development costs	Patents and trademarks	Software	Total
Cost
At October 1, 2021	1,333,030	25,703	—	1,358,733
Additions	19,960	34,811	941	55,712
Effect of movements in exchange rates	(142,117)	(5,396)	(69)	(147,582)
At September 30, 2022	1,210,873	55,118	872	1,266,863
Additions	18,186	5,712	117,951	141,849
Effect of movements in exchange rates	20,797	1,221	(4,447)	17,571
At September 30, 2023	1,249,856	62,051	114,376	1,426,283
Accumulated amortization and impairment losses
At October 1, 2021	133,303	4,131	—	137,434
Amortization for the year	129,473	5,568	4	135,045
Effect of movements in exchange rates	(23,642)	(852)	—	(24,494)
At September 30, 2022	239,134	8,847	4	247,985
Amortization for the year	129,668	6,144	677	136,489
Effect of movements in exchange rates	(972)	(84)	(15)	(1,071)
At September 30, 2023	367,830	14,907	666	383,403
Carrying amounts
At October 1, 2021	1,199,727	21,572	—	1,221,299
At September 30, 2022	971,739	46,271	868	1,018,878
At September 30, 2023	882,026	47,144	113,710	1,042,880

Capitalized development costs represents the cost of prototype vehicles and other components based on contractual terms. The development costs are being amortized over a useful life of 10 years; as at September 30, 2023 the remaining useful life was 7 years.

Amortization expenses of $136,489 for the year ended September 30, 2023 and $135,045 for the year ended September 30, 2022 have been recognized in general and administrative expenses.

13. Investments in Associates

On March 28, 2023 our wholly owned subsidiary Zapp Scooters (Thailand) Company Limited ("ZTH") entered into an asset sale and purchase agreement with Zapp Manufacturing Thailand Company Limited ("ZMT") whereby the certain capitalized development costs would be transferred in exchange for the settlement of existing acknowledged debt between the two companies. At the time of the transaction, ZTH held a 49% shareholding in ZMT, which was an associate of the Group. The remaining shares of ZMT were held by Swin Chatsuwan, a director and executive officer of the Group.

On March 30, 2023 ZTH sold its 49% shareholding in ZMT to Mr.Chatsuwan. At the time of the transaction the carrying value of the Group's equity accounted investment in ZMT was $nil due to historic losses incurred by ZMT.

At the time of the transaction both parties were controlled by Mr. Chatsuwan and as such, the transaction fell within the scope of a Business Combination Under Common Control. The Group has elected to apply the book value method in accounting for the business combination. As a result, the Group has recognized the capitalized development costs acquired at their book value on the transaction date of $18,186. The carrying value of the acknowledged debt at the time of the transaction was $22,652. The Group has elected to recognize the difference between the consideration and the carrying value of the assets acquired of $4,166 directly within retained earnings as a loss on disposal of associate.

Separately, the Group has recognized a profit on disposal of shares in associates as follows:

Proceeds on disposal	1,423
Less carrying value of investment on disposal date	—
Gain on disposal of shares in associate	1,423

14. Inventories

(in USD)	September 30, 2023	September 30, 2022
Raw materials	432,744	57,404
Work in progress	58,633	—
Goods in transit	—	2,185
Finished goods	74,849	52,145
	566,226	111,734

Raw materials includes a provision for obselete inventory of $5,706. The gross carrying value of inventory is $571,932.

15. Trade and other receivables

Trade and other receivables comprised the following at September 30, 2023 and September 30, 2022:

(in USD)	September 30, 2023	September 30, 2022
Income tax receivable	460,738	—
Other taxation and social security receivable	123,214	115,056
Prepayments	396,190	30,425
Other receivables	281,558	49,707
	1,261,700	195,188

The income tax receivable represents payments on account of US tax liabilities.

Prepayments relate primarily to the Company's Directors' and officers' insurance policy.

16. Trade and other payables

Trade and other payables comprised the following at September 30, 2023 and September 30, 2022:

(in USD)	September 30, 2023	September 30, 2022
Accounts payable and accrued liabilities	19,754,628	847,121
Other taxation and social security payable	114,590	10,892
Deferred income	15,299	23,111
Other payables	—	24,008
	19,884,517	905,132

The increase in accounts payable and accrued liabilities relates primarily to the delayed settlement of payment obligations to professional service providers arising on the Business Combination. See Note 6 for further details.

17. Loans and borrowings

Loans and borrowings comprised the following at September 30, 2023 and September 30, 2022:

(in USD)	September 30, 2023	September 30, 2022
Current
Bank loans	14,527	12,490
Promissory notes	3,699,190	—
	3,713,717	12,490
Non-current
Bank loans	22,866	34,871
Promissory notes	1,000,000	—
	1,022,866	34,871
	4,736,583	47,361

The carrying value of loans and borrowings classified as financial liabilities measured at amortized cost approximates fair value. See Note 21.

Convertible loan notes

Between November 11, 2022 and December 16, 2022 the Group issued a number of convertible loan notes with an aggregate principal value of $6,100,000 bearing interest at a rate of 4%, payable in kind. Upon closing of the Business Combination, these notes were converted into a total of 1,528,159 Ordinary Shares and the liabilities extinguished.

Promissory notes

On April 14, 2023 the Company issued a promissory note with a value of $1.0 million which bears interest at a rate of 15.0% per annum and is repayable in April 2025.

Upon closing of the Business Combination, the Group assumed obligations under promissory notes issued by CIIG II totalling $3,203,000. Each note is convertible to warrants at a price of $1.00 per warrant to purchase Ordinary Shares at a price of $11.50 per warrant and is repayable in April 2024 unless the holder elects to convert. Of the notes, $2,653,833 are interest-free and $479,167 bear interest at a rate of 15.00% per annum, payable quarterly in kind. At September 30, 2023, $497,135 was outstanding under the interest-bearing note.

On August 2, 2023 the Company issued a promissory note with a value of THB 20.0 million (approximately $570,000 at the date of issuance) which bears interest at a rate of 9.0% per annum and is repayable in August 2024. At September 30, 2023 the amount outstanding on this note was $548,222.

Other

The Group entered into a revolving loan agreement with The Export-Import Bank of Thailand ("EXIM") in September 2020 providing for the issuance of short-term letters of credit and/or trust receipts up to an aggregate amount of THB10.0 million (approximately $274,520) for the purposes of purchase orders and production orders. As at September 30, 2023, no amounts were outstanding under the EXIM Facility.

18. Leases

The Group has entered into lease contracts for its offices, delivery vans and staff motor vehicles. The Group's obligations under its leases are secured either by the lessor's title to the leased assets or by a collateral pledge over the lease assets.

The carrying amounts and movement in the right-of-use assets are set out below:

(in USD)	Leasehold property	Furniture, fixtures and office equipment	Vehicles	Total
Cost
At October 1, 2021	27,407	—	26,266	53,673
Additions	339,539	10,271	—	349,810
Effect of movements in exchange rates	(36,657)	(760)	(4,161)	(41,578)
At September 30, 2022	330,289	9,511	22,105	361,905
Additions	467,465	—	92,933	560,398
Adjustments for early termination	(403,080)	—	—	(403,080)
Effect of movements in exchange rates	25,316	171	(3,635)	21,852
At September 30, 2023	419,990	9,682	111,403	541,075
Accumulated depreciation and impairment losses
At October 1, 2021	2,284	—	6,566	8,850
Depreciation for the year	27,741	285	6,039	34,065
Effect of movements in exchange rates	(2,660)	(21)	(1,553)	(4,234)
At September 30, 2022	27,365	264	11,052	38,681
Depreciation for the year	97,756	1,682	20,336	119,774
Impairment for the year	25,588	—	—	25,588
Effect of movements in exchange rates	(2,014)	(64)	53	(2,025)
At September 30, 2023	148,695	1,882	31,441	182,018
Carrying amounts
At October 1, 2021	25,123	—	19,700	44,823
At September 30, 2022	302,924	9,247	11,053	323,224
At September 30, 2023	271,295	7,800	79,962	359,057

The carrying amount and movement in the lease liabilities are set out below:

(in USD)	September 30, 2023
At October 1, 2021	45,560
Additions	349,810
Interest	9,719
Payments	(33,883)
Effect of movements in exchange rates	(38,390)
At September 30, 2022	332,816
Additions	560,398
Interest	39,402
Payments	(109,974)
Movement in lease payment accrual	—
Adjustments for early termination	(414,389)
Effect of movements in exchange rates	(11,519)
At September 30, 2023	396,734

The following are the amounts recognized in the statement of profit or loss in respect of lease agreements:

	For the Year Ended September 30,
(in USD)	2023	2022
Depreciation expense on right-of-use assets	119,775	34,065
Interest on lease liabilities	39,402	9,719
	159,177	43,784

19. Share capital

Issued and fully paid share capital

	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	Number	Number	$	$
Ordinary shares of £0.00001 per share	—	72,418,470	—	940
Ordinary shares of $0.0001 per share	57,897,470	—	5,790	—

The authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of $0.0001 each. Holders of Ordinary Shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company.

Movements in the Company's share capital in the two years ended September 30, 2023 are as follows:

(in USD, except number)	Number	Share capital	Share premium	Merger reserve
At October 1, 2021	64,652,412	841	2,797,342	—
Shares issued for cash	5,666,058	72	5,155,472	—
Conversion from convertible loan note	2,000,000	26	919,944	—
Shares issued to employee	100,000	1	121,534	—
At September 30, 2022	72,418,470	940	8,994,292	—
Conversion from convertible loan note	1,528,159	190	6,296,247	—
Group restructuring at the Business Combination	(18,481,345)	4,417	103,732,715	12,838,970
Shares issued under FPA agreement	2,432,186	243	1,942,803	—
At September 30, 2023	57,897,470	5,790	120,966,057	12,838,970

On April 28, 2023 the Group consummated the Business Combination described in Note 1. The Group was subject to a recapitalization to reflect the capital structure of Zapp Electric Vehicles Group Ltd resulting in an increase to the merger reserve of $12,838,970.

On July 31, 2023 the Company issued 2,432,186 new shares under the FPA, as described in Note 21.

Subsequent to September 30, 2023 the Company issued 1,995,857 Ordinary Shares pursuant to the exercise of an employee share option agreement. See Note 24 for further details.

As at September 30, 2023, 29,858,969 warrants to acquire the Company's Ordinary Shares were outstanding.

3,421,469 warrants expire on May 28, 2024 and are exercisable at prices between $0.79 and $4.49 per Ordinary Share. The remaining 26,437,500 expire on April 28, 2028 and entitle holders to purchase one Ordinary Share at an exercise price of $11.50 per share. Until warrant holders acquire the Ordinary Shares upon exercise of such warrants, they have no rights with respect to the Ordinary Shares.

20. Share-based payments

Informal share-based payment arrangements

The Group does not currently operate a formal equity incentive plan but has historically granted options to purchase its Ordinary Shares to certain employees, officers, directors, and consultants of the Company and its subsidiaries and non-employee directors of the Company. The options are considered to be equity-settled share-based payment arrangements and have a maximum term of up to ten years from the date of grant. Until optionholders acquire the Ordinary Shares upon exercise of such options, they have no rights with respect to the Ordinary Shares.

The options generally vest based on the following conditions:

•
Listing success, which is considered a non-market performance condition;
•
Fully vested at grant date; or
•
A two- or three-year vesting period, which is considered a service condition.

Upon closing of the Business Combination, all options were novated from options to purchase shares in Zapp UK, the previous parent company of the Group, to options to purchase shares in Zapp EV, the new parent company. The number of options granted to each individual was adjusted to reflect the new capital structure of the Group and maintain a consistent value to each option.

Upon closing of the Business Combination, those options issued with vesting based on listing success became fully vested.

Management earnout

Upon closing of the Business Combination, certain legacy Zapp UK shareholders were entitled to receive an earnout of 8,518,290 Ordinary Shares (the "Management Earnout"). The earnout is subject to the closing price of each Ordinary Share equaling or exceeding, for any 20 trading days during a 30 consecutive trading day period, (i) $12.00 per share (the “First Earnout Condition”), (ii) $14.00 per share (the “Second Earnout Condition”) or (iii) $16.00 per share (the “Third Earnout Condition”; and each of the First, Second and Third Earnout Conditions an “Earnout Condition”), as applicable, in each case as equitably adjusted for share splits, share dividends, reorganizations and recapitalizations. In the event that an Earnout Condition is not satisfied prior to the fifth anniversary of the closing, the Management Earnout shares shall be forfeited and cease to exist.

Each earnout is considered an equity-settled share based payment arrangement with market performance conditions. Therefore, a share-based payment charge has been recognized in full on the grant date with reference to the fair value of the options on that date.

Sponsor earnout

Upon closing of the Business Combination, 754,687 shares held by certain legacy CIIG II shareholders were unvested and shall vest at such time that the closing price of each Ordinary Share equals or exceeds $14.00 for any 20 trading days during a 30 consecutive trading day period. In the event that the Earnout Condition is not satisfied prior to the fifth anniversary of the closing, the earnout shares shall be forfeited and cease to exist.

The earnout is considered to be an equity-settled share based payment arrangement with market performance conditions. Therefore, a share-based payment charge has been recognized in full on the grant date with reference to the fair value of the options on that date.

SPAC Advisory Partners compensation

Zapp UK engaged SPAC Advisory Partners ("SAP") to advise on certain aspects of the Business Combination. Upon closing, SAP was issued 173,000 Ordinary Shares as part of the fee due in respect of their services relating to the Business Combination. If the relevant management earnout conditions are fulfilled, SAP will be entitled to receive additional Ordinary Shares comprising 10% of the number of any additional Ordinary Shares ultimately issued pursuant to the Management Earnout.

The closing fee was considered to be an equity-settled share-based payment vesting immediately upon closing of the Business Combination. Therefore a share-based payment charge was recognized at that point based on the price of Ordinary Shares on that date of $8.75.

The 10% entitlement is considered to be a mirror of the Management Earnout, therefore a charge equivalent to 10% of the charge recognized in relation to certain individuals party to the Management Earnout has been recognized. The total number of Management Earnout shares relevant in calculating the SAP entitlement is 6,837,202.

Marketing Services Agreement compensation

In June 2023 the Company entered into a Marketing Services Agreement ("MSA") with one of its suppliers. Under the terms of this agreement the supplier is to be compensated through a mixture of cash and the grant of Restricted Stock Units (“RSUs”). The RSUs vest over a period of six months from the effective date of the agreement. This is considered an equity-settled share based payment arrangement with a service condition. As such, a share-based payment charge will be recognized over the vesting period based on the fair value of the RSUs on the grant date.

The Group recognized a share-based payment charge for the year as follows:

	Year Ended September 30,
(in USD)	2023	2022
Informal share option arrangements	999,357	249,087
Management earnout	64,082,445	—
Sponsor earnout	5,690,340	—
SAP compensation	6,845,953	—
MSA compensation	120,355	—
	77,738,450	249,087

The following share options, earnout shares, share awards and RSUs were granted during the year ended September 30, 2023:

Scheme	Number	Grant date	Expiry date	Post Business Combination equivalent
Informal share option arrangements	10,000	11/7/2022	5/23/2032	5,702
Informal share option arrangements	60,000	11/7/2022	8/12/2032	34,215
Informal share option arrangements	200,000	11/7/2022	8/15/2032	n/a*
Informal share option arrangements	20,000	11/7/2022	9/1/2032	11,405
Informal share option arrangements	1,100,000	11/7/2022	10/1/2032	627,270
Informal share option arrangements	50,000	11/7/2022	12/1/2032	28,512
Informal share option arrangements	25,000	11/7/2022	12/19/2032	14,256
Management earnout	8,518,290	4/28/2023	4/28/2028	8,518,290
Sponsor earnout	754,687	4/28/2023	4/28/2028	754,687
SAP compensation	173,000	4/28/2023	n/a	173,000
SAP compensation	683,720	4/28/2023	4/28/2028	683,720
MSA compensation	72,114	6/19/2023	n/a	72,114
	11,666,811			10,923,171

*Forfeit prior to conversion.

Movements in equity instruments during the year

The following reconciles the outstanding share options, earnout shares, share awards to be issued and RSUs at the beginning and end of the year:

	Informal share option arrangements	Management earnout shares	Sponsor earnout shares	SAP compensation	MSA compensation

At September 30, 2021	6,040,000	—	—	—	—
Granted during the year	300,000	—	—	—	—
Cancelled and forfeited during the year	(70,000)	—	—	—	—
At September 30, 2022	6,270,000	—	—	—	—
Granted prior to the transaction	1,465,000	—	—	—	—
Cancelled and forfeited prior to the Business Combination	(200,000)	—	—	—	—
Granted at the Business Combination	—	8,518,290	754,687	856,720	—
Adjustment at the Business Combination	(3,238,205)	—	—	—	—
Granted after the Business Combination	—	—	—	—	72,114
Cancelled and forfeited after the Business Combination	(23,951)	—	—	—	—
At September 30, 2023	4,272,844	8,518,290	754,687	856,720	72,114

At September 30, 2023 4,078,206 of the informal share options were vested. 3,022,298 of the share options outstanding at September 30, 2023 were exercisable at a price of $0.000022 per share, 1,123,382 were exercisable at a price of $0.78 per share and 127,164 were exercisable at a price of $2.13 per share.

Subsequent to September 30, 2023 the Company issued 1,995,857 Ordinary Shares pursuant to the exercise of an employee share option agreement. See Note 24 for further details.

The follow table presents key terms in relation to the informal share option arrangements:

	Weighted average exercise price	Weighted average remaining contractual life (in years)
At September 30, 2021	$0.06
Granted during the year	$0.45
Cancelled and forfeited during the year	$0.45
At September 30, 2022	$0.06
Granted prior to the Business Combination	$0.64
Cancelled and forfeited prior to the Business Combination	$1.15
At September 30, 2023	$0.27	6.58

Movements in non-vested shares under informal share option arrangements were as follows:

	Number	Weighted average fair value at grant date
At September 30, 2021	3,930,000	$0.27
Granted during the year	300,000	$0.17
Vested during the year	(285,000)	$0.16
Cancelled and forfeited during the year	(70,000)	$0.16
At September 30, 2022	3,875,000	$0.22
Granted prior to the Business Combination	1,465,000	$0.59
Vested prior to or on the Business Combination	(4,743,750)	$0.33
Cancelled and forfeited prior to the Business Combination	(200,000)	$0.48
Adjustment at the Business Combination	(185,645)	N/A
Vested after the Business Combination	(15,967)	$0.90
Cancelled and forfeited after the Business Combination	(23,951)	$0.88
At September 30, 2023	170,687	$0.64

Fair value assessment

The following information was used in determining the fair value of share options and earnout shares granted during the year ended September 30, 2023:

	Informal share option arrangements[1]	Management earnout shares	Sponsor earnout shares	SAP compensation

Valuation method	Black Scholes	Monte Carlo	Monte Carlo	Monte Carlo
Exercise price	£0.35 - £0.95	$12.00 - $16.00	$14.00	$12.00 - $16.00
Expected volatility	46.0% - 54.4%	66.2%	66.2%	66.2%
Dividend yield	Nil	Nil	Nil	Nil
Risk free interest rate	1.5% - 3.5%	3.6%	3.6%	3.6%
Fair value	£0.39 - £0.55	$7.16 - $7.87	$7.54	$7.16 - $7.87

1All options were issued prior to the transaction and were therefore originally issued in GBP.

21. Financial instruments

21.1 Financial assets

Financial assets, other than cash and short-term deposits, comprised the following at September 30, 2023 and September 30, 2022:

(in USD)	September 30, 2023	September 30, 2022
Financial assets at amortized cost
Loans receivable from related parties	—	21,021
Lease deposits	36,878	20,415
	36,878	41,436
Financial assets at fair value through profit or loss
Forward purchase agreement	2,660,568	—
	2,660,568	—
Total financial assets	2,697,446	41,436

Current	17,606	21,466
Non-current	2,679,840	19,970

On April 26, 2023, the Company and CIIG II (which upon the consummation of the Business Combination became the Company’s wholly owned subsidiary) entered into separate agreements (each a “Forward Purchase Agreement,” and together, the “Forward Purchase Agreements”) with each of ACM ARRT I LLC and CFPA Holdings LLC-Zapp RS (together, the “Sellers”) for OTC Equity Prepaid Forward Transactions, pursuant to which the Sellers might, but were not obligated to, purchase up to 10,000,000 shares of CIIG II Class A common stock, par value $0.0001 per share, in the aggregate before the consummation of the Business Combination, upon which such stock was to be exchanged for Zapp EV Ordinary Shares. Should they fail to purchase that amount of CIIG II shares, as happened, the Sellers were entitled, at any time, to demand that the Company issue additional Ordinary Shares to them for no additional consideration to reach up to 5,000,000 Ordinary Shares per Seller. Prior to the closing of the Business Combination, the Sellers purchased a total of 6,567,814 shares. The complete terms and conditions of the Forward Purchase Agreements were disclosed in the Company’s report on Form 6-K dated April 26, 2023.

The Forward Purchase Agreements were initially recognized as a financial asset at their fair value of $49,270,000 on April 26, 2023 based on a Monte Carlo simulation model. The key inputs to the Monte Carlo simulation are described in Section 23.3.

On July 31, 2023, at the request of Seller CFPA Holdings LLC-Zapp RS, the Company issued an additional 2,432,186 shares to it. An additional financial asset of $1,943,046 was recorded based on the fair value of the Forward Purchase Agreements on that date. Details of the corresponding share capital and premium recorded are set out in Note 19.

On August 23, 2023, Seller CFPA Holdings LLC– Zapp RS delivered a notice to the Company asserting that a Registration Failure had occurred under the parties’ respective Forward Purchase Agreement and designating a Valuation Date of August 24, 2023. On November 22, 2023, CFPA Holdings LLC–Zapp RS delivered a further notice to the Company stating that the Valuation Period under the parties’ respective Forward Purchase Agreement had concluded, that the Forward Purchase Agreement had terminated, and that, based on the average daily VWAP of the Company's shares on the Nasdaq Global Market over the Valuation Period, “neither the Seller nor the Counterparty shall be liable to the other party for any payment of any Settlement Amount” under the agreement.

The Forward Purchase Agreement in relation to the remaining shares was revalued to its fair value of $2,660,568 at September 30, 2023 based on a Monte Carlo simulation. A cumulative fair value loss of $48,552,478 was recognized in other income and expense in relation to the Forward Purchase Agreements in the year ended September 30, 2023.

On January 23, 2024, Seller ACM ARRT I LLC and the Company terminated their respective Forward Purchase Agreement by mutual agreement. Neither party shall have any further obligation to the other.

See Note 24 for further details.

21.2 Financial liabilities

Financial liabilities comprised the following at September 30, 2023 and September 30, 2022:

(in USD)	September 30, 2023	September 30, 2022
Financial liabilities at amortized cost
Accounts payable and accrued liabilities	19,754,628	795,762
Loans and borrowings	4,736,583	47,360
Lease liabilities	396,734	332,816
	24,887,945	1,175,938
Financial liabilities at fair value through profit or loss
Warrants	603,028	323,864
	603,028	323,864
Total financial liabilities	25,490,973	1,499,802

Current	24,568,306	1,464,931
Non-current	922,666	34,871

The following is a summary of the interest bearing loans and borrowings of the Group as at September 30, 2023 and September 30, 2022:

	Interest rate	Maturity	September 30, 2023	September 30, 2022
Current
Bank loans	2.50%	Within one year	14,527	12,489
Promissory notes	0.00% to 15.00%	Within one year	3,699,191	—
			3,713,718	12,489
Non-current
Bank loans	2.50%	2026	22,866	34,871
Promissory notes	15.00%	2025	1,000,000	—
			1,022,866	34,871

As at September 30, 2023, there were 26,437,500 warrants outstanding which do not meet the criteria for equity accounting and are accounted for as a financial liability with movements in fair value being reported within other expenses. For the year ended September 30, 2023, total gains on revaluation of $2,039,723 were recorded in relation to the warrants. See Notes 7 and 17.

21.3 Fair value

The fair value of the Forward Purchase Agreements was measured using a Monte Carlo simulation model. The table below presents the key inputs used in the model. Share price was measured using Level 1 inputs. Expected volatility was measured using Level 2 inputs.

	April 26, 2023	September 30, 2023

Valuation method	Monte Carlo	Monte Carlo
Number of shares	6,567,814	3,741,424
Opening share price	$8.75	$0.75
Expected volatility	70.0%	70.0%
Dividend yield	0.0%	0.0%
Risk free interest rate	3.8%	4.9%
Fair value per share	$7.50	$0.71

Management assessed that the fair value of other receivables and trade and other payables approximated their carrying value due to the short-term maturities of those instruments.

The fair value of other receivables and trade and other payables has been measured using Level 3 valuation inputs.

The fair value of public warrants was measured using Level 1 inputs and the fair value of private placement warrants was measured using Level 3 inputs.

21.4 Interest rate risk management

Interest rate risk is the risk that changes in interest rates will affect the income and financial management of the Group. The Group is not exposed to interest rate risk as none of its loans and borrowings have a variable interest rate.

21.5 Foreign currency risk management

Foreign currency risk is the risk that arises when individual Group entities enter into transactions denominated in a currency other than their functional currency. The Group does not currently hedge against currency risk through the use of financial instruments such as foreign currency swaps.

The Group is predominantly exposed to currency risk on unpaid liabilities related to the Business Combination incurred by Zapp UK which are denominated in USD, while the functional currency of Zapp UK is GBP.

The following tables demonstrate the sensitivity to a reasonable possible change in exchange rates, with all other variables held constant. The impact on the Group's profit before tax is due to changes in the fair value of monetary assets and liabilities. The impact on the Group's equity is due to changes in the value of the net assets of entities whose functional currency is not USD.

(in USD)	Effect on profit before tax	Effect on equity
5% strengthening of GBP against USD	363,722	306,328
5% weakening of GBP against USD	(402,009)	(338,573)

5% strengthening of EUR against USD	22,166	58,143
5% weakening of EUR against USD	(20,055)	(59,883)

5% strengthening of THB against USD	29,057	(51,168)
5% weakening of THB against USD	(26,290)	62,290

21.6 Credit risk management

Credit risk is the risk of financial loss to the Group if a customer or bank ("counterparty") fail to meets its contractual obligations resulting in a financial loss to the Group. Since the Group has yet to commence sales, it's maximum exposure to credit risk at the year end was equal to the carrying amount of cash and cash equivalents on the statement of financial position.

Credit risk from balances with banks and financial institutions is managed by only holding cash and cash equivalent with reputable banks that are perceived to have a low risk of failure.

21.7 Liquidity risk management

Liquidity risk refers to the ability of the Group to meet the obligations associated with its financial liabilities that are settled as they fall due.

The table below summarizes the maturity profile of the Group's financial liabilities based upon contractual, undiscounted payments:

(in USD)	Less than one year	1 to 5 years	Over 5 years	Total
Bank loans	14,527	24,198	—	38,725
Promissory notes	3,907,838	1,175,000	—	5,082,838
Lease liabilities	84,785	256,005	109,791	450,580
Accounts payable and accrued liabilities	19,754,628	—	—	19,754,628
	23,761,778	1,455,203	109,791	25,326,771

22. Related party transactions

During the year ended September 30, 2023, the Group entered into the following transactions with related parties:

(in USD)	Property lease payments		Sales of assets to the group		Purchase of assets from the group
	2023	2022	2023	2022	2023	2022
Paragon Partners Company Limited	30,549	28,676	—	—	—	—
Zapp Manufacturing Thailand Company Limited	—	—	18,186	—	—	—
Executive officers	—	—	—	—	1,423	—

	Amounts owed by related parties		Amounts owed to related parties
(in USD)	2023	2022	2023	2022
Zapp Manufacturing Thailand Company Limited	—	21,021	—	—
Executive officers	—	38,590	—	340

Property lease payments were made on an arms length basis according to commercial terms. Sale of assets to the group and purchase of assets from the group relate to the transfer of assets from Zapp Manufacturing Thailand Company Limited to Zapp Scooters (Thailand) Company Limited and subsequent sale of shares in Zapp Manufacturing Thailand Company Limited to Swin Chatsuwan, a director and executive officer of the Group. This transaction is discussed in more detail in Note 13.

The compensation to Directors and executive officers of the Group for the years ended September 30, 2023 and 2022, comprised the following:

	For the Year Ended September 30,
(in USD)	2023	2022
Short-term employee benefits	1,168,934	630,755
Post-employment benefits	9,332	41,160
Share-based payments	111,703	354,680
	1,289,969	1,026,595

In addition to the compensation described above, in their capacity as shareholders certain executive officers were party to the management earnout described in Note 20. Under the terms of this agreement, a share-based payment charge was recognized in respect of these executive officers of $51,438,565.

23. Contingencies

Litigation

We are from time to time party to legal proceedings, arbitrations and regulatory proceedings arising in the normal course of our business operations, including the proceeding described below. We evaluate developments in such matters and provide accruals for such matters, as appropriate. In making such decisions, we consider the degree of probability of an unfavorable outcome and our ability to make a reasonable estimate of the amount of a loss. An unfavorable outcome in any such proceedings, if material, could have an adverse effect on our business or consolidated financial statements.

Zapp UK is currently party to a civil action captioned SPAC Advisory Partners LLC v. Zapp Electric Vehicles Limited, No. 655171/2023, filed on October 19, 2023 in the Supreme Court of New York County, New York. Plaintiff’s Complaint in the action asserts claims for breach of contract, account stated and supplemental claims arising from the defendant’s alleged non-payment of $3,630,000 in fees allegedly due to plaintiff for advisory services in relation to the Business Combination. Defendant’s answer or other response to the Complaint is currently due on March 1, 2024. We believe that Zapp UK has meritorious defenses to the claims asserted in the case and intend to defend the matter vigorously.

24. Subsequent events

On January 10, 2024, the Company issued 1,995,857 Ordinary Shares to Swin Chatsuwan following the exercise of share options.

On January 12, 2024, Zapp Scooters (Thailand) Company Limited issued a promissory note with a value of THB 10.0 million (approximately $287,000 at that date) to Maj. Gen. Patchara Rattakul, one of the Company's directors. This amount is repayable in January 2026 and bears interest at a rate of 15.0% per annum, which is payable upon maturity.

As described in Note 21, on April 26, 2023, the Company and CIIG II entered into the Forward Purchase Agreements, one of which was terminated by Seller CFPA Holdings LLC-Zapp RS on August 23, 2023. On January 23, 2024, Seller ACM ARRT I LLC and Counterparty Zapp EV terminated their respective Forward Purchase Agreement by mutual agreement. Neither party shall have any further obligation to the other. Accordingly, as previously disclosed in the Company’s report on Form 6-K dated January 24, 2024, the Forward Purchase Agreements are both now terminated.

On February 10, 2024, the Company signed a Standby Equity Purchase Agreement (“SEPA”) with Yorkville Advisors Global, LP. Under the terms of the agreement the Company may access up to $10 million through the issuance of Ordinary Shares of the Company to Yorkville Advisors Global, LP.

Between February 16, 2024 and February 20, 2024, the Company raised $550,000 through at the market equity offerings, which will be settled through the issuance of approximately 1.9 million shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
CIIG Capital Partners II, Inc.

Opinion on the financial statements

We have audited the accompanying balance sheets of CIIG Capital Partners II, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company expects a working capital shortfall during the period of twelve months from the issuance date of the financial statements or through completion of a Business Combination, if sooner. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Philadelphia, Pennsylvania
February 14, 2023

CIIG CAPITAL PARTNERS II, INC.

BALANCE SHEETS

	December 31,	December 31,
	2022	2021

ASSETS
Current assets
Cash	$42,858	$675,364
Prepaid expenses	249,104	604,011
Total current assets	291,962	1,279,375

Cash and marketable securities held in trust account	295,886,250	291,842,782
TOTAL ASSETS	$296,178,212	$293,122,157

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$5,456,235	$1,316,069
Accrued offering costs	—	16,800
Income taxes payable	46,165	—
Total current liabilities	5,502,400	1,332,869

Convertible note - related party	100,000	—
Deferred tax liability	502,902	—
Deferred underwriting fee payable	10,062,500	10,062,500
Total Liabilities	16,167,802	11,395,369

Commitments
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 28,750,000 shares subject to redemption at redemption value as of December 31, 2022 and 2021	295,711,374	291,812,500

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2022 and 2021	719	719
Accumulated deficit	(15,701,683)	(10,086,431)
Total Stockholders’ Deficit	(15,700,964)	(10,085,712)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$296,178,212	$293,122,157

The accompanying notes are an integral part of the financial statements.

CIIG CAPITAL PARTNERS II, INC.

STATEMENTS OF OPERATIONS

	Year Ended	For the Period from January 6, 2021 (Inception) through
	2022	2021

Formation and operational costs	$5,493,089	$1,548,562
Loss from operations	(5,493,089)	(1,548,562)

Other income:
Interest earned on marketable securities held in Trust Account	4,683,125	30,282
Total other income	4,683,125	30,282

Loss before provision for income taxes	(809,964)	(1,518,280)
Provision for income taxes	(906,414)	—
Net loss	$(1,716,378)	$(1,518,280)

Weighted average shares outstanding, Class A common stock	28,750,000	8,488,858
Basic and diluted net loss per share, Class A common stock	$(0.05)	$(0.10)

Weighted average shares outstanding, Class B common stock	7,187,500	6,524,199
Basic and diluted net loss per share, Class B common stock	$(0.05)	$(0.10)

The accompanying notes are an integral part of the financial statements.

CIIG CAPITAL PARTNERS II, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND

FOR THE PERIOD FROM JANUARY 6, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 6, 2021 (Inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	7,187,500	719	24,281	—	25,000

Sale of 12,062,500 Private Placement Warrants	—	—	—	—	12,062,500	—	12,062,500

Accretion for Class A common stock to redemption amount	—	—	—	—	(12,086,781)	(8,568,151)	(20,654,932)

Net loss	—	—	—	—	—	(1,518,280)	(1,518,280)

Balance – December 31, 2021	—	$—	7,187,500	$719	$—	$(10,086,431)	$(10,085,712)

Accretion for Class A common stock to redemption amount	—	—	—	—	—	(3,898,874)	(3,898,874)

Net loss	—	—	—	—	—	(1,716,378)	(1,716,378)

Balance – December 31, 2022	—	$—	7,187,500	$719	$—	$(15,701,683)	$(15,700,964)

The accompanying notes are an integral part of the financial statements.

CIIG CAPITAL PARTNERS II, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,	For the Period from January 6, 2021 (Inception) Through December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(1,716,378)	$(1,518,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in trust account	(4,683,125)	(30,282)
Deferred tax provision	502,902	—
Changes in operating assets and liabilities:
Prepaid expenses	354,907	(604,011)
Accrued expenses	4,140,166	1,316,069
Income taxes payable	46,165	—
Net cash used in operating activities	(1,355,363)	(836,504)

Cash Flows from Investing Activities:
Investment of cash in trust account	—	(291,812,500)
Cash withdrawn from trust account to pay franchise and income taxes	639,657	—
Net cash provided by (used in) investing activities	639,657	(291,812,500)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	281,750,000
Proceeds from sale of Private Placements Warrants	—	12,062,500
Proceeds from promissory note – related party	—	167,417
Repayment of promissory note – related party	—	(167,417)
Proceeds from convertible promissory note - related party	100,000	—
Payment of offering costs	(16,800)	(513,132)
Net cash provided by financing activities	83,200	293,324,368

Net Change in Cash	(632,506)	675,364
Cash – Beginning of period	675,364	—
Cash – End of period	$42,858	$675,364

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$16,800
Deferred underwriting fee payable	$—	$10,062,500
Accretion for Class A Common Stock to redemption amount	$3,898,874	$20,654,932

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CIIG Capital Partners II, Inc. (the “Company”) was incorporated in Delaware on January 6, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the technology, media and telecommunications industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from January 6, 2021 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on September 14, 2021. On September 17, 2021, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,062,500 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to CIIG Management II LLC, a Delaware limited liability company (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Direct Anchor Investors”, the Direct Anchor Investors, together with the Sponsor, are the “initial stockholders”), generating gross proceeds of $12,062,500, which is described in Note 4.

Transaction costs amounted to $16,342,432, consisting of $5,750,000 of underwriting fees, $10,062,500 of deferred underwriting fees and $529,932 of other offering costs.

Following the closing of the Initial Public Offering on September 17, 2021, an amount of $291,812,500 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the definitive agreement for a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The amount in the Trust Account will initially be approximately $10.15 per Public Share and such amount may be increased by $0.10 per Public Share for a 6-month extension of time to consummate the Business Combination, as described herein. The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, unless otherwise required by applicable law, regulation or stock exchange rules, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until March 17, 2023 to complete a Business Combination (or up to September 17, 2023 if it extends the period of time to consummate a Business Combination in accordance with the terms described below; the “Combination Period”). If the Company anticipates that it may not be able to consummate a Business Combination by March 17, 2023, it may, but is not obligated to, extend the period of time to consummate a Business Combination by an additional six months (for a total of up to 24 months to complete a Business Combination); provided that the Sponsor (or its designees) must deposit into the Trust Account funds equal to an aggregate of $2,587,500 ($0.10 per Public Share) for such extension on or prior to the date of the deadline for such extension, in exchange for a non-interest bearing, unsecured promissory note (the “Extension Loan”). Such Extension Loan may be convertible into Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less $10.15 per Unit.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had $42,858 in its operating bank accounts, and a working capital deficit of $5,035,562, which excludes $213,711 of interest earned on the Trust Account that is available to pay franchise and income taxes payable.

The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors or their affiliates. The Company’s initial stockholders, officers or directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation – Going Concern,” management has determined that the expected shortfall in working capital over the period of time between the date these financial statements are issued and its estimated Business Combination date raises substantial doubt about the Company’s ability to continue as a going concern through the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. Based on the above factors, management determined there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company may seek support from its Sponsor, officers and directors to finance working capital needs. However, the Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on marketable securities held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $16,342,432 were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Class A common stock issuance costs	(16,342,432)
Plus:
Accretion of carrying value to redemption value	20,654,932

Class A common stock subject to possible redemption, December 31, 2021	291,812,500
Plus:
Accretion of carrying value to redemption value	3,898,874

Class A common stock subject to possible redemption, December 31, 2022	$295,711,374

Convertible Notes

The Company reviews its convertible notes under ASC 815, Derivatives and Hedging (“ASC 815”) and ASC 470, Debt (“ASC470”). The Company has reviewed the convertible note and identified no conditions that would require the instrument to be accounted for at fair value as allowed by ASC 825, Financial Instruments (“ASC 825”), additionally no elements were identified to require the bifurcation of the embedded conversion option and not significant premium associated with the convertible debt were identified. As such no accounting for the conversion feature was deemed necessary.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC Topic 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC Topic 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (112.0)% and 0.0% for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) to December 31, 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2022, due to changes in Merger and Acquisition costs and the valuation allowance on the deferred tax assets.

ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 20022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

While ASC Topic 740 identifies usage of the effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the ETR for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants (or any other change in fair value of a complex financial instrument), the timing of any potential business combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in the current period based on 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (or benefit) but is otherwise able to make a reliable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the unusual elements that can impact its annualized book income and its impact on ETR.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income of the Company. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per share of common stock as the redemption value approximates fair value.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events and (iii) the 100,000 warrants that would be issued under the convertible note which the conversion options is available upon consummation of the business Combination. The warrants are exercisable to purchase 26,437,500 shares of Class A common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the period presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For the Period from January 6, 2021 (Inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(1,373,102)	$(343,276)	$(858,484)	$(659,796)
Denominator:
Basic and diluted weighted average shares outstanding	28,750,000	7,187,500	8,488,858	6,524,199
Basic and diluted net loss per common share	$(0.05)	$(0.05)	$(0.10)	$(0.10)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account and the Trust Account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Updates (“ASU”) Topic No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU Topic 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU Topic 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU Topic 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU Topic 2020-06 effective as of January 06, 2021. The adoption of ASU Topic 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,875,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Direct Anchor Investors purchased an aggregate of 12,062,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $12,062,500, in a private placement. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. The Private Placement Warrants are identical to the Public Warrants underlying the Units to be sold in the Initial Public Offering, except as described in Note 8. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In January 2021, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In July 2021, the Sponsor forfeited 2,156,250 Founder Shares, resulting in the Sponsor holding 6,468,750 Founder Shares. In September 2021, the Company effected a stock dividend of 0.11111111 shares for each Founder Share outstanding, resulting in the Sponsor holding an aggregate number of 7,187,500 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option at the close of the Initial Public Offering, a total of 937,500 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

Commencing on September 14, 2021, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, the Company incurred and paid $120,000 and $30,000 in fees for these services, respectively.

Promissory Note — Related Party

On February 26, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of September 30, 2021 or the completion of the Initial Public Offering. The Company borrowed a total of $167,417 under the Promissory Note, which was repaid on September 20, 2021. Borrowings are no longer available under the Promissory Note.

NOTE 6. COMMITMENTS

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”).

If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there were no outstanding Working Capital Loans.

Convertible Note – related party

On December 15, 2022, the Company entered into a convertible promissory note with the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $100,000 (the “Convertible Note”). The Convertible Note is non-interest bearing and due on the earlier of March 17, 2023 and the date on which the Company consummates its initial business combination. If the Company completes a business combination, it would repay such additional loaned amounts, without interest, upon consummation of the business combination. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such additional loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $100,000 of such additional loans (if any) may be convertible into warrants, at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The issuance of the Convertible Promissory Note was approved by the board of directors and the audit committee on December 15, 2022. The conversion feature was reviewed under ASC 815 and noted no conditions that would require bifurcation of the conversion feature. As of December 31, 2022, there was $100,000 outstanding under the Convertible Note.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Registration Rights

On September 14, 2021, the Company entered into a registration rights agreement with respect to the Founder Shares, the Private Placement Warrants (and their underlying shares), and warrants (and their underlying shares) that may be issued upon conversion of Extension Loans and Working Capital Loans and the shares of Class A common stock issuable upon conversion of the Founder Shares. The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Extension Loans and Working Capital Loans (and in each case holders of their underlying shares, as applicable) will have registration rights to require the Company to register the sale of the securities held by them. The holders of the majority of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,062,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Entry Into a Material Agreement

Merger Agreement

On November 22, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales (“Zapp”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”).

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Zapp Business Combination”) pursuant to which, among other things, (i) Pubco, Zapp and certain shareholders of Zapp entered into an Investor Exchange and Support Agreement or Management Exchange and Support Agreement pursuant to which such shareholders will transfer their respective ordinary shares of Zapp to Pubco in exchange for ordinary shares of Pubco (“Pubco Common Shares”, and such exchange, the “Zapp Exchange”) and (ii) immediately following the Zapp Exchange, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the merger (the “Merger”) and each outstanding share of common stock of the Company (other than certain excluded shares) will convert into the right to receive one Pubco Common Share (collectively, the “Transactions”).

The proposed Zapp Business Combination is expected to be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions summarized below.

Consideration Paid to the Shareholders of Zapp

The consideration to be paid to the shareholders of Zapp, subject to certain adjustments in accordance with the Merger Agreement, will be equal to an aggregate of (i) 50,000,000 Pubco Common Shares plus (ii) a number of Pubco Common Shares equal to the amount of any convertible financing received by Zapp in excess of $20,000,000 in the aggregate and actually converted to ordinary common shares of Zapp in advance of the closing of the Transaction divided by the effective conversion price. With respect to clause (ii) the effective conversion price shall be equal to the dollar amount raised in such convertible financing divided by the number of ordinary shares deliverable to the investor in connection with such financing.

Consideration Paid to Zapp Stockholders – Effects of the Merger
At the effective time of the Merger (the “Effective Time”), each share of the Company’s Class A common stock and the Company’s Class B common stock, par value $0.0001 per share, will be cancelled and automatically deemed for all purposes to represent the right to receive one Pubco Common Share. At the Effective Time, each of the Company’s public warrants that are outstanding immediately prior to the Effective Time will, pursuant to and in accordance with the Warrant Agreement dated September 14, 2021 with respect to the Company’s warrants (the “Warrant Agreement”), automatically and irrevocably be modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of share(s) of the Company’s common stock set forth therein and in substitution thereof such warrant will entitle the holder thereof to acquire the same number of Pubco Common Shares per warrant on the same terms.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, formation and authority, (ii) authorization to enter into the Merger Agreement, (iii) capital structure, (iv) consents and approvals, (v) financial statements, (vi) liabilities, (vii) litigation, (viii) compliance with laws, (ix) material contracts, (x) employee matters, (xi) taxes, (xii) licenses and permits, (xiii) real estate, (xiv) environmental matters, (xv) absence of changes, (xvi) intellectual property and data privacy, (xvii) suppliers and (xviii) related party transactions. The representations and warranties of the parties contained in the Merger Agreement will terminate and be of no further force and effect as of the closing of the Transactions.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 28,750,000 shares issued and outstanding, including 28,750,000 shares of Class A common stock subject to possible redemption, which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 7,187,500 shares of Class B common stock issued and outstanding. As a result of the underwriters’ election to fully exercise their over-allotment option at the close of the Initial Public Offering, a total of 937,500 Founder Shares are no longer subject to forfeiture.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

Warrants — As of December 31, 2022 and 2021, there were 14,375,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants were issued upon separation of the Units and only whole warrants trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Shares of Class A Common Stock—Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (including the Private Placement Warrants):

•
in whole and not in part;
•
at a price of $0.10 per warrant, upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cash basis, prior to redemption and receive that number of shares of Class A common stock to be determined, based on the redemption date and the fair market value of the Company’s Class A common stock;
•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share and is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days (the “Reference Days”) within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) to be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

As of December 31, 2022 and 2021, there were 12,062,500 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and are non-redeemable.

NOTE 8. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets
Net operating loss carryforward	$—	$35,062
Startup/Organization Expenses	1,392,466	283,777
Unrealized gain/loss - Trust	(502,902)	—
Total deferred tax assets	889,564	318,839
Valuation allowance	(1,392,466)	(318,839)
Deferred tax assets, net of allowance	$(502,902)	$—

The income tax provision consists of the following:

	For the year ended	For the period from January 6, 2021 (inception) Through December 31,
	2022	2021
Federal
Current	$403,512	$—
Deferred	(570,725)	(318,839)

State
Current	—	—
Deferred	—	—
Change in valuation allowance	1,073,627	318,839
Income tax provision	$906,414	$—

As of December 31, 2022 and 2021, the Company had $0 and $166,960 of U.S. federal and state net operating loss carryovers available to offset future taxable income, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $1,073,627 and $318,839, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 are as follows:

	December 31,	December 31,
	2022	2021

Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in valuation allowance	(132.6)%	(21.0)%
Income tax provision	(112.0)%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2022, assets held in the Trust Account were comprised of $10,918 in cash and $295,875,332 in U.S. Treasury securities. At December 31, 2021, assets held in the Trust Account were comprised of $1,139 in cash and $291,841,643 in U.S. Treasury securities. During the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, the Company withdrew $639,657 and $0 of interest income from the Trust Account, respectively.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2022 and 2021 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain (loss)	Fair Value
December 31, 2022	U.S. Treasury Securities (Mature on 01/19/23)	1	$295,875,332	$122,344	$295,997,675
December 31, 2021	U.S. Treasury Securities (Mature on 04/21/22)	1	$291,841,643	$(8,860)	$291,832,783

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Amended Articles shall provide that every director (but not including the company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.

We also entered into indemnification agreements with our directors and officers, in the form filed as Exhibit 10.7 to this registration statement pursuant to which we agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, we maintain, and are obligated to establish and maintain for at least six years, standard and tail policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

•
On April 28, 2023, we issued 173,000 Ordinary Shares to SPAC Advisory Partners LLC in respect of their services relating to the Business Combination.
•
On July 31, 2023, we issued 2,432,186 Ordinary Shares to CFPA Holdings LLC-Zapp RS pursuant to the Forward Purchase Agreement for no additional consideration.
•
In February 2024, we sold an aggregate of 1,942,777 Ordinary Shares at an average price of $0.257 per Ordinary Share in connection with the PIPE.
•
On March 20, 2024, we issued a Promissory Note to Yorkville, which is convertible into Conversion Shares, subject to the terms of the Promissory Note and we expect to issue a second Promissory Note, subject to the same terms, on the second trading day after the effectiveness of this prospectus.

The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit No.	Description
2.1†

Agreement and Plan of Merger, dated as of November 22, 2022, by and among CIIG Capital Partners II, Inc., Zapp Electric Vehicles Limited, Zapp Electric Vehicles Group Limited, and Zapp Electric Vehicles, Inc. (incorporated by reference to Exhibit 2.1 to CIIG Capital Partners II, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on November 22, 2022).

3.1

Amended and Restated Memorandum and Articles of Association of Zapp Electric Vehicles Group Limited (incorporated by reference to Exhibit 1.1 to Zapp Electric Vehicles Limited’s Shell Company report on Form 20-F (File No. 001-41693), filed with the SEC on May 4, 2023).

4.1

Specimen Warrant Certificate of Zapp Electric Vehicles Group Limited (incorporated by reference to Exhibit E of Exhibit 2.1 to CIIG Capital Partners II, Inc. Form 8-K (File No. 001-40802) filed with the SEC on November 22, 2022).

4.2

Warrant Agreement, dated September 14, 2021, by and between CIIG Capital Partners II, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to CIIG Capital Partners II, Inc. Form 8-K (File No. 001-40802), filed with the SEC on September 17, 2021).

4.3

Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement, dated April 28, 2023, between CIIG Capital Partners II, Inc., Zapp Electric Vehicles Group Limited and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to Zapp Electric Vehicles, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on May 1, 2023).

5.1*	Opinion of the Company’s Chief Legal Officer as to the validity of the Company’s Ordinary Shares.
10.1

Private Placement Warrant Purchase Agreement, dated September 14, 2021, by and between CIIG Capital Partners II, Inc. and CIIG Management II LLC (incorporated by reference to Exhibit 10.5 to CIIG Capital Partners II, Inc. Form 8-K (File No. 001-40802), filed with the SEC on September 17, 2021).

10.2	Form of Investor Exchange and Support Agreement (incorporated by reference to Exhibit 10.1 to CIIG Capital Partners II, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on November 22, 2022).
10.3

Form of Management Exchange and Support Agreement (incorporated by reference to Exhibit 10.2 to CIIG Capital Partners II, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on November 22, 2022).

10.4

Amended and Restated Sponsor Agreement, dated as of November 22, 2022, by and among CIIG Capital Partners II, Inc., CIIG Management II LLC and the other parties thereto (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-4 (File No. 333-268857), filed with the SEC on March 13, 2023).

10.5

Registration Rights Agreement, dated April 28, 2023, by and between Zapp Electric Vehicles Group Limited, CIIG Management II LLC, and the other parties thereto (incorporated by reference to Exhibit 10.1 to Zapp Electric Vehicles, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on May 1, 2023).

10.6

Director Nomination Agreement, dated April 28, 2023, by and between Zapp Electric Vehicles Group Limited and Swin Chatsuwan (incorporated by reference to Exhibit 4.6 of the Company's Shell Company Report on Form 20-F (File No. 001-41693), filed with the SEC on May 4, 2023).

10.7

Form of Indemnification Agreement between Zapp Electric Vehicles Group Limited and each executive officer and director of Zapp Electric Vehicles Group Limited (incorporated by reference to Exhibit 4.7 of the Company's Shell Company Report on Form 20-F (File No. 001-41693), filed with the SEC on May 4, 2023).

10.8†

Nomination Letter, dated September 11, 2022, between Zapp Scooters (Thailand) Co., Ltd. and Summit Laemchabang Auto Body Work Co., Ltd (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4 (File No. 333-268857), filed with the SEC on March 13, 2023).

10.9

Novation, Assumption and Amendment Agreement, dated April 28, 2023, between Zapp Electric Vehicles Limited, Zapp Electric Vehicles Group Limited, Michael Joseph and CIIG Capital Partners II, Inc. (incorporated by reference to Exhibit 4.9 of the Company's Shell Company Report on Form 20-F (File No. 001-41693), filed with the SEC on May 4, 2023).

10.10	Form of Pubco Exchange Option Agreement (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-4 (File No. 333-268857), filed with the SEC on March 13, 2023).
10.11

Second Amended and Restated Subscription Agreement, dated September 14, 2021 by and among CIIG Capital Partners II, Inc., CIIG Management II LLC and HC NCBR Fund (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-4 (File No. 333-268857), filed with the SEC on March 13, 2023).

10.12

Second Amended and Restated Subscription Agreement, dated September 14, 2021 by and among CIIG Capital Partners II, Inc., CIIG Management II LLC and BlackRock Credit Alpha Master Fund L.P. (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4 (File No. 333-268857), filed with the SEC on March 13, 2023).

10.13	Form of Forward Purchase Agreement (incorporated by reference to Exhibit 10.1 to CIIG Capital Partners II, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on April 26, 2023).
10.14	Form of Promissory Note (incorporated by reference to Exhibit 10.1 to Zapp Electric Vehicles Group Limited’s Form 6-K (File No. 333-268857), furnished to the SEC on April 18, 2023).
10.15

Form of Amended and Restated Working Capital Promissory Note (incorporated by reference to Exhibit 10.4 to Zapp Electric Vehicles, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on May 1, 2023).

10.16

Amended and Restated Extension Promissory Note, dated April 27, 2023, by and between CIIG Capital Partners II, Inc. and CIIG Management II LLC (incorporated by reference to Exhibit 10.5 to Zapp Electric Vehicles, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on May 1, 2023).

10.17

Form of Amended and Restated BlackRock Extension Promissory Note (incorporated by reference to Exhibit 10.3 to Zapp Electric Vehicles, Inc.’s Form 8-K (File No. 001-40802), filed with the SEC on May 1, 2023).

10.18

Standby Equity Purchase Agreement, dated February 10, 2024, between Zapp Electric Vehicles Group Limited and YA II PN, Ltd., including the form of Promissory Note included therein (incorporated by reference to Exhibit 99.1 to Zapp Electric Vehicles Group Limited’s Form 6-K (File No. 001,41693), furnished to the SEC on February 14, 2024).

10.19

Registration Rights Agreement, dated February 10, 2024, by and between Zapp Electric Vehicles Group Limited. and YA II PN, Ltd. (incorporated by reference to Exhibit 99.2 to Zapp Electric Vehicles Group Limited’s Form 6-K (File No. 001,41693), furnished to the SEC on February 14, 2024).

21.1	List of Subsidiaries of Zapp Electric Vehicles Group Limited (incorporated by reference to Exhibit 8.1 to Zapp Electric Vehicles Group Limited’s Form 20-F filed with the SEC on February 26, 2024).
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of PKF Littlejohn LLP
23.3*	Consent of the Company’s Chief Legal Officer (included in Exhibit 5.1).
107*	Filing Fee Table.

* Filed herewith.

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request

(b) Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.
to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)
to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;
(5)
that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)
that, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bangkok, Thailand on March 25, 2024.

ZAPP ELECTRIC VEHICLES GROUP LIMITED
By:	/s/ Swin Chatsuwan
Name:	Swin Chatsuwan
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Swin Chatsuwan and David Sturgeon, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Swin Chatsuwan	Chief Executive Officer and Director	March 25, 2024
Swin Chatsuwan	(Principal Executive Officer)
/s/ David Sturgeon	Chief Financial Officer	March 25, 2024
David Sturgeon	(Principal Financial and Accounting Officer)
/s/ Jeremy North	President and Director	March 25, 2024
Jeremy North
/s/ Anthony Posawatz	Chairman of the Board	March 25, 2024
Anthony Posawatz
/s/ Kenneth West	Independent Director	March 25, 2024
Kenneth West
/s/ Patricia Wilber	Independent Director	March 25, 2024
Patricia Wilber
/s/ Patchara Rattakul	Independent Director	March 25, 2024
Patchara Rattakul
/s/ Edouard Meylan	Non-Executive Director	March 25, 2024
Edouard Meylan

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America has signed this registration statement on Form F-1 in Newark, Delaware, on March 25, 2024.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director